Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant
☒
Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
RESTAURANT BRANDS INTERNATIONAL INC.
RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP
(
Name
of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Restaurant Brands International Inc. 130 King Street West, Suite 300 Toronto, Ontario, Canada M5X 1E1 April 10, 2023

Dear Shareholder,

We invite you to attend Restaurant Brands International Inc.’s 2023 annual general and special meeting of shareholders (the “Meeting”) for the following purposes:

Elect ten directors specifically named in the management information circular and proxy statement that accompanies this Notice of Meeting (the “proxy statement”), each to serve until the close of the 2024 annual general meeting of shareholders (the “2024 Annual Meeting”) or until his or her successor is elected or appointed.

Approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

Appoint KPMG LLP as our auditors to serve until the close of the 2024 Annual Meeting and authorize our directors to fix the auditors’ remuneration.

Approve the 2023 Omnibus Incentive Plan

Consider shareholder proposals described in the accompanying proxy statement, if properly presented at the Meeting.

You will also be asked to transact any other business that may properly come before the Meeting. Only (1) holders of our common shares as of the close of business on the Record Date and (2) the trustee that holds our special voting share, are entitled to notice and to vote at the Meeting.

Proxies must be received no later than 12:00 p.m. (Eastern Time) on May 19, 2023 or, if the Meeting is adjourned or postponed, no later than 8:00 a.m. (Eastern Time) on the business day immediately preceding the reconvened Meeting day. The Chair of the Meeting has the discretion to accept proxies received from shareholders after such deadline (or to waive or extend the deadline) but may not waive the deadline for holders wishing to appoint another person to represent them at the Meeting.

Please read the enclosed proxy statement to learn more about the Meeting, our director nominees, and our executive compensation and governance practices. Thank you for your participation and we look forward to the Meeting.

Sincerely,

Jill Granat

General Counsel & Corporate Secretary

IT IS IMPORTANT THAT YOU CAREFULLY

READ THE PROXY STATEMENT AND VOTE

NOTICE OF 2023 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS (“Notice of Meeting”)

Meeting Date: May 23, 2023

Time: 8:00 a.m. (Eastern Time)

Location: 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1, Canada

Record Date: March 28, 2023

We expect to mail an Important Notice Regarding Internet Availability of Proxy Materials for the 2023 Annual General and Special Meeting of Shareholders on or about April 12, 2023.

We are providing access to the proxy statement and annual report via the Internet using the “notice and access” system. These materials are available on the website referenced in the Notice (www.envisionreports.com/ RBI2023).

To appoint a proxyholder other than one we designate (including beneficial holders wishing to appoint themselves), holders must follow the instructions in the proxy statement, including the additional step of registering the proxyholder with our transfer agent.

Notice of Annual Meeting of Shareholders and 2023 Proxy Statement	Restaurant Brands International

Restaurant Brands International Inc.

130 King Street West, Suite 300

Toronto, Ontario, Canada M5X 1E1

April 10, 2023

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

Management Information Circular and Proxy Statement for 2023 Annual General and Special Meeting of Shareholders

Restaurant Brands International Inc. (“RBI”) is making this management information circular and proxy statement (the “proxy statement”), including all schedules and appendices hereto, available to you in connection with the solicitation of proxies for use at the annual general and special meeting (the “Meeting”) of the shareholders of RBI to be held at 130 King Street West, Suite 300 Toronto, Ontario, Canada M5X 1E1 on May 23, 2023 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting. Shareholders and holders of Class B exchangeable partnership units (“Partnership exchangeable units”) of Restaurant Brands International Limited Partnership (“Partnership”) will have an equal opportunity to participate at the Meeting.

RBI is the sole general partner of Partnership. RBI’s common shares trade on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the ticker symbol “QSR”. As a result, RBI is subject to the applicable governance rules and listing standards of both the NYSE and TSX. The Partnership exchangeable units trade on the TSX under the ticker symbol “QSP”. Partnership is subject to the applicable governance rules and listing standards of the TSX to the extent not satisfied by RBI. In addition, each of RBI and Partnership is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief effectively allows Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. For more discussion of this exemptive relief and the disclosure required by such relief, please see Appendix B.

We expect that the solicitation of proxies will be by mail. We have retained MacKenzie Partners, Inc. for certain advisory and solicitation services at a fee of approximately $20,000. Proxies may also be solicited personally, by telephone, e-mail, Internet, facsimile, or other means of communication by officers, employees, and agents of RBI. The cost of solicitation will be borne by RBI.

We are providing access to this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2022 (collectively the “proxy materials”) via the Internet using the “notice and access” system. On or about April 12, 2023, we expect to begin mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) to all holders of record of common shares and Partnership exchangeable units as of March 28, 2023. We will also post the proxy materials on the website referenced in the Notice (www.envisionreports.com/RBI2023). In the case of beneficial owners of these securities, the Notice is being sent indirectly through such shareholders’ or unitholders’ brokers or other intermediaries. We intend to reimburse these brokers or other intermediaries for permitted fees and costs incurred by them in mailing the Notice to beneficial owners of securities.

As more fully described in the Notice, all holders of common shares and Partnership exchangeable units may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In this proxy statement, the words, “RBI”, “we”, “our”, “ours” and “us” refer to Restaurant Brands International Inc. Except as otherwise stated, the information contained herein is given as of April 10, 2023. Unless otherwise indicated, all references to “$” or “dollars” are to the currency of the United States and “Canadian dollars” or “C$” are to the currency of Canada.

The date of this proxy statement is April 10, 2023.

Restaurant Brands International

Executive Summary

EXECUTIVE SUMMARY

Company at a Glance

Restaurant Brands International is one of the largest quick service restaurant companies with approximately $35 billion in system-wide sales1 and approximately 30,000 restaurants in more than 100 countries as of December 31, 2022. We own four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES® and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees, and communities for decades.

At RBI, our core values are:

•	Dream Big: life is too short for small dreams

•	Ownership: you value things more when you own them

•	Meritocracy: your growth is based entirely on what you do and how you do it

•	Diversity: a wide range of voices and perspectives makes us stronger

•	Creativity/Innovation: find ways to do things differently to make them better

•	Authenticity: being a hard-working, good person

We are committed to growing the TIM HORTONS®, BURGER KING®, POPEYES® and FIREHOUSE SUBS® brands by leveraging these core values, employee and franchisee relationships, and our long track records of community support.

2022 Business Performance

	SYSTEM-WIDE SALES GROWTH[1]	COMPARABLE SALES[1]	NET RESTAURANT GROWTH[2]
TIM HORTONS®	13.7%	10.0%	5.8%
BURGER KING®	14.3%	9.7%	2.8%
POPEYES®	9.4%	1.4%	10.4%
FIREHOUSE SUBS®[3]	4.2%	0.6%	2.4%
CONSOLIDATED	13.4%	8.5%	4.3%

›	Total Revenues of $6,505 million

›	Net Income of $1,482 million.

›	Adjusted EBITDA[4] of $2,378 million.

[1]

System-wide sales growth and comparable sales are calculated on a constant currency basis, which means the results exclude the effect of foreign currency translation (“FX Impact”). For system-wide sales growth and comparable sales, we calculate the FX Impact by translating prior year results at current year monthly average exchange rates. Comparable sales refers to the percentage change in restaurant sales in one period from the same prior year period for restaurants that have been open for 13 months or longer for TH, BK and FHS and 17 months or longer for PLK. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation. System-wide sales growth and comparable sales are presented on a system-wide basis, which means they include sales at franchise restaurants and company restaurants. System-wide sales are driven by our franchise restaurants, as approximately 100% of system-wide restaurants are franchised. Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and advertising fund contributions are calculated based on a percentage of franchise sales.

[2]

Net restaurant growth refers to the net increase in restaurant count (openings, net of permanent closures) over a trailing twelve-month period, divided by the restaurant count at the beginning of the trailing twelve-month period.

[3]	For 2022, FHS system-wide sales growth, system-wide sales, comparable sales and net restaurant growth are for the period from December 27, 2021 through December 31, 2022.
[4]

This is a non-GAAP financial measure. Non-GAAP measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry or otherwise. For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see Appendix C of this proxy statement.

Restaurant Brands International	2023 Proxy Statement	|	Page i

Executive Summary

Shareholder Value Creation

›	Attained a Total Shareholder Return (TSR) of ~25% over a five-year period from December 31, 2017, to December 31, 2022.

Corporate Governance Highlights

✓	9 of 10 Director Nominees are independent under the NYSE and TSX listing standards

✓	Separate Executive Chair and CEO roles and a Lead Independent Director, with well-defined oversight responsibilities

✓	Each of our Board of Directors committees is comprised solely of independent directors

✓	All directors stand for election annually

✓	Average director tenure is <4 years with 3 new directors onboarded since the end of 2021

✓	Executive sessions of non-employee directors without management held at each regular meeting

✓	Robust Corporate Governance Guidelines

✓	Annual self-assessments for Board and Committees overseen by NCG Committee (as defined below)

✓	Majority voting for election of directors as provided in the Canada Business Corporations Act

✓

Culturally and geographically diverse mix of directors who live on three continents, and in 2021, our Board adopted a target of 30% women directors which we will meet upon the election of the director nominees at the 2023 Meeting

Page ii	|	2023 Proxy Statement	Restaurant Brands International

Executive Summary

Board Highlights

As shown on the following matrix, our director nominees bring a balance of skills, qualifications, and demographic backgrounds to their oversight of our company. This matrix reflects information received from each of our directors in their responses to our annual director questionnaire. At least annually, the NCG Committee evaluates and reports to our Board on the skills, qualifications, and demographic backgrounds desirable for our Board to best advance our business strategies and serve the interests of all our stakeholders.

Senior Leadership Experience	☑	☑	☑	☑	☑	☑		☑	☑	☑	9

Business Development / M&A Experience	☑	☑	☑	☑		☑	☑		☑	☑	8

Financial Experience	☑	☑	☑			☑	☑	☑	☑	☑	8

Global Experience	☑	☑	☑	☑		☑	☑		☑		7

Human Resource / Compensation Experience	☑	☑			☑		☑			☑	5

Franchise / Brand Marketing / Retail Experience	☑	☑	☑	☑		☑			☑	☑	7

Restaurant Industry / Operations Expertise	☑	☑	☑						☑	☑	5

Real Estate Experience			☑			☑	☑				3

Corporate Social Responsibility / Governance Experience		☑			☑						2

Digital / Technology Experience	☑		☑	☑			☑				4

Government / Regulatory Expertise										☑	1

Executive Chairman and Chief Executive Officer Transitions

In order to accelerate our growth, the Board of Directors appointed Patrick Doyle as Executive Chairman in November 2022 and as part of our ongoing succession planning process the Board appointed Joshua Kobza as our Chief Executive Officer effective March 1, 2023. As the former CEO of Domino’s Pizza, Mr. Doyle led one of the restaurant industry’s most successful transformations leading to the creation of $11B of shareholder value. Mr. Kobza has held increasingly senior roles with Restaurant Brands International over the last 11 years, most recently as Chief Operating Officer (2019-2023) and played a key role in the acquisitions of Tim Hortons in 2014, Popeyes in 2017 and Firehouse Subs in 2021.

Restaurant Brands International	2023 Proxy Statement	|	Page iii

Executive Summary

Compensation Highlights

What We Do	What We Don’t Do

Incentives aligned with performance and ownership culture to align with shareholder interests	No change-in-control excise tax gross-ups

Performance metrics support our growth strategy	No repricing of stock options

Incentive clawback policy	No single-trigger change-in-control acceleration

Substantial stock ownership guidelines, CEO at 12x base salary	No hedging or pledging of RBI equity by officers and employees

Annual say on pay advisory vote	No termination for good reason provisions

Our incentive plans and programs reinforce our culture of ownership, ensure alignment of executives’ and shareholders’ interests, and provide for a strong link between pay and performance.

›

For 2022, 94% of our CEO’s target total direct compensation and an average of 94% of each of our other named executive officers’ target total direct compensation was performance-based and/or equity-based.

›	Annual cash incentives are performance-based and are subject to achievement of our minimum financial goals for the calendar year.

›

We strive to create an ownership culture with performance-based long-term equity awards in addition to the bonus swap program. The bonus swap program provides equity awards to those executives who are willing to invest in the company through the purchase of shares at fair market value which are matched with restricted stock units that vest over time. The program encourages retention of those shares as the matching equity awards are forfeited if the purchased shares are sold prior to vesting of the awards.

Sustainability Highlights

We believe that the delicious, affordable, and convenient meals you love must also be sustainable, and in 2022, we continued to bring that vision to life. This past year we focused our efforts on executing against the sustainability strategy we have spent the past three years building, including:

•	our ambitious climate targets,

•	increasing our use of sustainable materials and reducing our guest-facing packaging overall,

•	providing guests with high-quality ingredients and

•	our expanded commitment to animal welfare.

Page iv	|	2023 Proxy Statement	Restaurant Brands International

Executive Summary

We also continued our work to build diversity. Our Audit Committee oversees our sustainability efforts and receives updates at least quarterly. See “Sustainability – Restaurant Brands for Good” on page 20, for more information.

Shareholder Engagement

We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis and also monitor developments in corporate governance and sustainability. During fiscal 2022 and early 2023, we reached out to our top shareholders representing approximately 45% of our outstanding common shares. Twelve shareholders representing 24% of our outstanding common shares agreed to meet with us to discuss a broad range of business strategy, executive compensation, governance, and sustainability topics. Information from these meetings was shared with our Board, which incorporated this input into its decision-making. See “Shareholder Engagement” on page 22, for more information.

Roadmap of Voting Items

Voting Item	Board Recommendation

Item 1. Election of Directors.

We are asking shareholders to vote on each director nominee to the Board. We believe that each of our director nominees possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success.

FOR

Item 2. Shareholder Advisory Vote to Approve Named Executive Officer Compensation.

We believe that compensation is an important tool to further our long-term goal of creating shareholder value. We are seeking approval of a non-binding advisory vote from our shareholders in favor of the compensation of our named executive officers as described in this proxy statement.

FOR

Item 3. Appointment of KPMG LLP as our auditors.

We are asking shareholders to vote on a proposal to appoint KPMG LLP as our independent auditors to serve until the close of the 2024 Annual Meeting and authorize our directors to fix the auditors’ remuneration.

FOR

Item 4. Approval of 2023 Omnibus Incentive Plan.

We are seeking approval of our 2023 Omnibus Incentive Plan to (i) provide RBI with additional flexibility to continue to attract, retain and motivate employees, (ii) utilize equity awards, including performance awards, to focus employees on the objective of creating shareholder value, (iii) promote the success of RBI, and (iv) further align the interests of RBI’s employees and non-employee directors with those of RBI shareholders.

FOR

Item 5-8. Shareholder Proposals	AGAINST

Restaurant Brands International	2023 Proxy Statement	|	Page v

Proposal 1 – Election of Directors	Page 2
Corporate Governance	Page 10
Compensation Discussion and Analysis	Page 32
Executive Compensation	Page 46
Proposal 2 – Advisory Vote on Executive Compensation	Page 55
Proposal 3 – Appointment of Independent Registered Public Accounting Firm	Page 56
Proposal 4 – Approve 2023 Omnibus Incentive Plan	Page 59
Proposal 5-8 – Shareholder Proposals described in this proxy statement, if properly presented at the Meeting	Page 69
Other Information Security Ownership Information Pay Versus Performance CEO Pay Ratio	Page 78
Questions and Answers About the Meeting and Voting	Page 84
Other Matters	Page 92
Appendix A – 2023 Omnibus Incentive Plan	A-1
Appendix B – Summary of the Terms of the Securities of RBI and Partnership	B-1
Appendix C – GAAP to Non-GAAP Reconciliations	C-1
Appendix D – Description of Incentive Plans	D-1

BUSINESS OF MEETING

DIRECTOR NOMINEES:

10 Nominees

Elected by

majority vote

SAY ON EXECUTIVE COMPENSATION:

Support our

pay for

performance

practices

APPOINTMENT OF AUDITORS:

Recommended by Board

Approved by Shareholders

2023 OMNIBUS PLAN

Recommended by Board

Approved by Shareholders

SHAREHOLDER PROPOSALS

Restaurant Brands International	2023 Proxy Statement	|	Page 1

Proposal 1 – Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our by-laws permit the Board of Directors (the “Board”) to determine the number of directors that constitute the Board, provided that the Board shall not consist of fewer than 3 or greater than 15 members. We currently have 12 members of the Board, however the Board has approved decreasing the number of directors to 10 effective immediately following the Meeting. In addition, our by-laws provide that at least 25% of the directors shall be resident Canadians, as required by the Canada Business Corporations Act (the “CBCA”).

Our Board consists of directors who have a diverse set of perspectives, backgrounds, and experiences. We believe a board of the proposed size and composition is appropriate and allows effective committee organization and the facilitation of efficient meetings and decision-making.

Our director nominees are: Messrs. Behring, de Limburg Stirum, Doyle, Hedayat, Lemann, Melbourne, and Schwartz, and Mses. Farjallat, Fribourg, and Sweeney. Messrs. Hedayat and Melbourne, and Ms. Sweeney are each a resident Canadian as defined by the CBCA.

Mr. Doyle joined RBI as Executive Chairman, an officer position, in November 2022. The Board believes that Mr. Doyle’s extensive experience in the quick service industry and the success that he had delivered at Domino’s Pizza positions him well to assist RBI in accelerating its growth, including through franchisee profitability initiatives. The agreement with RBI entered into at that time contemplated that he would join the Board in January 2023 as the Board’s Executive Chair. In January 2023, upon the recommendation of the Nominating and Corporate Governance Committee of our Board (“NCG Committee”), Mr. Doyle joined the Board.

Ms. Farjallat joined the Board in January 2023 on the recommendation of the NCG Committee. The NCG Committee reviewed several candidates recommended by our directors before it recommended, and the Board approved, adding Ms. Farjallat to the Board of Directors following former directors Messrs. Golden and Prato’s decisions to resign from the Board on December 31, 2022.

The NCG Committee recommended Ms. Fribourg to join the Board in connection with the change of the number and composition of the Board. Ms. Fribourg was recommended by our Board members.

As we discuss under “Corporate Governance—Board Independence” on page 13 of this proxy statement, our Board conducts an evaluation of the independence of each director and has determined that all of our director nominees, except Mr. Doyle, qualify as “independent” directors under the NYSE listing standards, the rules of the TSX and Canadian securities laws.

We believe that each of our director nominees possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our director nominees were nominated because each is of high ethical character, is highly accomplished in his or her field with superior credentials and recognition, has a sound personal and professional reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Further, it is our view that these director nominees complement each other as a group. Our director nominees appear on the following pages. Each director nominee’s principal occupation and other pertinent information about particular experience, qualifications, attributes, and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

In accordance with the CBCA, a nominee will be elected only if the number of votes cast in the nominee’s favour represents a majority of the votes cast for and against them, subject to certain exceptions. See “Corporate Governance—Election of Directors—Majority Voting” beginning page 14 of this proxy statement.

Page 2	|	2023 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Nominees For Director

Alexandre Behring
Independent Committees: Compensation (Chair) Nominating and Corporate Governance (Chair)

BUSINESS EXPERIENCE:

Mr. Behring has served on our Board since 2014, as Chair from December 2014 to January 2019 and as Co-Chair from January 2019 to January 2023. Mr. Behring is a Founding Partner and has been Managing Partner (now Co-Managing Partner) and a Board Member of 3G Capital Partners LP, a global investment firm (“3G Capital”), since 2004. Following the acquisition of Burger King Holdings, Inc. by 3G Capital, he served on the board of Burger King Worldwide, Inc. (“BKW”) and its predecessor as chairman from October 2010 until December 2014. Mr. Behring served as Chairman of the Kraft Heinz Company from July 2015, following Berkshire Hathaway and 3G Capital’s acquisition of H.J. Heinz Company in June 2013 and subsequent combination with Kraft Foods Group in July 2015, to May 2022. Since February 2022, he also serves as a director of Hunter Douglas Group, global leader in the window coverings industry. Mr. Behring also served as a director of Anheuser-Busch InBev, a global brewer, from March 2014 until March 2019.

Previously, Mr. Behring spent ten years at GP Investimentos, one of Latin America’s premier private-equity firms, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 until 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He also served as a director of ALL until December 2011. From July 2008 until May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company. Mr. Behring is 56 years old and resides in Rio de Janeiro, Brazil. At our 2022 annual meeting, he received 93% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Behring due to his experience in executive roles at private equity firms and as CEO for a large railroad and logistics company as well as his experience as Chair of the Board of RBI and its predecessor and the Kraft Heinz Company. In addition, the Board considered his knowledge of strategy and business development, finance, risk assessment, logistics and leadership development.

Restaurant Brands International	2023 Proxy Statement	|	Page 3

Proposal 1 – Election of Directors

Maximilien de Limburg Stirum
Independent Committees: Audit

BUSINESS EXPERIENCE:

Mr. de Limburg Stirum has served on our Board since June 2020. Mr. de Limburg Stirum has served as the Executive Chairman of Société Familiale d’Investissements (“SFI”), an investment holding company, since May 2012 and as Chief Executive Officer and a director of Denarius S.A., a private investment advisor to SFI. Prior to that he served as Chief Investment Officer of Compagnie Nationale a Portefeuille, an investment firm, from January 1995 to December 2011. Mr. de Limburg Stirum has served as a director on a number of privately held company boards, including Tikehau Capital Advisors, an asset management company, since April 2006, EPS, a company holding a significant investment in AB InBev, since June 2013 and Synatom, a nuclear energy company, since March 2021, on which he also serves on the audit committee. He previously served as a director and audit committee member of Forest and Biomass Holding from May 2015 to December 2018, of Quick Restaurants S.A., a quick service restaurant company in Belgium and of Groupe Flo, a restaurant company in France. Mr. de Limburg Stirum is 51 years old and resides in Brussels, Belgium. At our 2022 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. de Limburg Stirum due to his experience in executive roles at private investment firms and his experience in the quick service restaurant industry. In addition, the Board considered his global leadership experience in strategy and business development, finance, and leadership development as well as his insight into corporate governance, accounting, and mergers and acquisitions, with specific geographic expertise for Europe.

J. Patrick Doyle
Executive Chair Committees: None

BUSINESS EXPERIENCE:

Mr. Doyle has served as Executive Chair of our Board since January 2023 and was appointed Executive Chairman of RBI in November 2022. Most recently, he served as an executive partner focused on the consumer sector of the Carlyle Group, a global diversified investment firm from September 2019 through November 2022. Prior to that he served as the chief executive officer of Domino’s Pizza, from March 2010 to June 2018, having served as president from 2007 to 2010, as executive vice president of Domino’s Team USA from 2004 to 2007 and as executive vice president of Domino’s Pizza International from 1999 to 2004. Mr. Doyle has served on the board of directors of Best Buy Co., Inc. since November 2014 and has been the Chairman of Best Buy’s board since May 2020. Mr. Doyle earned his M.B.A. from The University of Chicago Booth School of Business, and his B.A. from The University of Michigan. Mr. Doyle is 59 years old and resides in Florida, United States.

QUALIFICATIONS

The Board nominated Mr. Doyle due to his experience as the former CEO of Domino’s Pizza. The Board also considered Mr. Doyle’s experience leading one of the restaurant industry’s most successful transformations by focusing on putting the guest experience first, franchisee profitability, and being the best at digital ordering and food quality. In addition, the Board considered his global leadership experience in strategy and business development, finance, and leadership development as well as his insight into brand marketing and mergers and acquisitions.

Page 4	|	2023 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Cristina Farjallat
Independent Committees: None

BUSINESS EXPERIENCE:

Ms. Farjallat has served on our Board since January 2023. Ms. Farjallat has served as regional sales director, mid-market Latin America for Facebook Brasil since March 2020. Prior to joining Facebook, Ms. Farjallat served as senior director of marketplace/chief marketing officer for Mercado Livre do Brasil, a marketplace and fintech company, from March 2017 through February 2020. She served as founder and chief executive officer of Tiena Indústria s Comércio de Cosméticos Ltda, a cosmetics company, from January 2009 to October 2016. Ms. Farjallat serves as an advisor to Americanas, a publicly-traded retail, online commerce and fintech company, since December 2021 and serves on its digital committee. From June 2021 to December 2021, she served as an independent board member of Lojas Americanas S.A., one of South America’s largest retailers. Ms. Farjallat earned her MBA from Harvard Business School and her bachelor’s degree from Universidade de São Paolo. Ms. Farjallat is 51 years old and resides in São Paolo, Brazil.

QUALIFICATIONS

The Board nominated Ms. Farjallat because of her experience in international executive leadership roles. In addition, the Board considered her knowledge of strategy, business development, marketing, and digital expertise.

Jordana Fribourg
Director Nominee

BUSINESS EXPERIENCE:

Ms. Fribourg serves as Chief Talent Officer, Board Observer at Continental Grain Company, an international agribusiness and investment company based in New York City, NY since March 2020. Prior to taking this role, she was a Senior Associate, Corporate Investment from 2017 to 2020 supporting various transactions, including M&A, Capital Markets, Venture Capital and Private Equity funds. From 2010 to 2012, Ms. Fribourg had co-founded Arte Sempre LLC, a streetwear branding company making art accessible through the medium of hand-made sustainable sportswear. She has served on the board of directors of Kona Ice since 2023, Woof Gang Bakery since 2020 and the Fribourg Family Foundation since 2019. She also had served as a director of Joyride Coffee Distributors from 2018 to 2019. Ms. Fribourg received her MBA from Columbia Business School and her B.A. from Brown University. Ms. Fribourg is 35 years old and resides in New York, United States.

QUALIFICATIONS

The Board nominated Ms. Fribourg due to her experience in a leadership role of an international agribusiness and investment company, and as a director of several private companies that are in the food and franchise industries. In addition, the Board considered her knowledge of talent management and selection, corporate investments, and corporate social responsibility and community involvement.

Restaurant Brands International	2023 Proxy Statement	|	Page 5

Proposal 1 – Election of Directors

Ali Hedayat
Independent Committees: Audit (Chair) Conflicts Nominating and Corporate Governance

BUSINESS EXPERIENCE:

Mr. Hedayat has served on our Board since July 2016. Mr. Hedayat is the founder and has been Managing Director of Maryana Capital, a financial firm in Toronto, Ontario, Canada, since March 2015. He previously cofounded Edoma Capital in London, a capital fund, where he worked from 2010 until December 2012, and was a partner at Indus Capital, a capital fund in London, from May 2013 until March 2015. Mr. Hedayat held progressively more senior roles at the Goldman Sachs Group from 1997 to 2010, including from 2005 to 2007 as Managing Director of the European Principal Strategies group and from 2007 to 2010 as Managing Director and Co-head of the Americas Principal Strategies group. Mr. Hedayat has served on the board of DRI Healthcare Trust, a TSX traded trust with a portfolio of pharmaceutical and biotechnology investments, since June 2020 and RMM Management, a public music royalty company, from August 2020 to July 2021. Mr. Hedayat previously served on the board and audit committee of U.S. Geothermal Inc., a renewable energy company, from February 2017 until March 2018 and, from May 2018 through July 2019, served on the board and governance and nomination committee of Crius Energy, an independent energy retailer in the United States. Mr. Hedayat is 48 years old and resides in Ontario, Canada. At our 2022 annual meeting, he received 96% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Hedayat because of his significant experience in investment banking and outside board service. In addition, the Board considered his international experience as well as his knowledge of finance, mergers and acquisitions and corporate governance.

Marc Lemann
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Lemann has served on our board since June 2021. Mr. Lemann is an investor and entrepreneur with a broad range of business and investment experience. Since December 2017 when he co-founded Growth Interface Fund, a long-only public equities fund, Mr. Lemann has served as a member of the general partner and director of the fund. Since February 2016, when he co-founded Go4it Capital, a venture capital firm that has invested in sports technology, digital media, health and well-being ventures globally, Mr. Lemann has served as a director. Prior to that, from October 2015, Mr. Lemann co-founded Go4it Esportes e Entretenimento S.A., a sports agency and business incubator in Brazil. Since April 2022, Mr. Lemann has served as a member of the board of directors of São Carlos Empreendimentos e Participações S.A., a commercial real estate investment and management company in Brazil that is publicly-held and listed on the Brazilian stock exchange, and was previously an alternate board member from April 2020 to April 2022. In addition, Mr. Lemann also serves on the boards of directors of various private investment holding companies and foundations. Mr. Lemann graduated from Columbia University with a Bachelor of Arts majoring in economics. Mr. Lemann is 31 years old and resides in Switzerland. At our 2022 annual meeting, he received 99% votes in favor of his election.

QUALIFICATIONS

The Board nominated Mr. Lemann due to his business, investment and merger and acquisition knowledge, including his experience in digital technology, venture financing, and real estate.

Page 6	|	2023 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Jason Melbourne
Independent Committees: Audit

BUSINESS EXPERIENCE:

Mr. Melbourne has served on our board since September 2020. Mr. Melbourne is the Global Head of Distribution at Canaccord Genuity since October 2020 and is also a member of its global operating committee. He previously served as Global Head of Canadian Equities from May 2010 to October 2020 and as Principal, Sales & Trading for Genuity Capital Markets beginning in January 2005. Prior to his time at Canaccord Genuity, he was Director of Sales and Trading at CIBC World Markets from June 2001 to January 2005. Mr. Melbourne currently serves on the board of directors at Lay-Up, a youth basketball foundation that strives to empower youth with the confidence and life skills to become the community leaders of tomorrow since March 2018, and Huron College – University of Western Ontario since September 2021. From November 2019 to March 2021, he served on the board of directors of the Ontario Lottery and Gaming Corporation, an agency that develops world-class gaming entertainment in the Province of Ontario. Mr. Melbourne is 51 years old and resides in Ontario, Canada. At our 2022 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Melbourne due to his experience in executive roles at a large financial services company. In addition, the Board considered his knowledge of finance and capital markets as well as his knowledge of the Canadian market.

Daniel S. Schwartz
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Schwartz has served on our Board since December 2014 and as Co-Chair of our Board from January 2019 to January 2023. Mr. Schwartz served as the Chief Executive Officer of RBI and its predecessor BKW from June 2013 until January 2019 and as Executive Chairman from January 2019 through June 2019. Mr. Schwartz joined Burger King Holdings, Inc. the predecessor to BKW in October 2010 as Executive Vice President, Deputy Chief Financial Officer. From January 2011 until March 2013, he served as Chief Financial Officer of BKW and from March 2013 until June 2013, he served as Chief Operating Officer. Mr. Schwartz is co-Managing Partner of 3G Capital, a global investment firm. Since February 2022, he also serves as a director of privately held Hunter Douglas Group, global leader in the window coverings industry. From 2012 until February 2015, Mr. Schwartz served as a director of Carrols Restaurant Group, Inc., RBI’s largest Burger King franchisee in the United States. Mr. Schwartz is 42 years old and resides in Florida, United States. At our 2022 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Schwartz because of his experience as the CEO and Executive Chairman of RBI and its predecessors. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.

Restaurant Brands International	2023 Proxy Statement	|	Page 7

Proposal 1 – Election of Directors

Thecla Sweeney
Independent Committees: None

BUSINESS EXPERIENCE:

Ms. Sweeney has served on our Board since January 2022. Ms. Sweeney is a partner and co-founder of Alphi Capital Inc., a private investment firm formed in August 2022. Prior to founding Alphi, Ms. Sweeney was a member of the investment team from 2004 to 2022 at Birch Hill Equity Partners, a leading Canadian mid-market private equity firm focused on investments in the consumer, healthcare and telecom industries. In the 12 years that Ms. Sweeney was a partner at Birch Hill, she spent the last four as an Operating Partner and Executive Chair and Chief Executive Officer for Motion LP, a privately-held provider of complex mobility and accessibility solutions in Canada. Prior to joining Birch Hill, Ms. Sweeney worked on the start-up of Porter Airlines, was a consultant at Bain & Company and spent three years in the Chairman’s Office of George Weston Limited. Since March 2023, she has served on the board of Dollarama Inc., a publicly-traded Canadian value retailer. She served on the board of directors of Motion LP from 2014 to January 2023. From 2010 to April 2022, she served on the board of Mastermind LP, a privately- held specialty toy retailer and from 2019 to July 2022 she served on the board of FlexNetworks LP, a privately-held telecom business. From 2012 to 2017, she served on the board of Sleep Country Canada, a specialty retailer of mattresses and accessories. Ms. Sweeney is 51 years old and resides in Ontario, Canada. At our 2022 annual meeting, she received 99% votes in favor of her re-election.

QUALIFICATIONS

The Board nominated Ms. Sweeney due to her experience as a CEO and as a director of multiple companies in various industries and as a consultant. In addition, the Board considered her knowledge of retail, operations, strategy and business development, and finance.

If elected, each of the aforementioned nominees has consented to serve as directors and hold office until the close of the 2024 Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

Recommendation of the Board

The Board recommends a vote “FOR” each of the director nominees.

Page 8	|	2023 Proxy Statement	Restaurant Brands International

In this section, you can read about

Governance Guidelines	Page 10
Board Leadership Structure	Page 11
Meetings	Page 12
Board Independence	Page 13
Director Term Limits and Director Tenure	Page 13
Election of Directors - Majority Voting	Page 14
Director Orientation and Continuing Education	Page 14
Annual Evaluation Process	Page 14
Board Committees	Page 14
Executive Officer Diversity	Page 19
Risk Management	Page 19
Sustainability-Restaurant Brands for Good	Page 20
Shareholder Engagement	Page 22
Communication with our Board	Page 24
Compensation Committee Interlocks and Insider Participation	Page 24
Code of Ethics/Conduct	Page 24
Related Party Transaction Policy	Page 25
Certain Relationships and Related Transactions	Page 25
Director Compensation	Page 26
Executive Officers	Page 28

CORPORATE

GOVERNANCE

MAJORITY INDEPENDENT BOARD

Elected by

majority vote

Annual performance

self-evaluations

Restaurant Brands International	2023 Proxy Statement	|	Page 9

Corporate Governance

CORPORATE GOVERNANCE

Governance Guidelines

Our Board supervises and directs the management of our business and affairs and believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders.

The Restaurant Brands International Inc. Board of Directors Corporate Governance Guidelines, as amended (the “Governance Guidelines”) provide a framework for corporate governance in accordance with applicable Canadian and U.S. securities laws, the NYSE listing standards, the TSX rules, the requirements under the CBCA and our organizational documents.

Highlights of our Governance Guidelines are described below:

›	A majority of members of the Board must be independent as defined by the NYSE and TSX listing standards and applicable U.S. and Canadian securities laws.

›

Our board strives for a balance of diverse characteristics among directors in terms of their race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The Board previously set a target to have women comprise at minimum 30% of its members by our 2024 Annual Meeting and will meet that target at the Meeting based on election of the directors named herein.

›

The committees of the Board are the Audit Committee, the Compensation Committee, the NCG Committee and the Conflicts Committee. The Board may create and maintain other committees from time to time. Committee membership assignments are determined by the Board, on recommendation of the NCG Committee, taking account of our needs, individual attributes, and other relevant factors.

›

Each director serving on the Audit Committee will be an independent director as determined in accordance with the listing standards of the NYSE and TSX and applicable securities laws and each director serving on the Conflicts Committee will be an independent director as defined under the partnership agreement.

›	Executive sessions or meetings of non-employee directors without management present will be held as part of each regularly scheduled Board meeting.

›

A director may not accept a position on the board or audit committee of any other public company without first reviewing the matter with the Executive Chair of the Board, subject to limitations on the number of other public boards as set forth in our Governance Guidelines.

›	Director orientation programs are provided to all new directors either prior to or within a reasonable period of time after their nomination or election to the Board.

›	The Board, with the assistance of the NCG Committee, will conduct an annual performance self-evaluation of the full Board to determine whether the Board and its committees are functioning effectively.

›	The NCG Committee oversees and evaluates the Board’s performance and its compliance with our Governance Guidelines and other corporate governance regulations and principles.

The NCG Committee monitors compliance with the Governance Guidelines. In addition, the NCG Committee periodically reviews our Governance Guidelines, and, if appropriate, will recommend changes to the Board. The full text of our Governance Guidelines is available in the “Investors—Corporate Governance” section of our website at www.rbi.com, as well as under the RBI issuer profile on SEDAR at www.sedar.com, and is incorporated herein by reference. No other information on our website or any other website referenced in this document is incorporated into this proxy statement, and such information should not be considered part of this proxy statement. Any request for a copy of the Governance Guidelines may be directed to Restaurant Brands International Inc., 130 King Street West, Suite 300, P.O. Box 339, Toronto, Ontario Canada M5X 1E1, Attention: Corporate Secretary. Upon receipt of a request, a copy will be provided free of charge.

Page 10	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

Board Leadership Structure

Our Board has an Executive Chair, Patrick Doyle, as well as a Lead Independent Director, currently Paul J. Fribourg. Mr. Doyle has served as Executive Chair of our Board since January 2023 and was appointed Executive Chairman of RBI, an officer position, in November 2022. Mr. Fribourg has served as Lead Independent Director since October 2020 and will be succeeded by Ali Hedayat following the Meeting. Their distinct primary responsibilities are described below.

Our governing documents provide us with the flexibility to determine the appropriate leadership structure that is in the best interests of RBI. Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Executive Chair of the Board and Chief Executive Officer as the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Executive Chair and CEO in any way that it deems in the best interests of RBI at a given point in time. While our Board has not developed written position descriptions for these positions or the Chairs of our committees, our Governance Guidelines and the charter of each committee sets forth the role of the relevant Chair. At the present time, the positions of Executive Chair of the Board and CEO are filled by different individuals and our CEO does not sit on the Board. Under the authority and overall direction and supervision of the Board, the CEO is responsible for the general management of the business and affairs of RBI, with the objective of enhancing long-term shareholder value. The Executive Chair of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership, and encouraging open communications.

Given the particular experience of Messrs. Doyle and Kobza, the Board believes this leadership structure is appropriate at this time because it separates the leadership of the Board from the duties of day-to-day leadership of the company. This structure permits Mr. Kobza to primarily focus his time and attention on the business, while Mr. Doyle directs his attention to the broad strategic issues considered by the Board, and they work together to focus on creating long-term shareholder value. We believe that the current separation of roles provides effective monitoring and objective evaluation of the CEO’s performance and supports Mr. Kobza in his new role. However, we may consider combining the roles in the future to the extent the circumstances at the time warrant combining the functions into a single experienced leader. We routinely engage with our shareholders on a variety of matters and may, as part of our outreach efforts, seek input regarding governance matters, including the Board’s leadership structure. If our Board decided to combine the Executive Chair and CEO roles, we would promptly advise our shareholders.

Mr. Doyle is a well-known quick service restaurant veteran having led one of the industry’s most successful transformations as CEO & President of Domino’s Pizza, creating approximately $11B of shareholder value from 2010 to 2018. Mr. Doyle joined RBI as Executive Chairman in order to help unlock exceptional growth potential and drive shareholder returns, working alongside the strong leadership team we have built over the past few years. Specifically, Mr. Doyle will partner with Mr. Kobza, who became CEO on March 1, 2023 as part of our ongoing succession planning processes, to guide our strategic future given Mr. Doyle’s experience and success in the industry. Following his appointment, Mr. Doyle formally agreed to make RBI his primary focus and commitment for at least two years. In Mr. Doyle’s role, he will work closely with the CEO, senior leadership team and Board of Directors.

Mr. Doyle’s primary responsibilities as Executive Chairman include:

•	regular engagement with the CEO to review business issues, results, strategy and key projects

•	focus on big growth unlocks, franchisee success, investor and media engagement

•	lead strategic discussions at full meetings of the Board

•	participation in offsite business reviews and annual senior leadership meetings

•	market visits on a regular cadence with members of senior management

Per our agreement with Mr. Doyle, during his service as independent Chairman of Best Buy, he is not permitted to serve as Chairman at any additional public company. He has also committed to not serve as CEO of another company during his time at RBI, except for a private company in which he is invested and in such case on an emergency interim basis for no more than six months.

Restaurant Brands International	2023 Proxy Statement	|	Page 11

Corporate Governance

The primary responsibilities of our Lead Independent Director include:

•	presiding at Board meetings at which the Executive Chair is not present; including executive sessions of independent directors;

•	serving as a liaison between the Executive Chair and the independent directors;

•	previewing information provided to the Board and approving meeting agendas, which may include consideration of risk matters;

•	calling meetings of independent directors; and

•	being available to represent the board in communications with shareholders and other stakeholders.

The Chair of each committee also has a specific role on the Board and is responsible for setting the frequency and length of the meetings, setting meeting agendas consistent with the committee’s charter, and reporting on the activities of that committee to the full Board on a periodic basis.

Our Board has not developed a written position description for our CEO. Our Board and CEO develop, on an annual basis, corporate goals and objectives and parameters within which the CEO operates our business. Our Board and CEO also establish annual performance goals to measure the CEO’s individual achievement for purposes of our annual bonus program. The Compensation Committee of the Board is also responsible for annually evaluating the CEO against these objectives. For a further discussion of the corporate goals and objectives and the measures by which our CEO is evaluated, please see our Compensation Discussion & Analysis (“CD&A”) beginning on page 32 of this proxy statement.

Meetings

During 2022, the Board held a total of four meetings. Each incumbent director attended during 2022 at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings of each committee on which he or she served, in each case during the director’s term on the Board or such committee. The specific number of Board and committee meetings attended in 2022 by each of our incumbent directors was as follows:

Director	Board Meetings Attended	AC Meetings Attended	CC Meetings Attended	NCG Meetings Attended	OSC Meetings Attended
Alexandre Behring	4/4		3/3	3/3
João Castro-Neves	4/4
Maximilien de Limburg Stirum	4/4	6/6
Paul J. Fribourg	4/4		3/3	3/3
Neil Golden	4/4				5/5
Ali Hedayat	4/4	6/6		3/3
Golnar Khosrowshahi	4/4		3/3
Marc Lemann	4/4
Jason Melbourne	4/4	6/6
Giovanni (John) Prato	4/4
Daniel S. Schwartz	4/4
Thecla Sweeney	4/4

*	Mr. Doyle and Ms. Farjallat are not included in the table above as they joined the Board in January 2023. The Operations and Strategy Committee was dissolved in January 2023.

In accordance with our Governance Guidelines, the Executive Chair of the Board will generally determine the frequency and length of Board meetings and will set the agenda for each Board meeting, with the input of the Lead Independent Director. Board members are encouraged to suggest the inclusion of additional items on an agenda, and any director may request that an item be placed on an agenda. Board meetings are generally held pursuant to a pre-determined schedule, with additional meetings scheduled as necessary.

Page 12	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

During 2022, Mr. Behring presided over the executive sessions of the Board. In 2022, the Board met in executive session four times. Additionally, the Lead Independent Director presides over sessions of independent directors that are not affiliated with 3G Capital. One such meeting was held in 2022.

We encourage all directors to attend the annual meetings of our shareholders, however, none of our directors attended our 2022 annual meeting.

Board Independence

It is the policy of the Board that a majority of directors must (i) be independent with no direct or indirect material relationship or business conflict with RBI and (ii) otherwise meet the definition of an “independent” director under U.S. and Canadian securities laws and listing standards of the NYSE and the TSX. Our Board has affirmatively determined that the following nominees and former directors have, or while a director had, no material relationship with RBI and otherwise qualify, or while a director qualified, as independent based on the foregoing criteria: Messrs. Behring, Castro-Neves, de Limburg Stirum, Fribourg, Golden, Hedayat, Lemann, Melbourne, Prato, and Schwartz, and Mses. Farjallat, Fribourg, Khosrowshahi and Sweeney.

Under the NYSE listing standards, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination.

National Instrument 58-201—Corporate Governance Guidelines (“NI 58-201”), provides guidance on corporate governance practices with respect to director independence, which reflect best practices established by the Canadian Securities Administrators (the “CSA”), but are not intended to be prescriptive. Such best practices provide, among other things, that: (i) a company’s board of directors should have a majority of independent directors; (ii) the chair of the board should be an independent director; (iii) the board should appoint a nominating committee composed entirely of independent directors; and (iv) the board should appoint a compensation committee composed entirely of independent directors. Determinations in respect of “independence” for these purposes are similar to the requirements under the NYSE listing standards.

In conducting its evaluations of Messrs. Behring, Castro-Neves and Schwartz, the Board considered their affiliation with 3G Capital and with 3G Restaurant Brands Holdings General Partner Ltd., which currently controls over 90% of the outstanding Partnership exchangeable units, representing approximately 28.9% of the combined voting interest in RBI. Additionally, in conducting its evaluation of Mr. Schwartz, the Board considered his role as the former CEO of RBI and its predecessor BKW, noting that it has been four years since his departure from the role of CEO. In conducting its evaluation of Mr. Lemann, the Board considered his father’s relationship with 3G Capital, noting that Mr. Lemann does not have any voting or other arrangement with his father or such 3G entities.

Director Term Limits and Director Tenure

All directors are elected at the annual meeting of our shareholders for a term of one year. The Board does not believe it should expressly limit a director’s tenure on the Board or set an arbitrary retirement age policy. RBI values the contribution of directors who over time have developed greater insight into our company and operations and therefore provide an increasing contribution to the Board as a whole as well as the new perspectives of directors who more recently joined the Board. As an alternative to term limits or a retirement policy, prior to recommending to the Board that one or more current directors be submitted to the shareholders for re-election, the NCG Committee reviews the performance of each director potentially standing for election or re-election, and makes appropriate recommendations to the Board concerning that director’s candidacy.

Overall, the average tenure of the nominees to our Board is less than 4 years, with four directors joining since the beginning of 2021, five directors with less than 3 years tenure, two directors with 3 to 6 years tenure and three directors with more than six years tenure on our Board.

Restaurant Brands International	2023 Proxy Statement	|	Page 13

Corporate Governance

Election of Directors—Majority Voting

There are 10 positions available on the board for a one-year term ending at the next annual meeting of shareholders and 10 nominees listed in this circular. Shareholders can vote FOR or AGAINST each individual nominee.

Under the new majority voting requirements under the CBCA, if there is only one nominee for each position available on the board, a nominee will be elected only if the number of votes cast in the nominee’s favour represents a majority of the votes cast for and against them, subject to certain exceptions described below. If there are more nominees than positions available on the board, the nominees receiving the highest number of votes FOR will be elected until all such positions have been filled.

If a nominee that is an incumbent director does not receive a majority of votes in their favor and positions remain available on the board, the nominee will be permitted to remain as a director until the earlier of the 90th day after the day of the election and the day on which their successor is appointed or elected. In addition, elected directors may also reappoint such an incumbent director even if they do not receive majority support in the most recent election in certain instances specified in the CBCA.

Director Orientation and Continuing Education

We provide access to appropriate orientation programs, sessions, or materials for new members of the Board for their benefit generally within a reasonable period of time after their election to the Board. We provided orientation sessions for Ms. Sweeney, who joined the board in 2022, and Mr. Doyle and Ms. Farjallat, who joined the Board in 2023. These orientation sessions included written materials and presentations by various members of senior management regarding our businesses, strategic plans, and policies. We and our Board encourage, but do not require, directors to participate in outside continuing education programs; for example, Mr. Lemann attended a seminar on Making Corporate Boards More Effective in November 2022.

Annual Evaluation Process

Our Board undertakes an annual evaluation process for the Board and each Committee that is overseen by the NCG Committee. This process includes feedback to determine how each Committee and the Board is functioning, including whether each contains the appropriate mix of members, skills, experience, and other characteristics. Additionally, the evaluation requests that directors specifically identify ways the Board and the Committees could improve effectiveness and functioning. The results of these assessments are reviewed by the entire Board. Additionally, the Board and the committees annually review the Corporate Governance Guidelines, committee charters and other policies for relevant updates.

Board Committees

The Board has three standing committees—the Audit Committee, the Compensation Committee, the NCG Committee, as well as the Conflicts Committee. Each of the existing committees operates under a written charter. These charters set forth the responsibilities of each committee and are available in the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary.

In connection with the appointment of Mr. Doyle and Mr. Golden’s retirement from the Board, the Board dissolved the Operations and Strategy Committee. The Operations and Strategy Committee was created because of Mr. Golden’s extensive experience and knowledge in the quick service restaurant industry. Upon Mr. Golden’s retirement from the Board, the responsibilities of the Operations and Strategy Committee were assumed by the Executive Chair, Mr. Doyle. The Board determined that, in light of Mr. Doyle’s extensive experience in the quick service restaurant industry and his tenure at Domino’s Pizza, Mr. Doyle was well positioned to provide the level of oversight required of the Operations and Strategy Committee for the Board.

Set forth below is a description of the responsibilities of each of our current Board committees and its current membership.

Page 14	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

Audit Committee

Audit Committee Members	Audit Committee Functions
• Ali Hedayat (Chair) • Maximilien de Limburg Stirum • Jason Melbourne

›  Oversee the quality and integrity of our consolidated financial statements and related disclosures;

›  Oversee the qualifications, independence and performance of our independent auditor;

›  Oversee the performance of our internal audit function;

›  Oversee our systems of disclosure controls and procedures, and internal control over financial reporting;

›  Oversee our compliance with all legal and regulatory requirements and our compliance program;

›  Oversee risk assessment and risk management, including with respect to risks related to tax strategy, cash investing strategy, cybersecurity, data privacy and sustainability;

›  Review and discuss with management workforce practices and risks that affect the brands and operations;

›  Review and approve the Audit Committee report that is required by the SEC to be included in our annual proxy statement; and

›  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

Directors serving on our Audit Committee may not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee.

The Board has determined that each member of the Audit Committee meets the independence requirements and is financially literate according to the NYSE listing standards and Canadian securities laws and that each member of the Audit Committee meets the enhanced independence standards for audit committee members required by the SEC. In 2022, the Board determined that Mr. Hedayat is qualified as an audit committee financial expert within the meaning of SEC rules and has accounting and related financial management expertise within the meaning of the NYSE listing standards. For more information regarding the business experience of Mr. Hedayat, see his biography under “Proposal 1—Election of Directors.”

The discussion leader for executive sessions of the Audit Committee is generally Mr. Hedayat, the chair of the Audit Committee.

Compensation Committee

Compensation Committee Members	Compensation Committee Functions
• Alexandre Behring (Chair) • Paul J. Fribourg • Golnar Khosrowshahi

›  Oversee and set our compensation and benefits policies generally;

›  Evaluate the performance of our CEO and the employees who report directly to the CEO (the “CEO Direct Reports”);

›  Oversee and set compensation for the CEO, the CEO Direct Reports and the members of the Board;

›  Administer equity compensation plans and stock ownership policies; and

›  Review our management succession plan.

Restaurant Brands International	2023 Proxy Statement	|	Page 15

Corporate Governance

The Compensation Committee establishes, reviews, and approves executive compensation based on, among other factors, an evaluation of the performance of the CEO and CEO Direct Reports in light of corporate goals and objectives relevant to executive compensation, including annual performance objectives, and makes recommendations to the Board with respect to the CEO’s compensation.

The Compensation Committee annually reviews succession planning for the CEO and CEO Direct Reports. This involves reviewing potential internal candidates for each of these roles, noting those that are ready in the short term and those that require additional development. The Board provides opportunities for directors to get to know employees who have been identified as succession candidates by inviting them to make presentations to the Board. For further details on executive compensation, see the CD&A, beginning on page 32 of this proxy statement.

Non-management director compensation is determined by the Board, upon recommendation of the Compensation Committee, taking into account general and specific demands of Board and committee service, Company performance, comparisons with other organizations of similar size and complexity, competitive factors, other forms of compensation received by directors, if any, and other factors which it deems relevant, all with the intent of aligning directors’ interests with the long-term interests of our shareholders. Other than Mr. Doyle, there are currently no management directors serving on the Board. For more details on director compensation, see the discussion under the heading “Director Compensation” below on page 26.

Pursuant to its charter, the Compensation Committee may delegate to one or more officers of RBI the authority to make grants and awards of stock rights or options to any persons other than the CEO, any CEO Direct Report, and any person covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee has delegated this authority to the CEO. In addition, as permitted under applicable law and the NYSE listing standards, the Compensation Committee may delegate its authority to one or more subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of RBI.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of executive officer compensation, including such compensation consultant’s fees and other retention terms. The Compensation Committee engaged F.W. Cook to consult on the structure of the Executive Chair’s compensation package.

The Board has determined that each member of the Compensation Committee (i) meets the independence requirements of the NYSE listing standards, including the heightened independence requirements specific to compensation committee members and (ii) meets the requirements of a non-employee director under the Exchange Act. The Board has appointed each of Mr. Melbourne and Ms. Farjallat, subject to his or her election at the Meeting, to replace Mr. Fribourg and Ms. Khosrowshahi on the Compensation Committee, such appointment to be effective following the Meeting.

Our Board believes that the Compensation Committee charter outlines an objective process for determining executive compensation based on objective criteria such as evaluating the performance of our executive officers in light of defined performance objectives. The discussion leader for executive sessions of the Compensation Committee is generally Mr. Behring, the chair of the Committee.

Page 16	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

Nominating and Corporate Governance Committee

NCG Committee Members	NCG Committee Functions
• Alexandre Behring (Chair) • Paul J. Fribourg • Ali Hedayat

›  Identify individuals qualified to serve as members of the Board and recommend to the Board proposed nominees;

›  Advise the Board with respect to its composition, governance practices and procedures;

›  Review and monitor criteria for the selection of new directors and nominees for vacancies on the Board, including procedures for reviewing potential nominees proposed by shareholders;

›  Establish, monitor and recommend to the Board changes to the various committees and the qualifications and criteria for membership on each committee;

›  Recommend to the Board directors to serve on each standing committee and assist the Board in evaluating independence of those directors;

›  Recommend to the Board any action to be taken in connection with director resignations;

›  Oversee and evaluate the Board’s performance and our compliance with corporate governance regulations, guidelines and principles; and

›  Periodically review and recommend changes to our Governance Guidelines, articles of incorporation and by-laws as they relate to corporate governance issues.

The Board is responsible for selecting and nominating directors for election, acting on the recommendation of the NCG Committee, and giving attention to the following qualifications and criteria:

›	High personal and professional ethics, integrity, practical wisdom and mature judgment;

›	Board training or prior public company board service, and/or senior executive experience in business, government, or education;

›	Expertise and skills that are useful to RBI and complementary to the background and experience of other Board members, as determined by the Board from time-to-time;

›

Diversity and balance among directors in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, corporate environment (including different stakeholders in the quick service restaurant industry and the broader restaurant industry), accounting, finance, international, marketing, human resources, and legal services; and the target that 30% of directors are women by our 2024 Annual General Meeting;

›	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

›	Commitment to serve on the Board over a period of several years to develop knowledge about RBI and its operations and provide continuity of Board members;

›	Willingness to represent our best interests and objectively appraise management’s performance;

›	Tenure with the Board, past contributions to the Board, and/or whether advanced age may impact the expected continued capacity to serve as a director; and

›	Anticipated future needs of the Board.

Restaurant Brands International	2023 Proxy Statement	|	Page 17

Corporate Governance

Director Qualifications and Nomination

The NCG Committee believes that the Board should possess a broad range of skills, knowledge, business experience, and diversity of backgrounds that provides effective oversight of our business. In connection with the selection of any new director nominee, the NCG Committee will assess the skills and experience of the Board, as a whole, and of each of the individual directors. The NCG Committee will then seek to identify those qualifications and experience sought in any new candidate that will maintain a balance of knowledge, experience and capabilities on the Board and produce an effective Board.

Selection of candidates is based on, first, the needs of RBI, and second, identification of persons responsive to those needs. Although we do not have a formal, written policy relating to the identification and nomination of directors who are women, Aboriginal peoples, persons with disabilities or members of visible minorities, the NCG Committee seeks a diverse group of director candidates, including diversity with respect to race and gender. The NCG Committee believes that its goal is to assemble the best Board possible that will bring to us a variety of perspectives and skills derived from high quality business and professional experience. There are no specific, minimum qualifications that must be met by each nominee; however, the NCG Committee will evaluate a candidate’s experience, integrity and judgment as well other factors deemed appropriate in adding value to the composition of the Board as set forth in the Governance Guidelines.

With regard to diversity, RBI is committed to seeking to attain a balance among directors. Specifically, any search firm retained to assist the NCG Committee in seeking new director candidates for the Board is instructed to seek to include diverse candidates in terms of race and gender as well as geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The NCG Committee has sole authority to approve the search firm’s fees and other retention terms.

The Board has set a target of at least 30% women directors by the 2024 Annual General Meeting but has not adopted a target regarding the number of Aboriginal peoples, persons with disabilities or members of visible minorities on our Board. We generally believe that a less formulaic approach to board composition, together with a rigorous search for qualified candidates based on the above qualifications and criteria, will best serve our needs. Our Board believes it is paramount to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as circumstances dictate and the needs of the company evolve. There are currently three female directors on the Board, Mses. Farjallat, Khosrowshahi and Sweeney, representing 25% of our current directors and one member of our board who identifies as a member of a visible minority, Mr. Melbourne, representing 8% of our current directors. Following the Meeting, we expect to have three female directors on the Board. None of our directors identify as Aboriginal persons or persons with disabilities. Additionally, three of our directors identify as Latino/a and two as of Middle Eastern descent. Assuming all director nominees are elected to the Board, 30% of the Board will be women, achieving the target a year early.

As noted above, the Board is responsible for selecting and nominating director candidates based on the NCG Committee’s recommendation. The Board believes that its Governance Guidelines outline objective qualifications and criteria (described above) that promote its objective selection and nomination of director candidates. Potential director candidates recommended by shareholders are evaluated in the same manner as other candidates recommended to the NCG Committee.

The Board has appointed Ms. Fribourg, subject to her election at the Meeting, to replace Mr. Fribourg on the NCG Committee, such appointment to be effective following the Meeting. The discussion leader for executive sessions of the NCG Committee is generally Mr. Behring, the chair of the NCG Committee.

Conflicts Committee

Conflicts Committee Members	Conflicts Committee Functions
• Paul Fribourg (Chair) • Neil Golden • Ali Hedayat

›  Consent to, approve and/or direct a number of actions under the partnership agreement (described in Appendix B to this proxy statement) where a real or potential conflict of interest could exist or arise as between RBI, Partnership, or holders of Partnership exchangeable units.

Page 18	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

In addition to the three standing committees, the Board, as the general partner of Partnership, has established a Conflicts Committee which will be required to consent to, approve and/or direct a number of enumerated actions under the partnership agreement where a real or potential conflict of interest could exist or arise as between RBI, Partnership, or holders of Partnership exchangeable units.

Each of the members of the Conflicts Committee is “independent” (as such term is defined in the partnership agreement) in accordance with the requirements of the partnership agreement. The Board has appointed each of Messrs. de Limburg Stirum and Melbourne, subject to his election at the Meeting, join the Conflicts Committee and Mr. Hedayat to become the chair of the Committee, such appointments to be effective following the Meeting.

Executive Officer Diversity

In 2022, we committed to having at least 50% of all final round candidates for any role at RBI’s four corporate offices and field teams be demonstrably diverse, including gender, race and, where permitted, sexual orientation. This commitment honors our values of diversity and of meritocracy. We do not have a requirement of a specified percentage of representation of women, Aboriginal peoples, persons with disabilities or members of visible minorities in executive officer or other positions. However, we believe including diverse candidates in the hiring process will lead to a more diverse employee population at all levels. For 2022, 71% of the applicable final round candidates for corporate roles were diverse, and 59% of hires through this process added to the diversity of our company. While we believe that diversity is an important consideration in determining the makeup of our executive team, it is only one of a number of factors (which include merit, talent, experience, expertise, leadership capabilities, innovative thinking, and strategic agility) that are considered in selecting the best candidates for executive positions. Of our ten executive officers as of the date hereof, four individuals (40%) are diverse, including two female executive officers (20%) and two executive officers (20%) who identify as Asian. None of our executive officers identify as Aboriginal persons or persons with disabilities.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect RBI, including our enterprise risk management. This oversight and management is conducted primarily through the committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, including the enterprise risk management processes in place to identify, monitor and control such exposures based on annual risk assessments that consider the likelihood and severity of potential risks. The risks that the Audit Committee regularly reviews include those related to liquidity, operations, tax, workforce management, cybersecurity, data privacy, sustainability and regulatory compliance. In carrying out its responsibilities, the Audit Committee works closely with members of our management team responsible for monitoring such risks and discusses reports on significant areas of risk identified by the enterprise risk management process at its regular meetings throughout the year. The other committees of the Board consider the risks within their areas of responsibility.

The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within RBI, including with respect to risks related to cybersecurity, sustainability and food safety. While these risks are part of the Audit Committee risk review, the Board has determined that they are of sufficient significance to warrant annual discussions at the Board level with management, including the executives tasked with day-to-day management of these risks. The Board and management regularly interact, and the Board invites management to regularly scheduled Board meetings, to address existing risks and identify significant emerging risks.

Our disclosure controls and procedures are part of, and therefore are uniformly aligned with, our risk oversight process. On a quarterly basis, our management evaluates the effectiveness of our disclosure controls and procedures as of the end of the period and discloses in our periodic reports their conclusions regarding the effectiveness of our disclosure controls and procedures. Prior to such public disclosure, those evaluations and conclusions are discussed with the Audit Committee in connection with its review of our annual and quarterly reports, including the financial and risk disclosures contained in such reports, thus enabling the Board to provide effective risk oversight.

Restaurant Brands International	2023 Proxy Statement	|	Page 19

Corporate Governance

Compensation Risks

Based on a review and analysis of our incentive plans, policies and programs, the Compensation Committee believes these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. The Compensation Committee considered the following factors as part of its review and analysis of our incentive plans and programs:

›	rigorous oversight from the Board, Compensation Committee, CEO and senior management with discretion to award and/or reduce payouts if excessive risk is taken;

›	linkage of individual performance targets to the strategic plan established for the CEO by the Board and cascaded through a comprehensive process;

›	properly balanced pay mix between fixed and variable compensation;

›

annual cash incentive plan that measures business performance through profitability and operations metrics (Organic EBITDA growth, comparable sales and net restaurant growth) and includes free cash flow and overhead expense that gauge quality of performance;

›	equity awards which align management and shareholder interests to long-term shareholder value, with awards in the form of restricted stock units and performance stock units; and

›	bonus swap program that encourages retention of shares by requiring the forfeiture of matching restricted share units if purchased shares are sold prior to vesting.

Sustainability – Restaurant Brands for Good

Our vision is that the delicious, affordable, and convenient meals you love can also be sustainable.

We believe that operating in a way that supports the well-being of the people touched by our business as well as the future of our planet is foundational to our ability to grow restaurant brands that are loved around the globe. As one of the largest restaurant companies in the world, we embrace the opportunity to advance the issue of sustainability in the food service industry together with our suppliers, franchisees, and guests.

With approximately 30,000 restaurants and a global network of franchisees and suppliers, we know it is critical to align all key stakeholders within and outside of our organization to drive our sustainability priorities forward. This work begins with an effective governance structure which allows for top-down guidance and bottom-up prioritization and execution.

During 2022, RBI’s Board delegated oversight of sustainability to the Audit Committee, which discusses sustainability quarterly while the Board also receives an update at least annually from the sustainability steering committee. RBI’s sustainability steering committee includes our Chief Corporate Officer and our Vice President, Supply Chain, who are jointly accountable for the sustainability framework and strategy. Our Chief Corporate Officer reports to our Chief Executive Officer, who provides oversight.

Managing sustainability is a division between corporate and brand-led initiatives. A corporate-level team tracks stakeholder expectations and trends, identifies sustainability initiatives to support the business strategy, and highlights best practices across the group. The team maintains regular contact with senior leadership, guiding them on long term social and environmental trends and the expectations of global stakeholders and engaging them to incorporate sustainability priorities as part of their business objectives. They also guide the company’s sustainability reporting and work with a number of other business lines to oversee the preparation of sustainability disclosures. Brand sustainability leaders, in partnership with their leadership teams, work together with franchisees to inform the company-wide business plan and to execute and market sustainability initiatives at the brand level.

The importance of sustainability at RBI is also reflected in metrics linked to annual employee performance incentives across our business, including, but not limited to, individuals across each brand, supply chain, nutrition, quality assurance, and marketing and communications. Additionally, in 2022 senior RBI leaders shared a key performance indicator to ensure at least 50% of final round interview candidates are demonstrably diverse, which is a part of their bonus criteria.

Page 20	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

Restaurant Brands for Good is our framework for sustainable business, with a long-term focus on improving ingredients, reducing our environmental impact, sourcing responsibly and investing in people and communities. It is about serving great food that our guests and our people love and will feel good about.

To achieve this, we focus on three key pillars as we work to make an impact in the industry and bring our sustainability vision to life:

Food Serving high quality and great tasting food every day

•  We maintain industry-leading standards for vendor quality assurance and restaurant food safety.

•  We aim to provide guests with a variety of menu options and equip them with information to make educated choices about their meals to fit their individual lifestyles.

•  BURGER KING® in the U.S. and participating European markets is committed to ensuring we advertise menu items that provide families with children options that meet established nutritional criteria.

•  BURGER KING® in the US has banned more than 100 ingredients from artificial sources from the food menu, and is committed to offering a permanent food menu that is free of colors, flavors, and preservatives from artificial sources, wherever possible.

•  We are also working towards setting forward-looking targets across existing menu items at BURGER KING® restaurants globally to expand our sodium reduction initiatives, as well as reduce the presence of other nutrients of concern, including fat and sugar. TIM HORTONS® will focus on setting forward-looking targets to reduce sugar in their beverages, and Popeyes POPEYES® will set forward-looking targets to reduce sodium across existing entrees, meal combinations and side dishes.

Planet Continuously reducing our environmental footprint

•  RBI has set a long-term target to achieve net-zero emissions by 2050, or sooner.

•  Compared to a 2019 base year, by 2030, RBI aims to reduce absolute Scope 1 and 2 GHG emissions by 50%, as well as Scope 3 GHG emissions intensity by 50% per metric ton of food, and per franchise restaurant. These targets were approved by the Science-Based Target initiative (SBTi) and are based on SBTi Criteria and Recommendations.

•  Our strategy to improve the sustainability of guest packaging materials includes a mix of innovating to reduce our use of packaging and promote reusable alternatives, transition to more sustainable materials, design for circularity and working to help our guests to recycle and divert waste from landfill.

•  We will facilitate access to waste diversion including recycling, starting with recycling guest packaging in BURGER KING® and TIM HORTONS® restaurants globally, where commercially viable and requisite infrastructure exists.

•  We expect to source pork raised without the use of gestation crates for housing pregnant sows by 2035 or sooner.

•  We are committed to using 100% cage-free eggs globally by 2030 or sooner.

•  Our goal is eliminate deforestation from priority commodities within our supply chain by 2030 or sooner.

Restaurant Brands International	2023 Proxy Statement	|	Page 21

Corporate Governance

People & Communities Supporting communities and enhancing livelihoods

•  Our brands are committed to contributing time, talent, and funds to build up the communities they serve through their respective community initiatives and foundations: The Burger King Foundation, Tim Hortons Foundation Camps, the Popeyes Foundation, and the Firehouse Subs Public Safety Foundation.

•  Working with industry partners to research, share and scale best practices, we aim to support the success of the farmers who raise, grow, and produce our quality ingredients.

•  Our Code of Business Ethics and Conduct for employees, as well as our Code of Business Ethics and Conduct for Vendors address guidelines for working conditions.

•  In 2020, we published our Commitment to Team Members, outlining the standards we uphold across all Company-owned restaurants and we have encouraged franchisees to adopt similar policies. We also amended RBI’s Audit Committee Charter to include oversight on workforce practices at the board level.

•  We continue to actively build our culture guided by our six values: ownership, meritocracy, diversity, creativity and innovation, authenticity and dreaming big.

•  We care deeply about employee engagement and feedback. In 2022 we were recognized as a Great Place to Work because of positive reviews from employees on our culture and management.

•  We are committed to making our company more diverse particularly through our hiring, advertising, and community contributions, creating a culture of inclusiveness, and not tolerating harassment, racism, bias, or barriers to advancement.

•  Senior RBI leaders share a mandate to ensure at least 50% of final round interview candidates for restaurant support center and field team roles with RBI are demonstrably diverse. In 2022, 71% of applicable final round interviews and 59% of hires through this process added to the diversity of our company.

•  RBI achieved a score of 100% in the 2022 Corporate Equality Index, recognizing the best places to work for LGBTQ+ equality.

Additional information about the sustainability initiatives of RBI and our brands as well as our progress to date is available at rbi.com/sustainability.

Shareholder Engagement

We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis and also monitor developments in corporate governance and sustainability. We take feedback and insights from our engagement with shareholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and further share them with our Board as appropriate.

Page 22	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

This year-round effort supplements the ongoing communications between our management and shareholders through various engagement channels including direct meetings, analyst conferences and road shows.

In the latter months of 2022 and into early 2023, we continued our robust shareholder engagement program by reaching out to our top shareholders representing approximately 45% of our outstanding common shares. We ultimately engaged with shareholders representing 24% of our outstanding common shares. In these meetings, we discussed a broad range of business strategy, executive compensation, governance, human capital, and sustainability topics. Investors were generally satisfied with the company’s current practices across these topics and gave us constructive and positive feedback on a number of our programs and initiatives. During these engagements we also discussed the appointment of Mr. Doyle as our Executive Chairman, our board leadership structure given his new role and his long-term performance-oriented compensation structure. Shareholders were interested in understanding the Compensation Committee’s process for the long-term and performance-based structure of his compensation and generally expressed their support for his compensation package and appointment as Executive Chair.

Key Engagement Topics

Executive compensation program	New Board leadership structure, board skills and diversity	Human capital management and diversity initiatives

Business strategy and performance	Sustainability reporting and targets	Environmental sustainability and supply chain practices

Restaurant Brands International	2023 Proxy Statement	|	Page 23

Corporate Governance

It is our practice that members of senior management share the feedback received during these meetings with the Compensation Committee, the NCG Committee, and the full Board. In the past year, we have made responsive changes as a result of our discussions with shareholders, including attaining 30% women on our Board following the Meeting.

Communication with our Board

Shareholders and other parties interested in communicating directly with the Board, the Executive Chair or the Lead Independent Director of the Board may do so by email to boardofdirectors@rbi.com or by writing to: Board of Directors, c/o Jill Granat, General Counsel and Corporate Secretary, Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder.

The Board has approved a process for handling correspondence received by RBI and addressed to the Executive Chair, the Lead Independent Director or to non-management members of the Board. Under that process, the General Counsel and Corporate Secretary reviews all such correspondence and maintains a log of and forwards copies of correspondence that, in the opinion of the General Counsel and Corporate Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. The General Counsel and Corporate Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Corporate Secretary at any time.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Behring, Fribourg, or Ms. Khosrowshahi was, during 2022, an officer (as defined in Rule 3b-2 under the Exchange Act) or employee of RBI, or formerly an officer of RBI. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or our Board.

Code of Ethics/Conduct

›	Code of Business Ethics and Conduct for Non-Restaurant Employees. Our Board has adopted a Code of Business Ethics and Conduct applicable to all non-restaurant employees of RBI and its subsidiaries.

›

Code of Ethics for Executive Officers. Our Board has adopted a Code of Ethics applicable to our senior executives to promote the highest ethical standards in RBI’s operation of its global business and the activities of senior management. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website or on a Current Report on Form 8-K within four business days following the date of the amendment or waiver. Our senior executives certify compliance with the Code of Ethics for Executive Officers on an annual basis.

›

Code of Conduct for Directors. Our Board has adopted a Code of Conduct to acknowledge its responsibility for promoting an ethical culture through the actions of Board members and the effective oversight of our compliance programs, policies, and procedures. Our Board members certify compliance with the Code of Conduct for Directors on an annual basis.

Each of the Code of Business Ethics and Conduct for Non-Restaurant Employees, the Code of Ethics for Executive Officers and the Code of Conduct for Directors is available in the “Investors—Corporate Governance” section of our website at www.rbi.com.

Our General Counsel and Chief Ethics and Compliance Officer monitors compliance with the Codes and reports any violations to the Board. Furthermore, each of the Code of Ethics for Executive Officers and the Code of Conduct for Directors contemplates that questions or concerns under the Code, as applicable, can be brought directly to the Chair of the Board.

Page 24	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

In addition, we have adopted the Restaurant Brands International Inc. Whistle Blowing Policy in order to provide for the receipt and treatment of complaints received by RBI with respect to violations of the Code of Business Ethics and Conduct for Non-Restaurant Employees, as well as other RBI policies and controls. According to the Whistle Blowing Policy, the General Counsel is responsible for conducting the investigation of complaints received and reporting to the Audit Committee. The Audit Committee is responsible for overseeing the secure reporting process and determining what action should be taken with respect to a complaint. The Restaurant Brands International Inc. Whistle Blowing Policy is available in the “Investors—Corporate Governance” section of our website at www.rbi.com.

Related Party Transaction Policy

The Board has adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and RBI or any subsidiary. However, under U.S. securities laws, RBI may not make any loan or other extension of credit to any of its directors or executive officers.

For purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than five percent of any class of our voting securities, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration, or approval of any related person transaction in which the director or any of his or her immediate family members is the related person. All related person transactions will be disclosed in filings as required under applicable securities laws.

Certain Relationships and Related Transactions

Registration Rights Agreements

In connection with our initial public offering and our acquisition of Tim Hortons, we entered into registration rights agreements with several of our major shareholders. In 2012, in connection with the merger of Burger King Worldwide Holdings, Inc. with and into Justice Holdco LLC, and the transactions related thereto, BKW entered into separate registration rights agreements with 3G Special Situations Fund II, L.P. (the “3G Special Situations Fund”) and with Pershing Square, L.P. and affiliated entities (collectively, the “Pershing Shareholders”), with respect to shares of BKW common stock purchased by such shareholders in the transaction. In 2014, in connection with our acquisition of Tim Hortons, we assumed the obligations under these registration rights agreements with respect to the registration of common shares of RBI issued and issuable upon exchange of Partnership exchangeable units to these shareholders and their permitted transferees. These registration rights agreements give these shareholders and any permitted transferee the ability to require us to register RBI common shares for resale, in certain circumstances and subject to limitations, either (i) upon demand, (ii) in a shelf registration statement or (iii) by “piggybacking” on another offering that we are conducting. Pursuant to these registration rights agreements, we are required to pay all expenses of any such registration, other than transfer taxes and underwriting discounts and commissions.

Other Related Transactions

We have engaged Akin Gump Strauss Hauer & Feld LLP to assist us with government relations work for a total of $250,000 in 2022, and the team includes the sister of Sami Siddiqui, President, Popeyes U.S. and Canada. We also engaged King & Spalding LLP to provide services in connection with diversity, equity and inclusion issues for a total of $225,000 in 2022, and the team includes the brother-in-law of Mr. Siddiqui. Mr. Siddiqui has no oversight or decision-making authority with respect to either of these engagements, both of which were approved by the Audit Committee pursuant to our Related Party Transaction Policy.

Restaurant Brands International	2023 Proxy Statement	|	Page 25

Corporate Governance

Employee Indebtedness

None of our current or former directors or executive officers has any amount of indebtedness outstanding to us. As of March 15, 2023, the aggregate amount of indebtedness outstanding by all current and former employees of RBI and any of its subsidiaries, and their respective associates, is as follows:

Purpose	Aggregate Indebtedness (C$) to RBI or its Subsidiaries
Other	1,910,401(1)

(1)

The reported aggregate indebtedness consists of loans denominated in U.S. dollars, Euros and Singapore dollars and was converted from these currencies to the Canadian dollar equivalent using the following exchange rates published by the Bank of Canada for March 31, 2023: 1 U.S. dollar = 1.345 Canadian dollars; 1 Euro = 1.4398 Canadian dollars; and 1 Singapore dollar = 1.0099 Canadian dollars.

Director Compensation

The Board maintains a compensation arrangement for the non-management directors of the Board. The Board compensation arrangement is comprised of the following:

›

Initial Equity Grant. Under our director compensation program, each non-management director is entitled to receive a one-time grant of stock options when first appointed to the Board. For 2022, this amount was at a notional value of $1,000,000 and it remains the same for 2023. In December 2021, the Board approved a one-time grant of stock options with a grant date of February 25, 2022 and a notional value of $1,000,000 for Ms. Sweeney. In January 2023, the Board approved a one-time grant of stock options with a grant date of February 24, 2023 and a notional value of $1,000,000 for Ms. Farjallat. These options vest on the fifth anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to partial vesting upon termination without cause or for death or disability.

›

Retainer Fees. For 2022, non-management directors other than the former Co-Chairs, Messrs. Behring and Schwartz, and the Lead Independent Director, Mr. Fribourg, were entitled to receive an annual retainer of $50,000, the former Co-Chairs were entitled to receive an annual retainer of $100,000 each and the Lead Independent Director was entitled to receive an annual retainer of $70,000. Each non-management member of the Audit Committee, Compensation Committee and NCG Committee was entitled to receive an annual committee fee of $10,000, and each non-management member of the Operations and Strategy Committee was entitled to receive an annual committee fee of $75,000. The retainer component of the director compensation arrangement is the same for 2023.

Non-management directors have the opportunity to elect to defer their annual retainer and committee fees and, in lieu of the cash fees, to receive a grant of restricted share units (RSUs) with a value of two times the forgone fees. The RSUs are fully vested at the time of grant and will be settled upon termination of board service.

Page 26	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

The following table summarizes compensation paid to each of our non-management directors during 2022. Directors who are employed by us do not receive additional compensation for their service on the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total 2022 Director Compensation ($)
Alexandre Behring	—	240,000		240,000
João Castro-Neves	—	100,000		100,000
Maximilien de Limburg Stirum	—	120,000		120,000
Paul J. Fribourg	—	200,000		200,000
Neil Golden	—	270,000		270,000
Ali Hedayat	—	160,000		160,000
Golnar Khosrowshahi	—	120,000		120,000
Marc Lemann		100,000		100,000
Jason Melbourne	—	120,000		120,000
Giovanni (John) Prato	—	100,000		100,000
Daniel Schwartz	—	200,000		200,000
Thecla Sweeney		100,000	158,963	258,963

(1)

All of our directors elected to defer their retainer and committee fees for 2022 and to receive restricted share units (RSUs) in lieu of cash with a value of two times the forgone fees. All of the directors made this election prior to December 31, 2021 or within 30 days of joining the Board in 2022. The RSUs were granted on December 30, 2022 based on the $64.99 closing price of a common share of RBI on the date prior to the grant date, December 29, 2022, and were fully vested on the grant date. The number of RSUs granted to each of the directors was determined based on the amount of the director’s retainer and committee fees, if applicable, divided by $64.99, multiplied by two.

(2)

The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2022 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding these awards, refer to Note 14 to our audited consolidated financial statements for the year ended December 31, 2022, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC and on SEDAR at www.sedar.com.

(3)

The amounts in the “Options” column reflect the aggregate grant date fair value of the one-time option grants made on February 25, 2022 to Ms. Sweeney following her election to the Board computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the option awards, refer to Note 14 to our audited consolidated financial statements for the year ended December 31, 2022, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC and on SEDAR at www.sedar.com.

Director Stock Ownership Guidelines. In March 2021, the Board adopted stock ownership guidelines for non-employee directors to codify our practice of encouraging ownership by members of the Board. Under these guidelines, each non-employee director is required to own RBI equity with a market value of five times the annual base cash retainer within five years of the director’s election to the Board. RSUs count as shares owned for purposes of the stock ownership requirements. All of our non-employee directors who were serving for more than one year as of December 31, 2022 either met or were on track to meet this requirement.

Restaurant Brands International	2023 Proxy Statement	|	Page 27

Corporate Governance

The table below sets forth the aggregate number of RSUs, all of which are earned, and unexercised stock options held by each non-management director as of December 31, 2022. The total value is calculated based on the closing price of RBI common shares on the NYSE of $64.67 and excludes the value of stock options.

Name	RSUs (#)	Options (#)	Shares (#)	LP Units (#)	Total Non-Option Value ($)
Alexandre Behring(1)	128,704	—	148,000	—	17,894,448
João Castro-Neves	7,423	16,622	—	—	480,045
Maximilien de Limburg Stirum	4,920	17,934	—	—	318,176
Paul J. Fribourg(2)	68,636	—	114,862	—	11,866,816
Neil Golden	27,998	21,381	—	—	1,810,631
Ali Hedayat	12,949	21,381	2,500	—	999,087
Golnar Khosrowshahi	9,488	16,622	5.670	—	613,956
Marc Lemann(3)	2,434	15,358	15,000	—	1,127,457
Jason Melbourne	3,929	18,860	—	—	254,088
Giovanni (John) Prato	4,083	17,934	3,000	—	458,058
Daniel Schwartz(4)	9,554	—	1,382,207	137,996	98,929,385
Thecla Sweeney	1,523	17,841	1,350	—	185,797

(1)	As of December 31, 2022, 121,038 of the RSUs were held by CLBB Investments Holdings Fund Ltd., of which Mr. Behring and his family control and own the equity.

(2)

Includes 90,000 shares held by Mr. Fribourg’s grantor retained annuity trust and 24,862 shares held by a family trust of which Mr. Fribourg is a trustee but excludes shares held by a corporation of which he is the Chairman and CEO.

(3)	As of December 31, 2022, the 15,000 shares were held by Maai Ltd., of which Mr. Lemann is the sole owner.

(4)

As of December 31, 2022, 1,549 RSUs, 527,635 of the shares and restricted stock awards (which are also included under the shares column), and 14,296 of the Partnership units are held by Miami Restaurant Holdings, LLC, Mr. Schwartz retains all voting and dispositive power over these securities, and 854,570 of the shares and 123,700 of the Partnership units are held by Ameco Food Holdings LLC, and Mr. Schwartz retains all voting and dispositive power over these securities. He holds an additional 4,928 RSUs directly.

Executive Officers

Name	Age	Position

J. Patrick Doyle	59	Executive Chairman

Joshua Kobza	36	Chief Executive Officer

Matthew Dunnigan	39	Chief Financial Officer

Axel Schwan	49	President, Tim Hortons Canada & U.S.

Thomas B. Curtis	59	President, Burger King U.S. & Canada

Sami Siddiqui	39	President, Popeyes U.S. & Canada

David Shear	39	President, International

Duncan Fulton	47	Chief Corporate Officer

Jeff Housman	41	Chief People & Services Officer

Jill Granat	57	General Counsel and Corporate Secretary

Jacqueline Friesner	50	Controller and Chief Accounting Officer

Joshua Kobza was appointed Chief Executive Officer of RBI effective March 1, 2023. Prior to that, Mr. Kobza served as Chief Operating Officer of RBI from January 2019 to March 2023, as Chief Technology and Development Officer of RBI from January 2018 to January 2019, and as Chief Financial Officer of RBI from December 2014 to January 2018. From April 2013 to December 2014, Mr. Kobza served as Executive Vice President and Chief Financial Officer of Burger King Worldwide. Mr. Kobza joined Burger King Worldwide in June

Page 28	|	2023 Proxy Statement	Restaurant Brands International

Corporate Governance

2012 as Director, Investor Relations, and was promoted to Senior Vice President, Global Finance in December 2012. From January 2011 until June 2012, Mr. Kobza worked at SIP Capital, a Sao Paulo based private investment firm, where he evaluated investments across a number of industries and geographies. From July 2008 until December 2010, Mr. Kobza served as an analyst in the corporate private equity area of the Blackstone Group in New York City.

Matthew Dunnigan was appointed Chief Financial Officer of RBI in January 2018. From October 2014 until January 2018, Mr. Dunnigan held the position of Treasurer, where he took on increasing responsibilities and successfully led all of RBI’s capital markets activities. Before he joined RBI, Mr. Dunnigan served as Vice President of Crescent Capital Group LP, from September 2013 through October 2014, where he evaluated investments across the credit markets. Prior to that, Mr. Dunnigan spent three years as a private equity investment professional for H.I.G. Capital.

Axel Schwan was appointed as President, Tim Hortons Canada & US in October 2019 after serving as Global Chief Marketing Officer for Tim Hortons since October 2017. Mr. Schwan first joined RBI as Marketing Director, Germany, Austria and Switzerland in 2011 and was then appointed as Vice President, Marketing and Communications, EMEA for Burger King before advancing to the role of Global Chief Marketing Officer for the brand in January 2014. Prior to joining RBI, Mr. Schwan led the Schwan family restaurant business, alongside his sister, and worked in various marketing roles at Unilever and Danone in Germany.

Thomas B. Curtis was appointed President, Burger King U.S. & Canada in October 2021. From May 2021 to October 2021, he was the Chief Operating Officer, where he was responsible for overseeing field operations, restaurant development and restaurant operations. Prior to joining BKC, Mr. Curtis spent 35-years at Domino’s Pizza, Inc., where he most recently served as Executive Vice President, U.S. Operations and Global Operations Support, overseeing both franchise and company-owned operations from March 2020 to April 2021. Prior to that, he served as Executive Vice President, Corporate Operations from July 2018 to March 2020, and as Vice President of Franchise Relations and Operations Innovation from March 2017 to July 2018. Mr. Curtis joined Domino’s in 2006, after being a Domino’s franchisee since 1987.

Sami Siddiqui was appointed President of Popeyes U.S. & Canada in September 2020. Prior to that Mr. Siddiqui served as President of Asia Pacific for RBI from February 2019 to September 2020 and as Chief Financial Officer for Burger King Corporation from October 2018 to February 2019. From September 2016 to September 2018, he was President of Tim Hortons and from April 2015 to September 2016, he was Executive Vice President, Finance for Tim Hortons. Mr. Siddiqui joined Burger King Corporation in 2013 and served various capacities within the Global Finance groups of Burger King Corporation prior to joining the Tim Hortons team.

David Shear was appointed President International of RBI in January 2021. Mr. Shear previously served as President EMEA beginning in September 2016. Mr. Shear joined the predecessor of the company in 2011, holding roles of increasing responsibility within the U.S. marketing. He then held various roles in Asia Pacific, including serving as President of Burger King APAC from 2014 to 2016. Prior to joining Burger King Corporation, David worked at strategy consulting firm Charles River Associates.

Duncan Fulton was appointed Chief Corporate Officer of RBI, in June 2018, overseeing global communications, North American franchising, government relations and ESG initiatives. Mr. Fulton also serves as Chairman of the Board of Directors for the Tim Hortons Foundation. Prior to joining RBI, Mr. Fulton held several positions with Canadian Tire Corporation (CTC) from November 2009 to March 2018, including Senior Vice President of Corporate Affairs, Chief Marketing Officer for FGL Sports and Mark’s Work Warehouse, and President of FGL Sports. Previously, Mr. Fulton was Senior Partner and General Manager of Fleishman-Hilliard from April 2002 to November 2009. Prior to his agency experience, Mr. Fulton served as a communication advisor and spokesman for several political leaders, including former Canadian Prime Minister Jean Chrétien, Ontario Premier Dalton McGuinty and New Brunswick Premier Frank McKenna.

Jeff Housman was appointed Chief People & Services Officer of RBI in April 2021 and previously served as Chief Human Resources Officer beginning in February 2017 as well as Head of Global Business Services from

Restaurant Brands International	2023 Proxy Statement	|	Page 29

Corporate Governance

January 2015 to January 2017. Mr. Housman joined the Burger King team in April 2013 serving in finance, real estate and business services roles. Prior to joining Burger King, Mr. Housman worked in investment banking at J.P. Morgan, and he holds an MBA from Columbia Business School and a Bachelor’s in Business Administration from Emory University.

Jill Granat was appointed General Counsel and Corporate Secretary of RBI in December 2014. Ms. Granat served as Senior Vice President, General Counsel and Secretary of Burger King Worldwide and its predecessor since February 2011. Prior to this time, Ms. Granat was Vice President and Assistant General Counsel of Burger King Corporation from July 2009 until February 2011. Ms. Granat joined Burger King Corporation in 1998 as a member of the legal department and served in positions of increasing responsibility with Burger King Corporation.

Jacqueline Friesner was appointed Controller and Chief Accounting Officer of RBI in December 2014. Ms. Friesner served as Vice President, Controller and Chief Accounting Officer of Burger King Worldwide and its predecessor from March 2011 until December 2014. Prior thereto, Ms. Friesner served in positions of increasing responsibility with Burger King Corporation. Before joining Burger King Corporation in October 2002, she was an audit manager at Pricewaterhouse Coopers in Miami, Florida.

Page 30	|	2023 Proxy Statement	Restaurant Brands International

In this section, you can read about

Compensation Discussion & Analysis	Page 32
Compensation Committee Report	Page 45
2022 Summary Compensation Table	Page 46
2022 All Other Compensation Table	Page 47
2022 Grants of Plan-Based Awards Table	Page 48
2022 Outstanding Equity Awards at Fiscal Year-End Table	Page 49
2022 Option Exercises and Stock Vested Table	Page 51
Potential Payments Upon Termination or Change in Control Table	Page 51
Proposal 2 – Advisory Vote on Executive Compensation	Page 55

EXECUTIVE

COMPENSATION

COMPENSATION

DISCUSSION AND

ANALYSIS

Compensation

Committee Report

EXECUTIVE

COMPENSATION

TABLES

PROPOSAL 2

Advisory “say on

pay vote” on executive compensation

Restaurant Brands International	2023 Proxy Statement	|	Page 31

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

This Compensation Discussion and Analysis (“CD&A”), outlines our compensation philosophy and objectives and describes our executive pay programs for 2022 and the compensation of our 2022 named executive officers, whom we refer to as our NEOs:

›	J. Patrick Doyle, our Executive Chairman;

›	José E. Cil, our CEO through February 28, 2023;

›	Matthew Dunnigan, our Chief Financial Officer or “CFO”;

›	Joshua Kobza, our Chief Operating Officer or “COO” during 2022; and

›	David Shear, our President, International.

Unless otherwise specified, all dollar amounts set forth in this CD&A are in U.S. dollars.

Mr. Doyle joined RBI as Executive Chairman in November 2022.

Summary of 2022 Compensation Decisions

The Compensation Committee took a number of steps this past year to align the compensation of our executives with our strategy and changing market dynamics and to retain and motivate executives to achieve long-term value for our shareholders. The actions taken included:

›	Base Salary and Target Bonus: In December 2021, the Compensation Committee reviewed base salaries and made adjustments to address inflation and changes in scope of responsibility.

›

Annual Bonus Program and Bonus Swap: The Compensation Committee continued the structure of the Annual Bonus Program and the Bonus Swap Program from the prior year, with changes to certain weightings and thresholds.

›

Long-term Incentives: For 2022 grants, the Compensation Committee determined based on better visibility into the trajectory of the business and shareholder feedback, that long-term incentive grants to NEOs would all be in the form of performance share units (“PSUs”). In keeping with our principle of meritocracy, the Compensation Committee determines the size of awards based on role responsibilities, tenure and experience. In April 2022, following the Board’s approval of a three-year strategic plan the Compensation Committee granted PSUs based on 3 year Adjusted EBITDA, net restaurant growth and comparable sales targets, with a modifier based on the relative total shareholder return of RBI shares on the NYSE compared to the performance of the S&P 500 for the period from December 2021 to December 2024.

›

Executive Chairman. In November 2022, in order to attract Mr. Doyle to join RBI as Executive Chairman, the Compensation Committee approved a compensation package which is highly performance-based, long-term in nature and fully aligned with shareholder interests. Mr. Doyle will not receive a salary or participate in the Annual Bonus Program or Bonus Swap Program.

Developments in 2022 and 2023

Appointment of Executive Chairman and Compensation Arrangement

As discussed earlier, the Board appointed Patrick Doyle as Executive Chairman in November 2022. Mr. Doyle is a well-known quick service restaurant veteran having led one of the industry’s most successful transformations as CEO & President of Domino’s Pizza, creating approximately $11 billion of shareholder value from 2010 to 2018.

In order to attract Mr. Doyle to the role, which requires a significant commitment and investment of his time, and in light of the other opportunities available to him, the Board developed a competitive compensation package which

Page 32	|	2023 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

is highly performance based, long term in nature, and fully aligned with shareholder interests. Achievement of the performance elements of his award incentivizes Mr. Doyle to remain deeply engaged in his role throughout the entirety of the more than 5-year performance period and, if achieved, would represent significant outperformance and value creation for all shareholders. For this reason, the Board believes Mr. Doyle’s compensation package reflects his unmatched performance as one of the world’s most successful quick service restaurant leaders and is aligned with the company and shareholder interests as benefits are substantially realized upon improvement in stock price.

Additionally, in connection with his appointment and in alignment with the performance-based nature of his compensation arrangement, Mr. Doyle has made a personal investment of 500,000 RBI shares for a value of approximately $30 million and has agreed to maintain his investment for five years, demonstrating his confidence in the shareholder value he is being retained to help create.

Mr. Doyle will not receive a salary or participate in the company’s Annual Bonus Program or Bonus Swap Program. Details of Mr. Doyle’s compensation arrangement and vesting schedule are detailed below.

Award	Details
PSUs

-  750,000 PSUs with five-and-a-half-year cliff vesting

-  Number of PSUs earned is based entirely on RBI’s total shareholder return

¡  Threshold: 50% achievement at RBI share price of ~$81.37 (representing 6% TSR CAGR)

¡  Target: 100% achievement at RBI share price of ~$97.87 (representing 10% TSR CAGR)

¡  Max: 200% achievement at RBI share price of ~$122.23 (representing 15% TSR CAGR)

Stock price was selected as the metric for PSUs so that Mr. Doyle would earn his awards if and only if shareholders see a meaningful increase in the value of their stock. The maximum that Mr. Doyle can receive would require a doubling of RBI’s stock price performance, representing a 15% TSR CAGR from the date he invested.

Target amount can be earned using the volume weighted average price on the NYSE over 30 consecutive trading days (plus cumulative dividends) during the period from two and half years following the grant date until five and half years following the grant date, but if earned prior to the end of such period will be subject to forfeiture based on continued service as further described in the performance award agreement. Any amounts greater than the target amount will be earned based on the price of RBI common shares (plus cumulative dividends) during the last year of the award.

Options
2,000,000 stock options that cliff vest after five years	Provide value only if RBI share price rises from the grant date.
RSUs
500,000 matching RSUs that vest ratably over five years	Value increases / decreases with ordinary share price performance and provides a strong retention incentive.

Restaurant Brands International	2023 Proxy Statement	|	Page 33

Compensation Discussion and Analysis

Appointment of New CEO And Compensation Arrangement

As part of its ongoing succession planning process, the Board appointed Mr. Kobza Chief Executive Officer effective March 1, 2023. Mr. Kobza has held a number of senior roles with the company over the last 11 years, including Chief Financial Officer, Chief Technology and Development Officer and Chief Operating Officer. In these roles he has had accountability for strategy, technology, human resources, global procurement, supply chain, and international development and has been integral to our acquisitions.

In connection with his appointment as Chief Executive Officer, the Board approved an increase to Mr. Kobza’s annual salary from $840,000 to $900,000, and an increase to his annual target bonus opportunity from 185% to 200% of his annual salary. The level of Mr. Kobza’s salary and bonus target is lower than that of Mr. Cil, given his experience as a new CEO. Additionally, Mr. Kobza was granted 300,000 PSUs on February 22, 2023, that vest in May 2028 with the same share price performance targets as the PSUs granted to Mr. Doyle as described above.

Pay for Performance Compensation Philosophy

Our compensation philosophy is rooted in our values of ownership and meritocracy and aims to foster long-term value creation for our shareholders by:

›	attracting and retaining top talent around the globe;

›	connecting executive outcomes to company performance;

›	tying wealth creation to significant, long-term equity ownership; and

›	mitigating compensation-related retention risk.

Page 34	|	2023 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

As described in further detail below, consistent with these goals, our compensation programs are designed to complement each other to provide a clear link between what we pay our NEOs and RBI’s performance over both short- and long-term periods.

Our NEO compensation package for 2022 reflects this commitment. For 2022, 94% of our CEO’s target total direct compensation and an average of 94% of the target total direct compensation for our other NEOs (excluding Mr. Doyle) was performance-based or equity-based. Mr. Doyle’s 2022 and go-forward compensation is 100% performance-based or equity-based.

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is responsible for establishing and overseeing our compensation philosophy and for setting our executive compensation and benefits policies and programs generally. In formulating our executive compensation packages, the Compensation Committee has not historically benchmarked to a particular industry or group of companies, but it draws information from general industry experience and compensation survey data. Beginning in 2023, the Compensation Committee has determined to use a peer group to benchmark.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also reviews the results of the prior year’s shareholder advisory vote. At the 2022 annual meeting of shareholders, over 97% of the votes cast were voted in favor of RBI’s executive compensation. The Compensation Committee intends to annually review the results of the advisory vote and will consider this feedback as well as the feedback obtained from shareholder engagement as it completes its annual review of each pay element and the total compensation packages of our NEOs.

Role of Executives in Establishing Compensation

Annually, the CEO proposes the financial metrics and threshold, target and maximum performance levels for the Annual Bonus Program, subject to Board approval. The CEO also proposes the individual performance goals that will determine Individual Achievement under our Annual Bonus Program. These individual performance goals are then approved by the Board for the CEO and by the Compensation Committee for the CEO Direct Reports, including the other NEOs. The Compensation Committee evaluates the performance of the CEO, determines the CEO’s final Individual Achievement, and recommends to the full Board for approval the bonus payout of the CEO. The Compensation Committee approves the final Individual Achievement and bonus payout for each of the other NEOs based on the CEO’s recommendation. In addition, our CEO provides the Compensation Committee with recommendations regarding base salary and annual target bonus levels for the NEOs for the upcoming year and the aggregate total long-term incentive value that each other NEO should receive.

Restaurant Brands International	2023 Proxy Statement	|	Page 35

Compensation Discussion and Analysis

Elements of Compensation Program

Our compensation program is based on a pay-for-performance philosophy. The following provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to RBI’s pay-for-performance philosophy and meritocratic principles. The table below summarizes the primary elements and objectives of our 2022 compensation program for executive officers, including NEOs.

Element	Description	Primary Objective

Base Salary	• Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience	• Provide a competitive compensation package

Annual Cash Incentive (Annual Bonus Program)

•  Annual cash incentive with target award amounts for each executive officer

•  Actual cash payouts are linked to achievement of annual business (75%) and individual (25%) performance targets, and can range from 0% - 175% of target

• Connect pay outcome to company performance (short-term) • Performance incentive • Motivate and reward

Matching RSUs (tied to Bonus Swap)	• Awarded pursuant to our Bonus Swap Program. • RSUs vest ratably over four years	• Connect pay outcome to performance (long-term) • Alignment with shareholders • Further ownership culture • Retention incentive

LTI - Performance Share Units (PSUs)

•  Awarded to senior leaders, top performers, or key hires

•  Three-year performance period

•  Payouts are linked to 3-year Adjusted EBITDA, NRG and comparable sales targets with a total shareholder return modifier and range from 0%-225%

•  PSUs cliff vest after a three-year period

• Connect pay outcome to performance (long-term) • Reward business performance • Alignment with shareholders • Further ownership culture • Performance incentive • Retention incentive

Base Salaries

Objectives and Considerations. Base salary is the “fixed” element of executive compensation at RBI. We provide a base salary to recognize the skills, competencies, experience, and individual performance that the CEO and each CEO Direct Report brings to his or her position. In addition, because our executive officers operate as a team, the Compensation Committee also considers internal pay equity in establishing the base salary of the CEO Direct Reports. The Compensation Committee annually reviews the base salary of the CEO and each CEO Direct Report. We believe that the base salary review process serves our pay-for-performance philosophy because pay increases are generally performance-based and dependent on the NEO’s success and achievement in his or her role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his or her base salary. Therefore, as NEOs earn performance-based salary increases, their annual incentive award opportunities also increase proportionately.

Page 36	|	2023 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

2022 Actions. In December 2021, the Compensation Committee reviewed the elements of compensation and decided to adjust base salaries to address inflation and changes in scope of responsibility. The adjustments to base salary increase the target bonus amount, since that is determined based on a percentage of base salary. Additionally for Mr. Shear, the increases in base salary and target bonus percentage reflect the strong performance of the international businesses and his increased scope of responsibility. The changes approved for the NEOs were as follows:

Name	2021 Salary ($)	2021 Target Bonus	Total Target 2021 Cash Comp ($)	2022 Salary ($)	2022 Target Bonus	Total Target 2022 Cash Comp ($)
José Cil	950,000	230%	3,135,000	990,000	230%	3,267,000
Matthew Dunnigan	600,000	130%	1,380,000	650,000	130%	1,495,000
Joshua Kobza	800,000	185%	2,280,000	840,000	185%	2,394,000
David Shear	600,000	130%	1,380,000	700,000	140%	1,680,000

Annual Bonus Program – Cash Incentive

Objectives and Considerations. Annual cash incentives are performance-based and designed to motivate and reward employees who contribute positively towards our business strategy and achieve their individual performance goals. Annual cash incentives are only paid if we achieve our minimum financial goals for the calendar year.

Target Bonus. The annual target bonus for each participating employee is expressed as a percentage of base salary as of September 30th of the performance year. Target bonuses are set based on the employee’s level, experience, responsibilities, internal equity considerations, and prior year’s performance. Due to the nature of the CEO’s role and responsibilities, the CEO’s target bonus as a percentage of base salary is greater than that of the other NEOs.

2022 Actions. As described above, the Compensation Committee increased the amount of target bonuses for 2022 by making increases in base salary and also increasing Mr. Shear’s percentage for target bonus to reflect both performance and increased responsibility.

Plan Design

Most corporate employees, including our NEOs other than Mr. Doyle, are eligible to receive an annual performance-based cash bonus based on (1) business performance and (2) their individual performance.

While the weighting may differ for employees by business, the formula for determining an eligible corporate employee’s (including our CEO) annual cash bonus under the 2022 Annual Bonus Program (the “bonus payout” or “payout”) is:

In all cases, the actual bonus payout is subject to:

›	attainment of threshold performance of 50% of Adjusted EBITDA and individual achievement,

›	a reduction of up to 30% if RBI does not meet its minimum free cash flow target,

›	a reduction if certain expense targets or compliance requirements are not met, and

›

an upward or downward adjustment of up to 20% based on a qualitative evaluation of RBI’s performance and the executive’s performance, as recommended by the CEO and approved by the Compensation Committee.

Restaurant Brands International	2023 Proxy Statement	|	Page 37

Compensation Discussion and Analysis

Business Achievement – For 2022, the plan design is centered on achievement based 75% on business achievement and 25% on individual achievement. The metrics for business achievement selected by the Compensation Committee and the Board were net restaurant growth (“NRG”), comparable sales and organic Adjusted EBITDA growth. The following table describes the weighting of these metrics for each NEO:

	Consolidated Adjusted EBITDA	Business Adjusted EBITDA	NRG	Comparable Sales
José Cil	40%	—	15%	20%
Matthew Dunnigan	40%	—	15%	20%
Joshua Kobza	40%	—	15%	20%
David Shear	20%	20%	20%	15%

For 2022, the Board and the Compensation Committee also established the threshold, target, and maximum performance levels based on amounts that reflected the following:

	Adjusted EBITDA growth(1) (%)			NRG (#)(2)			Comparable Sales (%)(3)
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
RBI	4.8	10.2	15.8	1,282	1,582	1,882	3.3	6.7	10.0
International	10.6	16.4	22.3	606	638	670	5.1	10.2	15.3

(1)

Calculated based on internal budgeted foreign exchange rates and excludes ~$46 million for expected amounts from Russia, ~$3 million of Burger King advertising fund and technology contributions and ~$2 million related to changes in accounting with respect to Firehouse Subs, including the change in fiscal year.

(2)	Excludes previously expected openings of franchised restaurants in Russia

(3)	Excludes sales at franchised restaurants in Russia

For 2022, the payout threshold for each metric was set at 50% of the target performance payout, while the maximum was set at 200% of the target performance payout. If consolidated RBI organic Adjusted EBITDA were less than the threshold, there would be no payout.

Individual Achievement is measured based on a participant’s overall achievement of his or her individual performance goals. At the beginning of the year, a participant is assigned multiple quantitative and qualitative metrics called “Key Performance Indicators” or “KPIs” and each KPI is assigned a weighting. The Board approves the KPIs for the CEO and the Compensation Committee approves the KPIs for the CEO Direct Reports. These KPIs are generally measurable in nature and are established to correspond to relevant business goals depending on the role, such as franchisee profitability, digital sales, recruiting diversity and developing a sustainability framework, earnings per share, and guest satisfaction levels. None of the individual KPIs is material to understanding the bonus program or how annual cash incentive amounts were determined in 2022.

At the end of each year, the Chair of the Compensation Committee evaluates the individual performance of the CEO, and the CEO evaluates the individual performance of the CEO Direct Reports, including the other NEOs. Each KPI is expressed as a percentage of completion and is assigned a corresponding weight (with 100% being full completion of each KPI and reflective of the maximum award applicable to each KPI). Individual Achievement represents the sum of the percentage completion of each KPI after the appropriate weight has been applied to each. If a participant achieves less than 20% of the aggregate KPIs for his or her Individual Achievement, then he or she will not receive a bonus payout for that year even if the business achievement target is met or exceeded.

Actual 2022 Bonus Plan Awards.

Name	Base Salary Rate at 9/30 ($)	Bonus Target (%)	Consolidated Adjusted EBITDA (%)	Bus. Adjusted EBITDA (%)	NRG (%)	Comparable Sales (%)	Individual KPIs (%)	Actual Bonus ($)
José Cil	990,000	230	131.4	—	0	130.3	87.0	2,285,713
Matthew Dunnigan	650,000	130	131.4	—	0	130.3	100.0	875,696
Joshua Kobza	840,000	185	131.4	—	0	130.3	87.2	1,560,723
David Shear	700,000	140	131.4	200.0	82.4	200.0	89.0	1,323,085

Page 38	|	2023 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

Annual Bonus Program – Bonus Swap RSUs

Objectives and Considerations. As part of our commitment to fostering our ownership focus and mentality, RBI provides its executives with an opportunity to invest a portion of their annual cash bonus into RBI common shares (we refer to these purchased shares as “Investment Shares”) and leverage that investment through the issuance of matching RSUs (we refer to these RSUs as “Bonus Matching RSUs”).

2022 Bonus Swap Program. Under the 2022 Bonus Swap Program, eligible employees were offered an opportunity to use either 25% or 50% (the “Swap Election Percentage”) of their calculated net bonus for 2022 (after deducting an amount based on a theoretical tax rate of 40% in the US) to purchase Investment Shares. The number of Investment Shares purchased was calculated by multiplying the theoretical net bonus and the Swap Election Percentage and then dividing by the closing price on the trading day prior to the date of purchase reported on the TSX (denominated in Canadian dollars) for Canadian participants or on the NYSE (denominated in U.S. dollars) for all other participants. Each of our eligible NEOs elected a Swap Election Percentage of 50%.

Employees who elected to purchase Investment Shares also received Bonus Matching RSUs, based on their Swap Election Percentage and their level within the organization. For each participating NEO, the Bonus Matching RSUs were calculated as follows:

Gross Bonus	X	Swap Election (50%)	X	RSU multiplier (2.25x)	/	NYSE Closing Price ($67.75)	=	# Bonus Matching RSUs

The closing price is determined on the trading day prior to the grant date. Both the purchase date of the Investment Shares and the grant date for the Bonus Matching RSUs were the same as the bonus payment date under the 2022 Annual Bonus Program, which was February 22, 2023.

Dividend equivalents accrue on the Bonus Matching RSUs in additional RSUs having a fair market value as of the applicable dividend payment date equal to the value of the dividend that would have been distributed if a Bonus Matching RSU was an issued and outstanding common share (the “Dividend Equivalents”). The Dividend Equivalents are subject to the same terms and conditions as the Bonus Matching RSUs to which they relate and will be settled on the relevant settlement date of the Bonus Matching RSUs.

For the Bonus Matching RSUs issued in 2023 for the 2022 bonus payout, the Bonus Matching RSUs will vest ratably on December 15 of 2023, 2024, 2025 and 2026, subject to the retention of the Investment Shares. All of the unvested Bonus Matching RSUs will be forfeited if an NEO’s service to RBI is terminated for any reason other than termination without cause within 12 months after a change of control. The Compensation Committee approved the grants of Bonus Matching RSUs to the participants in the 2022 Bonus Swap Program in December 2021.

The following table sets forth, for each NEO, the number of Bonus Matching RSUs issued to such NEO on February 22, 2023:

NEO	2022 Bonus Matching RSUs (#)
José Cil	37,954
Matthew Dunnigan	14,541
Joshua Kobza	25,916
David Shear	21,970

These Bonus Matching RSUs will be reported in the 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table.

Restaurant Brands International	2023 Proxy Statement	|	Page 39

Compensation Discussion and Analysis

2021 Bonus Swap Program. The terms of the 2021 Bonus Swap Program are substantially the same as the 2022 Bonus Swap Program. The amounts set forth below reflect the Bonus Matching RSUs issued to each NEO on February 25, 2022:

NEO	2021 Bonus Matching RSUs (#)
José Cil	45,404
Matthew Dunnigan	15,816
Joshua Kobza	30,605
David Shear	18,990

Additional information regarding these Bonus Matching RSUs is provided in the 2022 Summary Compensation Table, the 2022 Grants of Plan-Based Awards Table and the 2022 Outstanding Equity Awards at Fiscal Year-End Table.

Long-term Incentive Grants

Consistent with our values of ownership and meritocracy, our Compensation Committee believes equity-based compensation should be an important component of our compensation structure. In addition to the opportunity to participate in the ownership of RBI through the Annual Bonus Swap Program, for 2022 we provided equity awards to NEOs in the form of PSUs.

Beginning in 2021, the Compensation Committee adopted a long-term compensation philosophy of granting smaller, shorter vested, more consistent equity awards than the prior practice of granting larger awards, but not on an annual basis. In keeping with our principle of meritocracy, the Compensation Committee has maintained discretion with respect to the size of awards within the applicable compensation levels.

On April 11, 2022, the Compensation Committee approved long-term incentive awards to the NEOs with a grant date of April 20, 2022, in the form of PSUs that cliff vest on February 25, 2025. The performance measures for purposes of determining the number of PSUs earned consist of three-year compound annual growth rates for organic Adjusted EBITDA, comparable sales and NRG, which are subject to a multiplier based on our relative total shareholder return (“rTSR”) against the S&P 500 Index.

Each performance criteria may be earned at 50% at threshold performance, 100% at target performance and 150% at maximum performance. Performance below threshold will cause that portion to be earned at 0% and if total performance is less than 50% (prior to applying the rTSR modifier), none of the award will be earned. The rTSR multiplier will be applied as follows:

Performance Level	TSR Percentage Earned (% of Target)
>75th Percentile	150%
60th – 75th Percentile	Linear interpolation
40th – 60th Percentile	100%
25th – 40th Percentile	Linear interpolation
<25th Percentile	50%

In addition, if an executive’s service to RBI is terminated (other than due to death or disability) prior to February 25, 2024, he or she will forfeit the entire award.

Page 40	|	2023 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

The grants to the applicable NEOs were as follows:

Name	# of PSUs
José Cil	149,452
Matthew Dunnigan	49,817
Joshua Kobza	124,543
David Shear	59,780

Additional information regarding these awards is provided in the 2022 Summary Compensation Table, the 2022 Grants of Plan-Based Awards Table and the 2022 Outstanding Equity Awards at Fiscal Year-End Table.

Stock Incentive Plans

Any equity-based awards described in this section are subject to the terms of the relevant stock incentive plans pursuant to which they have been issued. Our stock incentive plans are described in Proposal 4 and Appendix D to this proxy statement.

Benefits and Perquisites

In addition to base salary, annual cash bonuses and long-term equity incentives, we provide the following executive benefit programs to our NEOs and other executives:

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs is limited to the lesser of $1.3 million or 2.75 times base salary.

Executive Health Plan

Mr. Shear received medical coverage for 2022 via an international benefits policy. Under this program, we pay the premiums for this insurance coverage, which pays 100% of most of the medical and dental expenses of Mr. Shear. Further details are provided in the 2022 All Other Compensation Table.

Other Benefits

We also maintain a comprehensive benefits program consisting of retirement income and health and welfare plans, which are available to the NEOs on the same basis as all other full-time employees. The objective of the program is to provide full-time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability, or illness, which may interrupt the eligible employee’s employment or income received as an active employee. Our health and welfare plans consist of life, disability and health insurance benefit plans that are available to all eligible full-time employees. We also provide a 401(k) plan that is available to all eligible full-time U.S. employees. The 401(k) plan includes a matching feature of up to four percent of the employee’s base salary, subject to IRS limits.

RBI provides tax support in the form of tax equalization and tax preparation services to each of the salaried NEOs for business reasons. We also pay for annual comprehensive physicals for employees at the level of vice president and above. Additionally, we offer, at our cost, long term disability insurance of up to 60% of eligible earnings, not to exceed $10,000 per month. From time to time, RBI provides other limited perquisite benefits. Further details are provided in the 2022 All Other Compensation Table.

Restaurant Brands International	2023 Proxy Statement	|	Page 41

Compensation Discussion and Analysis

Clawback and Anti-Hedging Policies

The Compensation Committee maintains a clawback policy which requires RBI to seek to recoup incentive awards made to RBI’s executive officers if the financial results on which such awards were based are subsequently restated within a two-year period and the executive officer’s intentional misconduct contributed to the restatement. Our Amended and Restated 2014 Omnibus Incentive Plan provides that any awards granted under the plan on or after January 1, 2017 are subject to recoupment pursuant to the clawback policy and applicable law. In addition, our stock option, PSU and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to RBI.

Our insider trading policy limits the timing and types of transactions in RBI securities by executive officers, directors, and employees, including our NEOs. Among other restrictions, the policy prohibits short selling, hedging, margin accounts, and pledging transactions by RBI employees, including the NEOs, other than broker assisted exercise or settlement of equity awards. Non-employee directors are prohibited from short-selling RBI securities and transacting in puts or calls on RBI securities and also must comply with pre-clearance procedures for any other hedging, margin account or pledge transactions.

Stock Ownership Guidelines

To further align the interests of RBI’s executive officers with those of its stockholders and ensure a long-term perspective, the Compensation Committee has adopted minimum stock ownership guidelines. Effective January 2021, the minimum ownerships levels are as follows:

Position	Guidelines Multiple of Base Salary
CEO	12x Base Salary
Pay Band 9 & 10 (Executive Vice President and C-Suite)	6x Base Salary
Pay Band 8 (Senior Vice President)	4x Base Salary
Pay Band 7 (Vice President)	2x Base Salary

Executives have five years from the adoption date of the policy or from their initial promotion into an eligible position to achieve the required ownership levels. Executive officers that were subject to the prior guidelines from 2017 must currently meet the requirements of 5x base salary for the CEO and 3x base salary for Pay Bands 9 & 10 (unless they have been in position for less than five years) and then meet the new requirements within five years from January 2021 or, if later, the start date in the applicable position. The Compensation Committee may allow exceptions to these guidelines in the event of hardship or other extraordinary circumstances.

These guidelines provide that (1) outstanding RBI common shares and Partnership exchangeable units directly owned, (2) outstanding RBI common shares and Partnership exchangeable units held by an executive’s spouse or dependent children or by a trust held for the benefit of the executive’s spouse and/or children where executive and/or spouse is trustee or investment advisor, (3) RSUs held by executive, net of assumed 45% tax rate, (4) earned but unvested PSUs held by executive, net of assumed 45% tax rate, and (5) vested options (calculated on after-tax net proceeds, assuming a 45% tax rate) may be included in determining whether an officer has met the minimum ownership requirement.

As of February 28, 2023, the total value of equity held by Mr. Cil, our then Chief Executive Officer, in accordance with the policy was $90.3 million, or 91.2x his base salary rate, consisting of $5,029,486 after tax RSUs, $21,180,608 after tax earned PSUs, $4,481,740 after tax option value, $52,762,743.41 common shares held by Mr. Cil or trusts for the benefit of his family members, and $6,820,333 Partnership units (based on the closing price of our common shares on the NYSE that day of $64.49).

Page 42	|	2023 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

As of March 1, 2023, the total value of equity held by Mr. Kobza, our new Chief Executive Officer, in accordance with the policy was $50,322,792, or 55.9x his base salary rate, consisting of $3,738,031 after tax RSUs, $16,973,535 after tax earned PSUs, $5,740,233.07 after tax option value, $24,525,481 common shares held by Mr. Kobza, and $345,512 Partnership units (based on the closing price of our common shares on the NYSE that day of $63.83).

Employment and Separation Agreements

During 2022, RBI and two of its subsidiaries (Burger King Company LLC or a subsidiary thereof and The TDL Group Corp.) had employment agreements (the “Tri-Party Employment Agreements”) in place with each of Messrs. Cil, Kobza and Dunnigan due to the fact that these executives allocate their working hours among RBI and the subsidiaries. Pursuant to the Tri-Party Employment Agreements, each company is responsible for paying that portion of the executive’s salary and annual bonus based on the percentage of the executive’s working hours allocated to such company. Each Tri-Party Employment Agreement sets forth the base salary and the target bonus (as a percentage of base salary) of the executive (as described above). The Tri-Party Employment Agreements also provide that (i) each of the executives is tax equalized to the U.S. to help ensure that the executive does not gain or lose financially due to the different tax and social security implications or consequences of the executive’s employment with the three companies and (ii) that RBI will pay for tax preparation services for such executive. Either the company or the executive may terminate the employment relationship at any time. If a company terminates the employment of an executive under its respective employment agreement without cause or due to the executive’s death or disability, the provisions of RBI’s policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, including, if applicable, RBI’s severance policy, or provincial employment standards legislation, if such legislation provides for greater severance benefits, will apply. This severance will be paid to the executives by the respective companies based on the same allocation applied to base compensation. If an executive is terminated by one company, his or her employment with the other companies will also terminate.

In December 2020, Mr. Shear entered into a letter agreement with several of our foreign subsidiaries regarding his salary, bonus, and benefits. In 2021, he entered into a tax equalization agreement with respect to compensation while he is employed in Switzerland, so that his tax responsibility will be based on employment in the US.

In November 2022, Mr. Doyle entered into a letter agreement which states that he will not be paid a base salary or be eligible to participate in the annual bonus plan, but provided for the grant of the equity awards described above as well as an agreement that for two years following his start date he will spend more time actively contributing to the company than on any other business project. Per our agreement with Mr. Doyle, during his service as independent Chairman of Best Buy, he is not permitted to serve as Chairman at any additional public company. He has also committed to not serve as CEO of another company during his time at RBI, except for a private company in which he is invested and in such case on an emergency interim basis for no more than six months.

In February 2023, Mr. Cil entered into several agreements that modify his Tri-Party Employment Agreements to terminate the agreements with RBI and The TDL Group Corp. and amend his agreement with Burger King Company to reflect his role as an advisor, effective March 1, 2023. In this position he will receive an annual base salary of $200,000 and will not participate in any annual incentive programs. We have also entered into a separation agreement with Mr. Cil pursuant to which we agreed to provide COBRA coverage for up to 18 months after his term as advisor, and Mr. Cil provided us with a full release.

Non-Competition and Confidentiality

Each of the NEOs has agreed in his or her employment agreement or in a non-compete, non-solicitation and confidentiality agreement (i) not to compete with us during the term of his or her employment and for one year after the termination of employment, (ii) not to solicit our employees or franchisees during the term of his or her

Restaurant Brands International	2023 Proxy Statement	|	Page 43

Compensation Discussion and Analysis

employment and for one year after termination, and (iii) to maintain the confidentiality of our information. If the executive breaches any of these covenants, we will cease providing any severance (if applicable) or other benefits to him or her.

Actions Regarding 2023 Compensation

In addition to the decisions discussed above, the Compensation Committee met in January and February of 2023 to review compensation philosophy and set compensation for 2023. The Compensation Committee adopted a peer group to benchmark compensation against beginning in 2023 and engaged F.W. Cook to assist with developing the peer group. The peer group was selected with a mix of restaurants, hospitality, gaming, consumer packaged goods and household products within a range of our revenue and market capitalization.

The peer group includes the following:

Chipotle Mexican Grill, Inc.	Kellogg Company	McDonald’s Corporation
Darden Restaurants, Inc.	Kimberly-Clark Corporation	Royal Caribbean Cruises Ltd.
Domino’s Pizza, Inc.	Kraft Heinz Company	Starbucks Corporation
Hilton Worldwide Holdings, Inc.	Las Vegas Sands Corp.	The Wendy’s Company
Hyatt Hotels Corporation	Marriott International, Inc.	Yum! Brands, Inc.

2023 Annual Incentive Plan. In February 2023, the Compensation Committee recalibrated the weighting of NRG and comparable sales for certain business units and removed the free cash flow reduction from the plan to avoid disincentivizing investments in the business with the potential for attractive returns. The requirement to meet the threshold consolidated RBI organic Adjusted EBITDA in order to be eligible for an incentive payment remains 50% achievement.

2023 Long Term Incentive Grants.

For 2023, the Compensation Committee determined to grant all equity to NEOs in the form of PSUs in order to align incentives with our business priorities and based on feedback from shareholder engagement. Other than the grants to Mr. Kobza in connection with his appointment as Chief Executive Officer as further described above, the performance metric for the PSUs is based on the relative total shareholder return of our common shares on the NYSE compared to the performance of the S&P 500 for the period from December 30, 2022 (the last trading day of the year) to December 31, 2025. The Compensation Committee established the following performance levels:

Performance Level	Percentage Earned (% of Target)
>85th Percentile	150%
50th – 85th Percentile	Linear interpolation
50th Percentile	100%
25th – 50th Percentile	Linear interpolation
25th Percentile	50%
<25th Percentile	0%

The grants to the NEOs were as follows:

Name	# of PSUs
Matthew Dunnigan	36,900
David Shear	73,800

Additional information regarding these awards will be provided in the 2023 Grants of Plan-Based Awards Table and the 2023 Outstanding Equity Awards at Fiscal Year-End Table.

Page 44	|	2023 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have approved the inclusion of the Compensation Discussion & Analysis in this proxy statement.

COMPENSATION COMMITTEE Alexandre Behring, Chair Paul Fribourg Golnar Khosrowshahi April 10, 2023

Restaurant Brands International	2023 Proxy Statement	|	Page 45

Executive Compensation

EXECUTIVE COMPENSATION

The following tables provide information on the compensation of our NEOs for our 2022 fiscal year. Our NEOs include the individual who served as our CEO during 2022, the individual who served as CFO during 2022 and our three other most highly compensated officers who were serving as executive officers at the end of 2022.

2022 Summary Compensation Table

Named Executive Officer	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

J. Patrick Doyle*	2022	—	81,462,500	35,200,000	—	—	116,662,500

José Cil*	2022	972,639	13,575,946	—	2,285,713	217,044	17,051,342
CEO	2021	920,577	10,769,665	—	2,262,134	16,412	13,968,789
	2020	553,370	17,716,706	—	1,687,200	97,140	20,054,416

Matthew Dunnigan	2022	620,347	4,563,480	—	875,696	150,463	6,210,013
CFO	2021	590,192	3,630,941	—	788,035	10,401	5,019,570
	2020	529,533	3,805,199	518,000	603,488	10,852	5,467,072

Joshua Kobza*	2022	832,442	10,907,929	—	1,560,723	94,928	13,396,022
COO	2021	770,577	8,754,985	—	1,524,846	759,664	11,810,072

	2020	677,120	14,220,511	—	1,186,250	59,195	16,143,077

David Shear(1)	2022	692,024	5,476,751	—	1,323,085	1,562,202	9,054,082
President, International	2021	622,142	3,675,466	—	946,127	728,928	5,972,642

*

Mr. Doyle joined RBI as Executive Chairman on November 16, 2022. Beginning March 1, 2023, Mr. Kobza became the CEO and Mr. Cil became an advisor. Note that Mr. Cil elected to forgo 50% of his salary for the six months ended September 30, 2020.

(1)

Unless otherwise stated, amounts paid to Mr. Shear in Swiss francs were converted to U.S. dollars based on the exchange rate published in Bloomberg on December 30, 2022, as follows: 1 U.S. dollars = 0.93203 Swiss francs.

(2)

Amounts shown in this column include the aggregate grant date fair value of Bonus Matching Restricted Share Units (“Bonus Matching RSUs”) granted in calendar years 2022, 2021, and 2020 under the Bonus Swap Program to the NEOs for 2021, 2020, and 2019 and computed in accordance with FASB ASC Topic 718. Under the Bonus Swap Program for such years, the Bonus Matching RSUs for the participating NEOs were calculated by (1) multiplying an NEO’s gross bonus by the Swap Election Percentage of 50%, (2) multiplying this amount by two (or for 2022 grant 2.25), and (3) dividing the total by the closing price of an RBI common share on the trading day preceding the grant date. Additionally, for 2021 amounts in this column include the aggregate grant date fair value of discretionary restricted stock units (“RSUs”) computed in accordance with FASB ASC Topic 718. Our NEOs have not actually received this compensation nor do these amounts reflect the actual value that will be recognized by the NEO. For additional information on the valuation assumptions regarding the stock awards, refer to Note 14 to our audited consolidated financial statements for the year ended December 31, 2022, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

(3)

For Messrs. Doyle, Cil, Dunnigan, Kobza, and Shear, $51,592,500, $11,031,052, $3,676,993, $9,192,519, and $4,412,362, respectively, of this amount represents the aggregate grant date fair value of PSUs granted in calendar year 2022 based on the grant date. For Mr. Doyle, the aggregate grant date fair value of the PSUs was computed based on the probable outcome of the performance target. For Messrs. Cil, Dunnigan, Kobza and Shear, the aggregate grant date fair value of the PSUs was computed based on the probable outcome of the relative TSR modifier as of the grant date and 100% achievement of the performance targets. The value of the PSUs at the grant date assuming the highest level of performance achieved (earned at 150% of targets) and the probable outcome of the relative TSR modifier would be $16,546,578, $5,515,489, $13,788,778, and $6,618,543, for Messrs. Cil, Dunnigan, Kobza, and Shear, respectively. The dividend equivalents are converted to shares if and to the extent the underlying PSUs or RSUs vest. Actual amounts will be based on the RBI share price on the settlement date.

(4)

The amounts reported in this column reflect compensation earned for 2022 performance under our Annual Bonus Program. We make payments under this program in the first quarter of the calendar year following the calendar year in which the bonus was earned after finalization of our audited financial statements. As discussed above under “Compensation Discussion and Analysis—Bonus Swap Program”, in February 2023, each of the NEOs elected to swap 50% of their calculated net non-equity incentive plan compensation (the maximum permitted pursuant to the program) to purchase RBI common shares. The amounts of 2022 non-equity compensation forgone and used to purchase RBI common shares in February 2023 were as follows: Mr. Cil—$678,597; Mr. Dunnigan—$236,363; Mr. Kobza—$457,424; and Mr. Shear—$274,365 and were calculated on an after-tax basis assuming a 40% tax rate.

(5)	Details of the amounts set forth in this column related to 2022 are included in the 2022 All Other Compensation Table.

Page 46	|	2023 Proxy Statement	Restaurant Brands International

Executive Compensation

2022 All Other Compensation Table

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the 2022 Summary Compensation Table.

Named Executive Officer	Year	Company Contribution to Retirement and 401(k) Plans ($)(1)	Tax Equalization ($)(2)	Expatriate Benefits ($)(3)	Other ($)(4)	Total ($)

Patrick Doyle	2022	—	—	—	—	—

José Cil	2022	11,600	200,343	—	5,101	217,044

Matthew Dunnigan	2022	—	148,934	—	1,530	150,463

Joshua Kobza	2022	11,600	80,598	—	2,730	94,928

David Shear	2022	92,160	1,085,305	320,684	64,053	1,562,202

(1)	These amounts represent RBI’s match to the retirement plan of each respective NEO.
(2)

Pursuant to the Tri-Party Employment Agreements with Messrs. Cil, Dunnigan, and Kobza, we tax equalize each executive’s compensation to the U.S., including with respect to vesting of equity awards. See discussion of Tri-Party Employment Agreements in the CD&A above. Pursuant to our agreement with Mr. Shear, we have agreed to tax equalize his Swiss cash compensation to U.S. income tax rates. Amounts above reflect gross payments made to non-U.S. tax authorities and are not net of refunds received by RBI with respect to prior year over withheld payments for Mr. Cil—$5,565 and Mr. Dunnigan—$3,045.

(3)	Includes expatriate benefits for Mr. Shear.
(4)

Includes the cost of premiums for the Executive Life Insurance Program for Messrs. Cil, Dunnigan and Kobza, the imputed value of tax preparation costs of $500 for Messrs. Cil, Dunnigan, and Kobza, and $2,000 for Mr. Shear and, and the cost of an executive physical for Messrs. Cil and Kobza. For Mr. Shear this also includes employer paid sickness and accident insurance, and family, child and education, transportation and personal health allowances.

Restaurant Brands International	2023 Proxy Statement	|	Page 47

Executive Compensation

2022 Grants of Plan-Based Awards Table

The following table provides information about cash (non-equity) and equity compensation awarded to our NEOs in 2022, including: (1) the range of possible cash payouts under our 2022 Annual Bonus Program; (2) the grant date and approval date of equity awards; (3) the number of Bonus Matching RSUs awarded in February 2022 in connection with the 2021 Annual Bonus Program; and (4) the grant date fair value of the Bonus Matching RSUs and PSUs awarded during 2022 as described above in Notes 3, 4 and 5 to the 2022 Summary Compensation Table, respectively. The Bonus Matching RSUs are discussed in greater detail in the CD&A above.

Named Executive Officer	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Stock Unit, or Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Threshold ($)(1)(2)	Target ($)(1)(2)	Maximum ($)(1)(2)			Threshold (#)	Target (#)	Maximum (#)
J. Patrick Doyle	—	—	—	11/21/22	11/14/22					2,000,000	$66.74	35,200,000
				11/21/22	11/14/22	375,000	750,000	1,500,000				51,592,500
				11/21/22	11/14/22				500,000			29,870,000

José Cil	967,725	2,277,000	3,984,750		12/13.21
				02/25/22	01/19/22				45,404			2,544,894
				04/20/22	04/11/22	37,363	149,452	336,267				11,031,052

Matthew Dunnigan	359,125	845,000	1,478,750		12/13.21
				02/25/22	01/19/22				15,816			886,487
				02/25/22	04/11/22	12,454	49,817	112,088				3,676,993

Joshua Kobza	660,450	1,554,000	2,719,500		12/13.21
				02/25/22	01/19/22				30,605			1,715,410
				02/25/22	04/11/22	31,136	124,543	280,222				9,192,519

David Shear	416,500	980,000	1,715,000		12/13/21
				02/25/22	01/19/22				18,990			1,064,390
				02/25/22	04/11/22	14,945	59,780	134,505				4,412,362

(1)	Amounts shown in these columns were calculated using each NEO’s base salary as of September 30, 2022 (Mr. Cil—$990,000; Mr. Dunnigan—$650,000; Mr. Kobza—$840,000; and Mr. Shear—$700,000).
(2)

Threshold amounts reflect amounts payable under our 2022 Annual Bonus Program assuming that Business Achievement was 50% and Individual Achievement was 20%. Target amounts assume that the Business Achievement was 100% and Individual Achievement was 100%. Maximum amounts assume that the Business Achievement was 200% and Individual Achievement was 100%. Amounts do not take into consideration the percentage that the bonus could be negatively adjusted under the Free Cash Flow Adjustment (up to 30%) or the impact of CEO or Compensation Committee discretion. A full discussion of our 2022 Annual Bonus Program is included in the CD&A above.

(3)

For Messrs. Cil, Dunnigan, Kobza and Shear, the threshold amounts reflect shares earned assuming the performance criteria are met at 50% and the TSR multiplier is 50%; the target amounts reflect shares earned assuming the performance criteria are met at 100% and the TSR multiplier is 100%; and the maximum amounts reflect shares earned assuming the performance criteria are met at 150% and the TSR multiplier is 150%. For Mr. Doyle, the threshold amount reflects shares earned assuming the threshold share price is achieved; the target amount reflects shares earned assuming the target share price is achieved; and the maximum amount reflects shares earned assuming the maximum share price is achieved.

(4)	See Note 2 to the 2022 Summary Compensation Table and Note 15 to the 2022 Outstanding Equity Awards at Fiscal Year-End Table for more information.

Page 48	|	2023 Proxy Statement	Restaurant Brands International

Executive Compensation

2022 Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards				Stock Awards
Named Executive Officer	Grant Date		Securities Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(22)	Market Value of Shares or Units of Stock that Have Not Vested ($)(23)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(22)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(23)
Patrick Doyle	11/21/22	(1)		2,000,000	66.74	11/20/32
	11/21/22	(2)					500,000	32,335,000
	11/21/22	(3)							750,000	48,502,500

José Cil	03/06/15	(4)	35,967	—	42.26	03/05/25	—	—	—	—
	03/06/15	(5)	166,667	—	42.26	03/05/25	—	—	—	—
	02/26/16	(6)	118,237	—	33.67	02/25/26	—	—	—	—
	02/23/18	(7)	—	—	—	—	262,265	16,960,709	—	—
	02/22/19	(8)	—	—	—	—	16,429	1,062,454	—	—
	02/22/19	(9)	—	—	—	—	314,554	20,342,179	—	—
	02/21/20	(10)	—	—	—	—	19,079	1,233,859	—	—
	02/21/20	(11)	—	—	—	—	277,638	17,954,879	—	—
	02/19/21	(12)	—	—	—	—	14,838	959,553	—	—
	02/19/21	(13)	—	—	—	—	17,573	1,136,421
	02/19/21	(14)	—	—	—	—			107,033	6,921,840
	02/25/22	(15)	—	—	—	—	35,063	2,267,515
	04/20/22	(16)	—	—	—	—	—	—	152,483	9,861,046

Matthew Dunnigan	03/06/15	(5)	30,000	—	42.26	03/05/25	—	—	—	—
	02/24/17	(17)	40,000	—	55.55	02/23/27	—	—	—	—
	05/05/17	(18)	40,000	—	56.92	05/04/27	—	—	—	—
	02/23/18	(19)	—	100,000	58.44	02/22/28	—	—	—	—
	02/22/19	(8)	—	—	—	—	7,435	480,815	—	—
	02/22/19	(9)	—	—	—	—	114,383	7,397,156	—	—
	02/21/20	(10)	—	—	—	—	8,201	530,387	—	—
	02/21/20	(11)	—	—	—	—	55,528	3,590,976	—	—
	02/21/20	(20)	—	50,000	66.31	02/20/30	—	—	—	—
	02/19/21	(12)					5,307	343,199	—	—
	02/19/21	(13)	—	—	—	—	5,858	378,807
	02/19/21	(14)							35,678	2,307,280
	02/25/22	(15)	—	—	—	—	12,214	789,865
	04/20/22	(16)	—	—	—	—	—	—	50,827	3,286,993

Joshua Kobza	03/06/15	(4)	35,494	—	42.26	03/05/25	—	—	—	—
	03/06/15	(5)	300,000	—	42.26	03/05/25	—	—	—	—
	05/05/17	(18)	200,000	—	56.92	05/04/27	—	—	—	—
	02/22/19	(8)	—	—	—	—	15,228	984,783	—	—
	02/22/19	(9)	—	—	—	—	257,362	16,643,601	—	—
	02/21/20	(10)	—	—	—	—	16,053	1,038,151	—	—
	02/21/20	(11)	—	—	—	—	222,111	14,363,903	—	—
	02/19/21	(12)	—	—	—	—	10,432	674,621	—	—
	02/19/21	(13)					14,644	947,018
	02/19/21	(14)							89,194	5,768,200
	02/25/22	(15)	—	—	—	—	23,635	1,528,457	—	—
	04/20/22	(16)	—	—	—	—	—	—	127,068	8,217,517

David Shear	02/24/17	(17)	100,000	—	55.55	02/23/27	—	—	—	—
	02/23/18	(19)	—	40,000	58.44	02/22/28	—	—	—	—
	02/22/19	(8)	—	—	—	—	9,680	626,021	—	—
	02/22/19	(9)	—	—	—	—	57,192	3,698,578	—	—
	02/21/20	(10)	—	—	—	—	6,699	433,215	—	—
	02/21/20	(20)	—	25,000	66.31	02/20/30	—	—	—	—
	02/21/20	(11)	—	—	—	—	27,764	1,795,488	—	—
	12/14/20	(21)	—	—	—	—	21,487	1,389,541	—	—
	02/19/21	(12)					5,698	378,807
	02/19/21	(13)	—	—	—	—	5,858	378,807	—	—
	02/19/21	(14)							35,678	2,307,280
	02/25/22	(15)	—	—	—	—	14,664	948,344	—	—
	04/20/22	(16)	—	—	—	—	—	—	60,992	3,944,366

Restaurant Brands International	2023 Proxy Statement	|	Page 49

Executive Compensation

(1)	Reflects stock options granted to the executive that vest on November 21, 2027.
(2)	Reflects RSUs granted to the executive that vest ratably over five years on November 21st of 2023, 2024, 2025, 2026 and 2027.
(3)

The shares reported in this row represent the target number of shares issuable under the PSU award granted on November 21, 2022 that cliff vest on May 21, 2028, subject to early vesting. The PSUs represent the right to receive a variable number of shares based on RBI’s stock price 30 consecutive trading day VWAP performance meeting stated thresholds from the period beginning May 21, 2025 through the vesting date.

(4)	Reflects Bonus Matching Options issued on March 6, 2015 in connection with the 2014 Bonus Swap Program.
(5)	Reflects stock options granted to the executive that vested March 5, 2020.
(6)	Reflects stock options granted to the executive. These stock options vested on February 26, 2021.
(7)

The shares reported in this row represent shares issuable under the PSU award granted on February 23, 2018 to Mr. Cil that will cliff vest on February 23, 2023. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during the three-year performance period from 2016-2018. In January 2019, the Compensation Committee determined RBI’s achievement was 101% of the performance goal for the PSUs.

(8)

Reflects Bonus Matching RSUs issued on February 22, 2019 in connection with the 2018 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2023.

(9)

The shares reported in this row represent shares issuable under the PSU award granted on February 22, 2019 that cliff vest on February 22, 2024. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020. In January 2022, the Compensation Committee determined RBI’s achievement was 100% of the performance goal for the PSUs.

(10)

Reflects Bonus Matching RSUs issued on February 21, 2020 in connection with the 2019 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2024.

(11)

The shares reported in this row represent shares issuable under the PSU award granted on February 21, 2020 that cliff vest on February 21, 2025. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020. In January 2022, the Compensation Committee determined RBI’s achievement was 100% of the performance goal for the PSUs.

(12)

Reflects Bonus Matching RSUs issued on February 19, 2021 in connection with the 2020 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if any of the Investment Shares in connection with which they were issued are sold prior to vesting. The Bonus Matching RSUs vest ratably on December 31st of 2021, 2022, 2023 and 2024.

(13)	Reflects RSUs granted to the executive that vest ratably over three years on December 31st of 2021, 2022 and 2023.
(14)

The shares reported in this row represent the target number of shares issuable under the PSU award granted on February 19, 2021 that cliff vest on February 19, 2024. The PSUs represent the right to receive a variable number of shares based on RBI’s actual performance on a relative total shareholder return from December 2020 to December 2023.

(15)

Reflects Bonus Matching RSUs issued on February 25, 2022 in connection with the 2021 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if any of the Investment Shares in connection with which they were issued are sold prior to vesting. The Bonus Matching RSUs vest ratably on December 31st of 2022, 2023, 2024 and 2025.

(16)

The shares reported in this row represent the target number of shares issuable under the PSU award granted on April 20, 2022 that cliff vest on February 25, 2025. The PSUs represent the right to receive a variable number of shares based on RBI’s 3-year CAGR for organic Adjusted EBITDA, comparable sales and NRG, as modified by actual performance on a relative total shareholder return from December 2021 to December 2024.

(17)	Reflects stock options granted to the executive. These stock options vested on February 24, 2022.
(18)	Reflects stock options granted to the executive. These stock options vested on May 5, 2022.
(19)	Reflects stock options granted to the executive. These stock options will cliff vest on February 23, 2023.
(20)	Reflects stock options granted to the executive. These stock options will cliff vest on February 21, 2025.
(21)

The shares reported in this row represent shares issuable under the PSU award granted on December 14, 2020 that cliff vest on February 21, 2025. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020. In January 2022, the Compensation Committee determined RBI’s achievement was 100% of the performance goal for the PSUs.

(22)

Includes dividend equivalents as of December 31, 2022 on (i) unvested RSUs and (ii) on unvested PSUs. Dividend equivalents are accrued (in the form of additional units) on the RSUs and PSUs during the vesting period. The dividend equivalents are converted to shares if and when the underlying RSUs or PSUs vest.

(23)	Amounts reflect the market value of the RSUs or PSUs based on the closing price of an RBI common share on December 30, 2022 of $64.67, multiplied by the number of RSUs or PSUs.

Page 50	|	2023 Proxy Statement	Restaurant Brands International

Executive Compensation

2022 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise Date ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

José Cil	—	—	55,441	3,585,341

Matthew Dunnigan	—	—	14,880	962,289

Joshua Kobza	—	—	47,936	3,100,034

David Shear	169,478	4,327,469	22,817	1,475,544

Patrick J. Doyle	—	—	—	—

(1)

The value realized on exercise of options is calculated by multiplying the number of shares exercised times the difference between the fair market value of a common share at the time of exercise and the exercise price of the options.

(2)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing price of our shares on the date the stock awards vested.

Potential Payments Upon Termination or Change in Control Table

The table below sets forth the potential payments that would be due to our named executive officers if they had been terminated on December 31, 2022. We do not provide for any specific payments upon the occurrence of only a change in control.

Messrs. Doyle, Cil, Dunnigan, Kobza, and Shear

The amounts Messrs. Doyle, Cil, Dunnigan, Kobza, and Shear would have been entitled to receive upon termination of employment on December 31, 2022 due to (1) death or disability, (2) without cause or (3) without cause after a Change in Control would have been governed by:

›	the terms of their respective employment agreements, which are described earlier under the heading “Compensation Discussion and Analysis – Employment Agreements”;

›

the Restaurant Brands International Inc. U.S. Severance Pay Plan (the “RBI Severance Plan”), while Mr. Shear is resident in Switzerland, we expect that we would pay severance consistent with this plan;

›	the 2022 Annual Bonus Program, as amended; and

›	the terms of their respective outstanding equity grants under our 2014 Omnibus Plan.

None of the employment agreements with our NEOs provide for any termination payments if the employee terminates his or her employment for “good reason”.

Programs

RBI Severance Pay Plan. – Pursuant to the RBI Severance Plan adopted on October 21, 2016 and updated on November 1, 2016, eligible employees whose employment is involuntarily terminated due to reductions in staff, position elimination, facility closing, closure of a business unit or organizational changes or restructuring are entitled to two weeks of severance for every year worked, with an eight-week minimum and capped at eight months for employees at the level of vice president and above. In addition, employees are entitled to receive continued group medical, dental and vision coverage at the active employee rate for the longer of three months or the employee’s severance pay period, subject to certain conditions. The employee’s right to receive these benefits is subject to his or her execution of a general release of claims in favor of his or her employer and entry into other separation documents.

Restaurant Brands International	2023 Proxy Statement	|	Page 51

Executive Compensation

Equity Award Agreements

All of the equity awards provide that subject to terms and conditions imposed by the Compensation Committee in accordance with the 2014 Omnibus Plan, the awards will vest in full upon a termination Without Cause within 12 months following a Change in Control, as defined in the 2014 Omnibus Plan.

Bonus Matching Restricted Share Units – Pursuant to the award agreements governing the issuances of our Bonus Matching RSUs granted beginning in 2021, all unvested Bonus Matching RSUs will be forfeited if the employee’s employment is terminated. Pursuant to the award agreements governing the issuances of our Bonus Matching RSUs granted prior to 2021, (a) if the employee’s employment is terminated prior to the second December 31 following the grant date (e.g. December 31, 2022 for the Bonus Matching RSUs granted in February 2020) for any reason other than death or disability, all of the Bonus Matching RSUs will be forfeited; (b) if the employee’s employment is terminated on or after such date but prior to the vesting date either (1) “Without Cause” or (2) by reason of the employee’s Retirement (each as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 40% on the second December 31 following the grant date, 60% on third December 31 following the grant date, 80% on the fourth December 31 following the grant date and 100% the fifth December 31 following the grant date; (c) if the employee’s employment is terminated by reason of the employee’s Disability (as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 20% on each December 31 following the grant date; and (d). if the employee’s employment is terminated by reason of the employee’s death, the Bonus Matching RSUs shall be deemed to have been vested 20% on the first December 31 following the grant date, 40% on the second December 31 following the grant date and 100% on the third December 31 following the grant date.

Stock Options – Pursuant to the award agreements governing the issuances of stock options, if an employee is terminated prior to the vesting date, (i) “Without Cause” or (ii) by reason of the employee’s Retirement or Disability (each as defined in the award agreement), the employee (or such other person who is entitled to exercise the option) shall be vested in the number of common shares subject to the option as if the common shares subject to the option vested 20% on each of the first through fifth anniversaries of the grant date. If the employment is terminated by reason of the employee’s death, then the employee’s beneficiary shall be vested in the number of common shares subject to the option as if the common shares subject to the option vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. In any such event, the employee, or his or her beneficiary, may exercise the option to the extent vested on the date of termination of service for a period of (1) 90 days, in the case of termination Without Cause or (2) one year, in the case of termination due to death, Retirement or Disability.

Performance Share Units – Pursuant to the 2018 PSU award agreements with Mr. Cil, if the executive’s employment is terminated for any reason (other than death or disability) on or after February 23, 2021 (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s Retirement (each as defined in the award agreement), the PSUs shall be deemed to have been vested 50% on February 23, 2021 and 100% on February 23, 2023. If his employment is terminated by reason of his disability, the PSUs shall be deemed vested 20% on each of the first through fifth anniversary of the grant date. If his employment is terminated by reason of death, the PSUs shall be deemed to have been vested 20% on February 23, 2019, 40% on February 23, 2020 and 100% on February 23, 2021.

Pursuant to the amended 2019 PSU and 2020 PSU award agreements with the NEOs, if the executive’s employment is terminated for any reason (other than death or disability) prior to the third anniversary of the award, he will forfeit the entire award. If his employment is terminated on or after the third anniversary of the grant date (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s “Retirement” (each as defined in the award agreement), the PSUs shall be deemed to have been vested 50% on third anniversary of the grant date and 100% on the fifth anniversary of the grant date. If his employment is terminated by reason of his disability, the PSUs shall be deemed vested 20% on each of the first through fifth anniversary of the grant date. If his or her employment is terminated by reason of death, the PSUs shall be deemed to have been vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date.

Page 52	|	2023 Proxy Statement	Restaurant Brands International

Executive Compensation

Pursuant to the 2021 and 2022 PSU award agreements with the NEOs, if the executive’s employment is terminated for any reason (other than death or disability) prior to one year before the vesting date of the award, he will forfeit the entire award. If his employment is terminated on or after such date (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s Retirement (each as defined in the applicable award agreement), the PSUs shall be deemed to have been vested 67% on such date. If his employment is terminated by reason of his death or disability, the PSUs shall be deemed vested one-third on each of the first through third anniversary of the grant date.

Executive Name	Death ($)		Disability ($)		Termination without Cause ($)		Termination without Cause After Change in Control ($)
Patrick Doyle
Salary	—		—		—		—
Bonus	—		—		—		—
Option Valuation
Stock Units	7,178,370	(1)	7,178,370	(1)	7,178,370	(1)	55,680,870	(1)
Value of Benefits Continuation	—		—		—	(2)	—	(2)

Total	7,178,370		7,178,370		7,178,370		55,680,870
José Cil*
Salary	—		—		660,000	(2)	660,000	(2)
Bonus	2,285,713	(3)	2,285,713	(3)	2,285,713	(3)	2,285,713	(3)
Option Valuation	—	(4)	—	(5)	—	(5)	—	(6)
Stock Units	49,088,202	(7)(9)	36,853,154	(7)(9)	20,241,722	(8)	78,700,456	(10)
Value of Benefits Continuation	—		—		12,972	(2)	12,972	(2)

Total	51,373,915		39,138,867		23,200,407		81,659,141
Matthew Dunnigan
Salary	—		—		200,000	(2)	200,000	(2)
Bonus	875,696	(3)	875,696	(3)	875,696	(3)	875,696	(3)
Option Valuation	623,000	(4)	498,400	(5)	498,400	(5)	623,000	(6)
Stock Units	10,613,765	(7)(9)	7,346,585	(7)(9)	4,401,462	(8)	19,105,479	(10)
Value of Benefits Continuation	—		—		6,486	(2)	6,486	(2)

Total	12,112,461		8,720,681		5,982,044		20,810,661
Joshua Kobza
Salary	—		—		323,077	(2)	323,077	(2)
Bonus	1,560,723	(3)	1,560,723	(3)	1,560,723	(3)	1,560,723	(3)
Option Valuation	—	(4)	—	(5)	—	(5)	—	(6)
Stock Units	26,334,638	(7)(9)	19,064,980	(7)(9)	9,732,518	(8)	50,166,251	(10)
Value of Benefits Continuation	—		—		6,467	(2)	6,467	(2)

Total	27,895,361		20,625,703		11,622,785		52,056,518
David Shear
Salary	—		—		296,154	(2)	296,154	(2)
Bonus	1,323,085	(3)	1,323,085	(3)	1,323,085	(3)	1,323,085	(3)
Option Valuation	249,200	(4)	199,360	(5)	199,360	(5)	249,200	(6)
Stock Units	6,800,843	(7)(9)	5,022,921	(7)(9)	2,610,035	(8)	15,890,117	(10)
Value of Benefits Continuation	—		—		10,446	(2)	10,446	(2)

Total	8,373,128		6,545,366		4,389,240		17,769,001

*

Because Mr. Cil’s transition from CEO to a senior advisor did not occur until March 2023 and his termination will not occur until March 1, 2024, the table shows the estimated value that would have been realized by Mr. Cil if each scenario in the table above occurred as of December 31, 2022, as required by Item 402 of Regulation S-K. However, the actual amount to be received by Mr. Cil upon termination in March 2024 will be as provided in his separation agreement, which provides for no payments based on salary or bonus upon termination but includes continuation of health benefits for 18 months and otherwise is generally consistent with the benefits to be received based on a termination without cause.

Restaurant Brands International	2023 Proxy Statement	|	Page 53

Executive Compensation

(1)

Mr. Doyle’s RSU awards provide for vesting in the event of death, disability or termination without cause or for good reason in an amount equal to the number of days from the grant date to the termination date plus 365 divided by 1,825, such amount not to exceed the award amount.

(2)

Because the employment agreements with our NEOs provide that severance will be determined under the provisions of the policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, these amounts are determined under the RBI Severance Plan. The severance payment for Mr. Cil is 8 months of base pay, the severance payment for Mr. Dunnigan is 16 weeks of base pay, the severance payment for Mr. Kobza is 20 weeks of base pay, and the severance payment for Mr. Shear is 22 weeks of base pay. Mr. Doyle is not eligible for cash severance under his employment agreement.

(3)

Based upon amounts actually paid under the 2022 Annual Bonus Program as amended. In addition, pursuant to their employment agreements and our policy, we will make appropriate tax equalization payments on these non-equity incentive compensation amounts to the appropriate authority on behalf of Messrs. Cil, Dunnigan, Kobza and Shear. These amounts are not included in the amounts shown.

(4)

In the case of termination for death, the options will vest 20%, 40% and 100% on the first, second and third anniversaries of the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $64.67, the closing price of a common share as reported on the NYSE on December 30, 2022, and the exercise price of the options. If the exercise price exceeds $64.67, no value is assigned.

(5)

In the case of termination Without Cause or for Disability, options will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $64.67, the closing price of a common share as reported on the NYSE on December 30, 2022, and the exercise price of the options. If the exercise price exceeds $64.67, no value is assigned.

(6)

In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2014 Omnibus Plan), all outstanding options would vest. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $64.67, the closing price of a common share as reported on the NYSE on December 30, 2022, and the exercise price of the options. If the exercise price exceeds $64.67, no value is assigned.

(7)

In the case of termination for death, Bonus Matching RSUs granted to prior to 2021 will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, as set forth in the applicable award agreements. In the case of termination for Disability, Bonus Matching RSUs granted to prior to 2021 will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the fair market value of $64.67per share, which is the closing price of a common share as reported on the NYSE on December 30, 2022.

(8)

In the case of termination Without Cause, Bonus Matching RSUs granted to prior to 2021 will vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth December 31st following the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the fair market value of $64.67 per share, which is the closing price of a common share as reported on the NYSE on December 30, 2022.

(9)

In the case of termination by reason of his Disability, the PSUs granted to each NEO prior to 2021 will vest in five equal installments, and for 2021 PSUs and 2022 PSUs in three equal installments, as set forth in the applicable award agreement. In the case of termination by reason of death, the PSUs granted prior to 2021 will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, and for the 2021 PSUs and 2022 PSUs, will vest in three equal installments, as set forth in the applicable award agreement. The amounts that vest will be based on earned units unless the performance period has not yet vested, in which case the target amount will vest. Amounts reflect the fair market value of $64.67 per share, which is the closing price of a common share as reported on the NYSE on December 30, 2022.

(10)	In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2014 Omnibus Plan), all outstanding Bonus Matching RSUs, RSUs and PSUs would vest.

Page 54	|	2023 Proxy Statement	Restaurant Brands International

Proposal 2

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on a non-binding advisory basis, the 2022 compensation to our named executive officers as described in the “Executive Compensation” section of this proxy statement beginning on page 32. Under the TSX rules, this non-binding advisory approval of the 2022 compensation provided to named executive officers is optional. At the 2022 annual general meeting of shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers.

Shareholders are urged to read the CD&A section as well as the 2022 Summary Compensation Table and related compensation tables and narratives. We believe that compensation is an important tool to further our long-term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance and meritocratic principles, which incorporate our achievement of specific financial goals as well as achievement by employees of individual performance goals. As discussed in detail in the CD&A, our compensation programs are designed to foster long-term value creation for our shareholders by:

›	attracting and retaining top talent;

›	connecting executive outcomes to company performance;

›	placing a significant portion of compensation at risk if performance goals are not achieved;

›	promoting our core value of ownership by aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders through sizable, long-term equity ownership; and

›	mitigating compensation-related retention risk.

The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Restaurant Brands International Inc. APPROVE, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Restaurant Brands International Inc.’s Management Information Circular and Proxy Statement for the 2023 Annual General and Special Meeting of Shareholders.”

This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “For” than “Against”. While this vote is advisory and non-binding, our Board and Compensation Committee will review the voting results and consider shareholder feedback in their continuing evaluation of our compensation program.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

Restaurant Brands International	2023 Proxy Statement	|	Page 55

Proposal 3

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, negotiating and setting the compensation, retention, and oversight of RBI’s independent registered public accounting firm. To execute this responsibility, the Audit Committee annually reviews KPMG’s qualifications, performance, independence, and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

›	Recent and historical audit performance, including the results of a management survey concerning KPMG’s service;

›	The relevant experience, expertise and capabilities of KPMG and the audit engagement team in relation to the nature and complexity of our business;

›	A review of the firm’s independence and internal quality controls;

›

Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (“PCAOB”);

›	The appropriateness of KPMG’s fees for audit and non-audit services; and

›

The length of time that KPMG has served as our independent registered public accounting firm, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

The Audit Committee has selected, and the Board has ratified the selection of, KPMG to audit our 2023 consolidated financial statements and our internal control over financial reporting and to serve until the close of the 2024 Annual Meeting. KPMG served as the independent auditors of BKW and its predecessors from 1989 until December 12, 2014 and provided to BKW other audit-related and non-audit services. Since December 12, 2014, KPMG has served as our independent registered public accounting firm and has provided other audit-related and non-audit services to us as shown below. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to RBI. For lead audit and audit quality control reviewing partners, the maximum number of consecutive years of service in those roles is five years. The process for selection of RBI’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of RBI and our shareholders, and we are asking our shareholders to vote on a proposal to appoint KPMG as our independent auditors to serve until the close of the 2024 Annual Meeting.

We expect one or more representatives of KPMG to be present at the Meeting. The representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

Page 56	|	2023 Proxy Statement	Restaurant Brands International

Proposal 3

The following table presents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements and the audit of RBI’s internal control over financial reporting (“ICOFR”) for 2022 and 2021. In addition, the table presents fees billed for audit-related services, tax services (which includes tax compliance and tax consulting services) and all other services rendered by KPMG to RBI for 2022 and 2021.

	2022	2021
	($ in thousands)	($ in thousands)
Audit fees(1)	$8,186	$6,542
Audit-related fees(2)	255	215
Tax fees
Tax compliance fees(3)	—	—
Tax consulting fees(4)	207	381

Total tax fees	207	$381
All other fees(5)	—	697

Total fees	$8,647	$7,835

(1)

Audit fees primarily consist of fees for the audit of the consolidated financial statements, ICOFR and the review of the interim condensed consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations, as well as for the preparation and review of documents relating to debt and equity offerings, including the preparation of comfort letters.

(2)	Audit-related fees are primarily the fees for financial statement audits of marketing funds and accounting consultations related to the evaluation of certain transactions.
(3)	Tax compliance fees primarily consist of fees for tax compliance services.
(4)	Tax consulting fees primarily consist of fees for tax planning and advice.
(5)	All other fees are fees for services other than those in the above categories.

Pursuant to our written charter, our Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. Consistent with the policies and procedures of our written charter, our Audit Committee approved all of the services rendered in 2021 and 2022. The Audit Committee has adopted a pre-approval policy under which the Audit Committee delegated to its chair the authority to approve services of up to $500,000 per engagement, subject to approval and ratification by the full Audit Committee at its next scheduled meeting.

Restaurant Brands International	2023 Proxy Statement	|	Page 57

Proposal 3

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of RBI on behalf of the Board. Management has primary responsibility for RBI’s consolidated financial statements, financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of RBI’s consolidated financial statements in accordance with the standards of the PCAOB (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors (subject to approval of the full Board) and monitor and oversee the accounting and financial reporting processes of RBI, including RBI’s internal control over financial reporting, and the audits of the consolidated financial statements of RBI.

During the course of 2022 and the first quarter of 2023, the Audit Committee regularly met and held discussions with management and KPMG, the independent registered public accounting firm. In the discussions related to RBI’s audited consolidated financial statements for fiscal 2022, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s annual report on internal control over financial reporting and the results of KPMG’s testing and the evaluation of RBI’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with KPMG those matters required to be discussed by the independent auditors with the Audit Committee under PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), as modified or supplemented. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG the firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believes that the services provided by KPMG for 2022 were compatible with, and did not impair, its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for fiscal year 2022 for filing with the SEC and on SEDAR and www.sedar.com.

This report has been furnished by the members of the Audit Committee:

Ali Hedayat, Chair

Maximilien de Limburg Stirum

Jason Melbourne

April 10, 2023

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board

The Board recommends a vote “FOR” the appointment of KPMG as our independent registered public accounting firm to serve until the close of the 2024 Annual Meeting.

Page 58	|	2023 Proxy Statement	Restaurant Brands International

Proposal 4

PROPOSAL 4 – APPROVAL OF THE 2023 OMNIBUS INCENTIVE PLAN

Rationale for the 2023 Omnibus Incentive Plan

We are seeking approval of our 2023 Omnibus Incentive Plan (the “2023 Plan”) to: (1) provide RBI with additional flexibility to continue to attract, retain and motivate employees, (2) utilize equity awards, including performance awards, to focus employees on the objective of creating shareholder value, (3) promote the success of RBI, and (4) further align the interests of RBI’s employees and non-employee directors with those of RBI shareholders; all while furthering our corporate values of ownership and meritocracy.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” approval of the 2023 Plan by voting FOR the following resolution:

“RESOLVED, that (a) the Restaurant Brands International Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”), as set forth in Appendix A to the management information circular and proxy statement of Restaurant Brands International Inc. dated April 10, 2023 be approved, (b) the aggregate number of common shares reserved and available for grant and issuance pursuant to the 2023 Plan shall not exceed: (i) 14,125,000 common shares; plus (ii) any common shares remaining available for future awards under a Prior Plan (as defined in the 2023 Plan) on the date hereof; plus (iii) any common shares with respect to Awards and Prior Plan Awards (each as defined in the 2023 Plan) that are forfeited, canceled, expire unexercised, or are settled in cash following the date hereof (and therefore the aggregate maximum number of common shares available for issuance under the 2023 Plan is equal to 35,323,406 common shares), and (c) any one director or officer of Restaurant Brands International Inc. be and is hereby authorized to do such things and to sign, execute and deliver all documents that such directors and officers may, in his or her discretion, determine to be necessary in order to give full effect to the intent and purposes of this resolution.”

Key Features

The 2023 Plan contains key features to protect the interests of our shareholders, which include the following:

›	No “Evergreen” Share Increases. The 2023 Plan does not provide for an annual “evergreen” provision that would increase the number of shares available for issuance.

›

No Share Recycling of Options or Stock Appreciation Rights. The 2023 Plan does not allow the reuse of shares withheld or delivered to satisfy the exercise price or tax obligations with respect to options and stock appreciation rights (“SARs”).

›

No Discounted Options, Stock Appreciation Rights. The 2023 Plan requires that stock options and SARs must have an exercise price equal to at least the fair market value of our common stock on the date the award is granted.

›	No “Liberal” Change in Control definition. The 2023 Plan defines change in control based on the consummation of a transaction rather than the announcement or shareholder approval of the transaction.

›

Double-Trigger Vesting upon a Change in Control. Awards granted under the 2023 Plan are subject to double-trigger vesting provisions upon a change in control where the successor company assumes or replaces the awards. This means that rather than vesting automatically upon a change in control, such awards will be subject to accelerated vesting only in the event of a qualifying termination in connection with the change in control or in the event the successor company does not assume or replace the award.

›

Explicit “No Repricing” Provisions. Subject to certain adjustment provisions, the 2023 Plan expressly provides that the terms of stock options or SARs may not be amended or replaced, without shareholder approval, to (1) reduce the exercise price of outstanding options or SARs, (2) cancel or replace outstanding options or SARs in exchange for options or SARs with a lowered exercise price or (3) provide a cash payment for underwater options or SARs.

Restaurant Brands International	2023 Proxy Statement	|	Page 59

Proposal 4

›

No Dividends on Unvested Awards, Stock Options or SARs. The 2023 Plan prohibits the payment of dividends or dividend equivalents on option awards and SARs. Where permitted for other awards, dividends or dividend equivalent rights, if any, will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

›	No Excise Tax Gross-Ups. The 2023 Plan does not provide for the payment of any excise tax gross-ups on awards.

›

Awards Subject to Clawback Policy. All awards granted are subject to mandatory repayment or forfeiture by the participant to RBI, as applicable, if required pursuant to the terms of any RBI clawback policy or any law rule or regulation which imposes mandatory recoupment under the circumstances.

Summary of Key Equity Plan Data

In its determination to recommend that the Board approve the 2023 Plan, the Compensation Committee reviewed a summary of the 2023 Plan terms and the share usage, overhang and dilution metrics set forth below, as well as market practices and trends and the cost of the 2023 Plan. Our analysis, which is based on generally accepted evaluation methodologies used by proxy advisory firms, concluded that the number of shares under the 2023 Plan is well within generally accepted standards as measured by an analysis of the 2023 Plan cost relative to industry standards.

In light of the factors described above, and the importance of the ability to continue to grant equity compensation in order to attract, retain and motivate employees, the Board has determined that the size of the share reserve under the 2023 Plan is reasonable and appropriate. The following is a summary of the 2023 Plan.

Share Usage

The following table sets forth information regarding the number of shares of common stock subject to stock options and RSU awards granted over each of the last three fiscal years:

	2022	2021	2020
Stock Options Granted	2,017,841	15,358	1,626,228
Restricted Stock Units (Full-Value Awards) Granted	4,414,756	1,991,041	1,627,830
Weighted-Average Basic Common Shares and Partnership Exchangeable Units Outstanding	450,884,699	460,995,850	463,631,465	3-Year Avg.
Share Usage Rate(1)	1.43%	0.44%	0.70%	0.85%

(1)

Share usage rate is calculated by dividing (i) the number of common shares underlying equity awards granted each year by (ii) the weighted average shares of common stock and partnership exchangeable unit outstanding for such year.

Dilution and Maximum Overhang

The following table sets forth certain information as of December 31, 2022, unless otherwise noted, with respect to RBI’s equity compensation plans:

Stock Options Outstanding	7,494,076
Weighted-Average Exercise Price of Outstanding Stock Options	$58.00
Weighted-Average Remaining Term of Outstanding Stock Options	6.058 years
Restricted Stock Units Outstanding (including Performance Stock Units)	9,989,334
Shares Remaining under Prior Plans as of December 31, 2022	3,714,406
New Shares Requested under the 2023 Plan	14,125,000
Basic Common Shares Outstanding as of December 31, 2022	307,142,436
Basic Common Shares and Partnership Exchangeable Units as Dec. 31, 2023	450,139,076

Page 60	|	2023 Proxy Statement	Restaurant Brands International

Proposal 4

The table below sets forth the potential overhang, as of March 15, 2023, based on approval of the 2023 Plan.

Stock Options Outstanding	7,376,012
Restricted Stock Units Outstanding (including 7,592,684 Performance Stock Units)	11,166,262
Shares Remaining under Prior Plans	1,188,273
New Shares Requested under the 2023 Plan	14,125,000
Basic Common Shares Outstanding as of March 15, 2023	308,892,539
Basic Common Shares and Partnership Exchangeable Units as of March 15, 2023	451,888,959

Our Board recognizes the impact of dilution on our shareholders and has evaluated this impact carefully in the context of the need to attract, retain, motivate and ensure that our leadership team and key employees are focused on our strategic priorities. The total fully-diluted overhang as of December 31, 2022, assuming that the entire share reserve is granted in full-value awards only, would be 7.85%. The fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and total shares of common stock outstanding, including the exchange of all partnership exchangeable units. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

If this proposal is approved by our shareholders at the Meeting, we expect that the share reserve under the 2023 Plan will be sufficient for awards for the term of the 2023 Plan. Expectations regarding future share usage could be impacted by a number of factors such as award type mix, hiring and promotion activity at the executive level, the rate at which shares are returned to the 2023 Plan’s reserve under permitted addbacks, the future performance of our stock price, and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Implementing the 2023 Plan

If this proposal is approved at the Meeting, the 2023 Plan attached to this proxy statement as Appendix A, will become effective on May 23, 2023, the date of the Meeting. If this proposal is not approved at the Meeting, then we will not have the ability to make any further awards of equity-based compensation under an incentive plan once the 2014 expires.

The 2023 Plan has been accepted for filing by the TSX subject to approval at the Meeting as contemplated herein.

Summary of the 2023 Omnibus Plan

A summary of the Restaurant Brands International Inc. 2023 Plan is set out below.

Term	Description

Plan Term	The 2023 Plan, if approved by our shareholders, will expire on May 23, 2033. However, the 2023 Plan may be terminated earlier by the Board.

Eligibility for Grants	Pursuant to Section 3 of the Plans, persons eligible to receive awards include any employee, director, individual consultant or other advisor of, or any other individual who provides services to, RBI or any of our subsidiaries or affiliates. As of December 31, 2022, there were approximately 6,400 employees (including all of our NEOs) and 11 non-employee directors eligible to receive awards under the 2023 Plan.

Awards Available	The 2023 Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, deferred stock and other forms of awards

Restaurant Brands International	2023 Proxy Statement	|	Page 61

Proposal 4

Term	Description

granted or denominated in our common stock or units of our common stock, as well as performance-based awards, which may be denominated in cash or stock.

Options. A stock option is the right to purchase shares of our common stock at a future date at a specified price per share, or the exercise price. The per share exercise price of an option generally may not be less than the fair market value of a share of our common stock on the date of grant. On March 15, 2023, the fair market value of the common stock based on the last sale price for the day was $61.73. The maximum term of an option is 10 years from the date of grant. An option may either be an incentive stock option or a non-qualified stock option. Incentive stock option benefits are taxed differently from non-qualified stock options. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code (“Code”) and the 2023 Plan. Incentive stock options may only be granted to employees of RBI or one of our subsidiaries.

Stock Appreciation Rights. A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of RBI’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Compensation Committee at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of our common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock. Shares of restricted stock are shares of our common stock that are subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the restricted period). Subject to the restrictions provided in the applicable award agreement and the 2023 Plan, a participant receiving restricted stock may have all of the rights of a shareholder as to such shares, including the right to receive dividends.

Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive one share of our common stock, or at the sole discretion of the Compensation Committee, the cash value of one share, on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the 2023 Plan, a participant receiving RSUs has no shareholder rights until shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights.

Performance Awards. The 2023 Plan has been designed to permit the Compensation Committee to grant performance-based awards that are earned subject to the achievement of set performance goals or criteria. A performance award may consist of a right that is (1) denominated in cash or shares (including but not limited to restricted stock or restricted stock units), (2) valued, as determined by the Compensation Committee, in accordance with the achievement of one or more performance criteria as the Compensation Committee will establish, which criteria may be based on financial or operational performance and/or performance evaluations, and (3) payable at such time and in such form as the Compensation Committee will determine.

Deferred Stock. The 2023 Plan permits the Compensation Committee to grant deferred stock to participants, subject to the conditions that deferred stock will be settled upon expiration of the deferral period specified for an award by the Compensation Committee. In addition, deferred stock will be subject to any

Page 62	|	2023 Proxy Statement	Restaurant Brands International

Proposal 4

Term	Description

restrictions on transferability, risk of forfeiture and other restrictions that the Compensation Committee may impose and, the Compensation Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock.

Other Stock Based Awards. The Compensation Committee is authorized to grant to participants other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares. The Compensation Committee will determine the terms and conditions of such awards. The Compensation Committee is also permitted to grant cash-based awards to participants. In its discretion, the Compensation Committee will determine the number of cash-based awards to grant to a participant, the duration of the period during which, and any conditions under which, the cash incentive awards will be eligible to vest or will be forfeited, and any other terms and conditions applicable.

Shares Authorized	The maximum total number of shares of stock that may be delivered under the Plan is equal to the sum of (a) 14.125 million shares of stock, plus (b) any shares of stock remaining available for future awards under the Prior Plans which as of March 15, 2023 was 1,188,273 shares, plus (c) any shares of stock with respect to awards that were granted under the 2023 Plan or Prior Plans that are forfeited or canceled. Therefore, the aggregate maximum number of shares of stock available for issuance under the 2023 Plan is equal to 35,323,406 shares. Authorized shares are counted and subject to adjustments, as described below.

Share Counting Method

•  The shares underlying all awards under the 2023 Plan count against the number of shares authorized on a one-for-one basis.

•  The following shares shall not be added to the number of shares authorized with respect to awards under the 2023 Plan or prior awards under the Prior Plans: (1) shares tendered or withheld in payment of the exercise price of an option; (2) shares tendered or withheld to satisfy tax withholding obligations with respect to options and stock appreciation rights; and (3) shares repurchased by RBI on the open market using the proceeds of an award paid to RBI.

•  All shares covered by a stock-settled stock appreciation right are counted against the number of shares authorized, not just the net shares issued upon exercise.

•  Shares subject to an award under the 2023 Plan or a prior award under the Prior Plans that is forfeited or otherwise expires or is terminated without the delivery of shares, and shares not issued under an award that is settled in cash, may be used for further awards under the 2023 Plan on a one-for-one basis.

•  Shares tendered or withheld to satisfy tax withholding obligations with respect to awards under the 2023 Plan or prior full-value awards (i.e., awards other than options and stock appreciation rights) under the Prior Plans will be added back on a one-for-one basis.

Repricing Prohibited

Unless approved by our shareholders or otherwise specifically provided under the 2023 Plan, RBI may not, with respect to any outstanding option or stock appreciation right granted, take any of the following actions:

•  amend the option or stock appreciation right to lower the exercise price per share;

•  cancel the option or stock appreciation right and re-grant a substituted award having a lower exercise price per share;

Restaurant Brands International	2023 Proxy Statement	|	Page 63

Proposal 4

Term	Description

•  conduct a cash buyout of any options or stock appreciation rights that have exercise prices per share above the then-current fair market value (i.e., underwater); or

•  replace an underwater option or stock appreciation right with another award.

Clawback and forfeiture

•  All awards granted are subject to mandatory repayment or forfeiture by the participant to RBI, as applicable, if required pursuant to the terms of the RBI clawback policy or any law rule or regulation which imposes mandatory recoupment under the circumstances.

•  The Compensation Committee also reserves the right in an award agreement to cause the forfeiture of the gain realized by a participant with respect to an award on account of actions taken, or failed to be taken, by such participant in breach of their obligations under applicable company agreements, obligations or policies.

Dividend and Dividend Equivalents	Dividend and dividend equivalents may not be paid on options or SARs. The Compensation Committee, in its sole discretion, may at the time of an award, other than options or SARs, provide a participant with the right to receive dividend or dividend equivalents for dividends declared during the period an award is outstanding, provided that any such dividends or dividend equivalents shall be subject to the same vesting conditions and risk of forfeiture as the underlying award.

Special Provisions for Options

Exercise Price

Not less than fair market value of a share of common stock on grant date (other than in the case of substitute awards). To the extent provided in the applicable award agreement, the exercise price may be paid (1) in cash, (2) with shares owned by the participant, (3) through a cashless exercise or net settlement procedure or (4) with such other consideration permitted by law.

The fair market value is closing price of our common stock (i) as reported on the TSX, in the case of a Canadian Participant, or (ii) as reported on the NYSE in the case of a U.S. participant or other participant, on the trading day immediately preceding the grant date.

Vesting and Exercise Periods	As determined by the Compensation Committee. However, the term of options generally may not exceed 10 years, except at the discretion of the Compensation Committee for a limited period (not more than 10 business days) following the lifting of a black-out period.

Limits on Incentive Stock Options (ISOs)

The maximum number of shares of stock that may be granted under the 2023 Plan in the form of ISOs is 15,000,000 shares. In general, ISOs must satisfy requirements prescribed by the Code to qualify for special tax treatment. Therefore, among other requirements:

•  No employee may receive a grant of ISOs for stock that would have an aggregate fair market value in excess of $100,000, determined when the ISO is granted, that would be exercisable for the first time during any calendar year.

•  If any grant is made in excess of the limits provided in the Code, the grant automatically becomes a Nonqualified Stock Option.

Dividends/Dividend Equivalents on options	Dividends and dividend equivalents may not be paid on options.

Page 64	|	2023 Proxy Statement	Restaurant Brands International

Proposal 4

Term	Description

Special Provisions for Stock Appreciation Rights (SARs)	Upon exercise of a SAR, the holder of the SAR will receive an amount equal to the excess, if any, of the fair market value of the shares on the date designated by the holder, over the exercise price (in the case of a SAR granted in tandem with an option) or the fair market value of the shares on the grant date (in the case of a standalone SAR) multiplied by the number of shares covered by the grant of the SAR.

Vesting and Exercise Periods	As determined by the Compensation Committee. However, the term of SARs generally may not exceed 10 years, except at the discretion of the Compensation Committee for a limited period (not more than 10 business days) following the lifting of a black-out period.

Dividends and Dividend Equivalents on SARs	Dividends and dividend equivalents may not be paid on SARs.

Special Provisions for Performance Awards

Performance Goals	The Compensation Committee will establish performance goals or criteria for performance awards, which may be based on RBI’s financial or operational performance and/or personal performance evaluations of the participant. The Compensation Committee has the discretion to provide for the manner in which performance will be measured against the performance criteria.

Performance Share Award Payouts

The Compensation Committee will establish the method of calculating the amount of payment to be made under a performance award if performance goals are met, including any maximum payment.

After the completion of an award performance period, the relevant performance will be measured against the performance goals or criteria, and the Compensation Committee will determine whether all, none or a portion of performance award is paid.

The Compensation Committee may elect to make payment in shares, cash or a combination of cash and shares.

Dividends/Dividend Equivalents on Performance Awards	The Compensation Committee may at the time of the award provide for dividend or dividend equivalent rights on performance awards, provided that the actual payment of such dividends or dividend equivalents shall be conditioned upon the performance goals underlying the performance award being met. In no event will dividends or dividend equivalents be paid on unearned performance awards.

Other Information

Administration of the 2023 Plan. The 2023 Plan will be administered, construed and interpreted by the Compensation Committee, which will be appointed by and serve at the pleasure of the Board. Subject to the terms of the 2023 Plan, applicable law, and the rules of the TSX, the Compensation Committee may delegate some or all of its authority with respect to the 2023 Plan to another committee of directors. The Compensation Committee has broad authority under the 2023 Plan with respect to award grants.

Change in Control. In the event of a change in control, unless otherwise provided in an award or an individual employment agreement, to the extent and award is assumed or substituted then all awards that are outstanding and unvested as of immediately prior to a change in control would remain outstanding and unvested, provided that for any outstanding performance awards:

(a)

the Compensation Committee, in its sole discretion, would determine whether the performance period shall continue or terminate and, if terminated, the actual level of achievement earned with respect to each

Restaurant Brands International	2023 Proxy Statement	|	Page 65

Proposal 4

performance goal for each such performance period based upon the Company’s audited or unaudited financial information or other information then available as the Compensation Committee deems relevant; and

(b)	to the extent earned, such performance awards will continue to be subject to any service-based vesting conditions that remain in place.

If, however, (i) within a period set forth in the Award Agreement, which period shall not exceed twenty-four months, following a change in control, the participant’s employment with the Company and its affiliates is terminated without Cause or (ii) in connection with the change in control, no provision is made for assumption, continuation or substitution of awards in a manner that preserves the material terms and conditions of the awards, then (A) any outstanding Options or Stock Appreciation Rights then held by participants that are unexercisable or otherwise unvested as of the date of such termination shall automatically be deemed exercisable or otherwise vested, as the case may be, as of the date of such termination and shall remain exercisable for the period set forth in the relevant Award agreement following such termination; and (B) all other outstanding Awards then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture as of the date of such termination, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination.

Transfer and Assignment Restrictions. Awards under the 2023 Plan generally are not transferable or assignable by the recipient other than by will or the laws of descent and distribution, and are generally exercisable, during the recipient’s lifetime, only by the recipient. The Compensation Committee has discretion to provide that an award (other than an ISO) is transferable or assignable without the payment of any consideration to a recipient’s family member, whether directly or by means of a trust or otherwise, subject to such terms and conditions as the Compensation Committee may impose, provided that such transfers or assignments comply with applicable federal and state securities laws.

Adjustments. As is customary in incentive plans of this nature, the share limit and the number and kind of shares available under the 2023 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, extraordinary cash dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholder.

No Limit on Other Authority. If the shareholders approve the 2023 Plan, the 2023 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.

2023 Plan Amendment and Termination. The Board of RBI may amend, suspend or terminate the 2023 Plan and any outstanding awards granted under the 2023 Plan, in whole or in part, at any time, provided that all material amendments to the 2023 Plan require the prior approval of the shareholders and must comply with the rules of the TSX. Examples of the types of amendments that the Board is entitled to make without shareholder approval include, without limitation, the following: (i) ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations; (ii) minor changes of a “housekeeping” nature; (iii) changing the vesting provision of the 2023 Plan or any award, subject to certain limitations; (iv) waiving any conditions or rights under any award, subject to certain limitations, (v) changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof; (vi) adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying shares from the 2023 Plan reserve, and any amendment to a cashless exercise provision; (vii) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted; (viii) changing the process by which a participant who wishes to exercise his or her award can do so; and (ix) delegating any and all of the powers of the Compensation Committee to administer the 2023 Plan to officers of RBI.

No amendment to the 2023 Plan requiring the approval of the shareholders of RBI under any applicable securities laws or requirements will become effective until such approval is obtained. In addition, the approval of the holders of a majority of the common shares present and voting in person or by proxy at a meeting of shareholders shall

Page 66	|	2023 Proxy Statement	Restaurant Brands International

Proposal 4

be required for, among other things, (i) an increase in the maximum number of shares that may be made the subject of awards under the 2023 Plan, (ii) any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the 2023 Plan) or an amendment that reduces or would have the effect of reducing the exercise price of an option or SAR previously granted under the 2023 Plan, whether through amendment, cancellation or replacement grants or cashes out options that have an exercise price greater than the then-current fair market value of the shares, (iii) an increase in the limits on certain that may be granted to any participant as provided in the 2023 Plan, (iv) an extension to the term of an outstanding option or SAR beyond the expiry date thereof or (v) permitting options granted under the 2023 Plan to be transferable other than as provided under the 2023 Plan. Furthermore, except as otherwise permitted under the 2023 Plan, no change to an outstanding award that will adversely impair the rights of a participant may be made without the consent of the participant except to the extent that such change is required to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

Insider Participation Limit. The number of shares that may be issued under all of RBI’s security-based compensation plans to directors and senior officers of RBI or its subsidiaries, 10% shareholders of RBI, and affiliates of such persons may not exceed 10% of RBI’s issued and outstanding common shares at any time or within a one-year period. However, the 2023 Plan does not provide for a maximum number of shares which may be issued to an individual pursuant to the 2023 Plan over the lifetime of the Plan (expressed as a percentage or otherwise).

U.S. Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of option awards under the 2023 Plan is as follows:

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to RBI at the time it is granted or exercised. However, upon exercise, the excess of the fair market value of the shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the shares received as a result of an exercise of an incentive stock option until the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the shares is treated as a long-term capital gain. If the shares are disposed of before the end of this period, however (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disqualifying disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, subject to the applicable provisions of the Code, RBI will be entitled to a deduction, in the year of such disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to RBI at the time it is granted. An optionee exercising a non-qualified stock option will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the shares over the option exercise price. Subject to the applicable provisions of the Code, RBI will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares in payment of the option price, then, instead of the treatment described above,

Restaurant Brands International	2023 Proxy Statement	|	Page 67

Proposal 4

the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

The foregoing discussion is general in nature and is not intended to be a complete description of the U.S. federal income tax consequences of the 2023 Plan. This discussion does not address the effects of Canadian or provincial tax consequences of the 2023 Plan, nor the consequences of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2023 Plan are urged to consult a tax advisor as to the tax consequences of participation.

New Plan Benefits Under the 2023 Plan

Because future awards under the 2023 Plan will be granted in the discretion of the Board or the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. If shareholders do not approve the 2023 Plan, no awards will be granted under the 2023 Plan.

Equity Compensation Plan Information

The following table summarizes information about our compensation plans under which our equity securities are authorized for issuance as of December 31, 2022. The table does not reflect any amounts under the 2023 Plan to be approved at the Meeting.

	Equity Compensation Plan Information As of December 31, 2022
	(in thousands, except exercise price)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in first column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	17,484	58.00	3,714
Equity compensation plans not approved by security holders	—		—

Total	17,484	58.00	3,714

(1)	The weighted average exercise price does not take into account the common shares issuable upon outstanding RSUs vesting, which have no exercise price.

The table below shows the burn rate we have experienced under the equity compensation plans for the fiscal years ended December 31, 2020, 2021 and 2022 (amounts in thousands other than percentages):

	2020	2021	2022
Number of Securities Issued under the 2014 Omnibus Plan	3.3	2.0	6.4
Burn Rate(2)	0.7%	0.4%	1.4%

(2)

Our burn rates have been calculated using the TSX prescribed methodology – calculated by dividing securities granted in the applicable fiscal year by the weighted average number of common shares outstanding over the applicable fiscal year.

Page 68	|	2023 Proxy Statement	Restaurant Brands International

Proposal 5

PROPOSAL 5 – SHAREHOLDER PROPOSAL REGARDING ANNUAL GLIDEPATH ESG DISCLOSURE

RBI has been advised that the Humane Society of the United States intends to submit the following proposal at the Meeting:

Supporting Statement:

This proposal simply seeks improved disclosure from RBI regarding its animal welfare commitments.

Corporate accountability for significant policy commitments, particularly those relating to ESG matters, is being subjected to increasing public and stakeholder scrutiny.

In 2022, for example, irregularities in what McDonald’s was publicly reporting (compared to what it was actually doing) on one of its longtime animal welfare commitments were thrust into the global spotlight. This controversy was featured in the Wall Street Journal, New York Times, Washington Post, Bloomberg, Financial Times, BBC, and many other major news outlets. Two board members were challenged in a proxy contest by Carl Icahn, and when Institutional Shareholder Services (ISS) evaluated the issue in detail, it concluded that only “cautionary support” was warranted for them, pointing out that it, “serves as a reminder to shareholders to demand greater specificity from corporate leaders seeking to address ESG concerns[.]” It is precisely that “greater specificity” which this proposal calls for. Here’s the background: For many years, Restaurant Brands International (RBI) has repeatedly touted to shareholders various animal welfare commitments.

For example, RBI has pledged to reach 100% cage-free eggs in North America, Western Europe, Latin America, Australia and New Zealand by 2025 and globally by 2030. But the company has never disclosed any kind of specific “glidepath” with annual benchmarks it may be working toward in service of reaching those goals. Meanwhile, other companies have done just that. A few examples of other animal welfare glidepaths include:

•	Dine Brands says, “we are aiming to have at least 20% of our U.S. egg supply chain be cage-free by the end of 2022, 33% by the end of 2023, 66% by the end of 2024, 100% by the end of 2025.”

•

Jack in the Box says, “Currently, approximately 80 to 85 percent of our egg supply is cage-free. By the end of 2024, approximately 87 to 89 percent of our egg-supply will be cage-free, and by the end of 2025, we will have reached our 100 percent goal.”

•	Denny’s says it’s, “goal is to increase our cage-fee egg volume to 40% by 2023 and by 20 percentage points annually thereafter until we reach our goal” (of 100% cage-free eggs by 2026).

Target, Cracker Barrel, Royal Caribbean Cruise Lines, Norwegian Cruise Lines, Carnival Corporation, General Mills, Conagra Brands, Bloomin’ Brands and other companies have all disclosed similar animal welfare glidepaths to their shareholders.

But RBI’s shareholders are in the dark as to any annual glidepath benchmarks the company may have set for reaching its animal welfare goals, the significance of which is substantial in ensuring the company successfully implements these important policy issues.

THEREFORE, BE IT RESOLVED: Shareholders ask Restaurant Brands International to disclose any annual glidepath benchmarks it may have established for reaching its animal welfare goals. This should happen within six months of the 2023 annual meeting, at a reasonable cost, and omitting proprietary information.

Restaurant Brands International	2023 Proxy Statement	|	Page 69

Proposal 5

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

As one of the world’s largest and fastest-growing quick service restaurant companies, we are committed to acting responsibly and holding ourselves accountable to doing business aligned with our values. With approximately 30,000 restaurants in more than 100 countries, our restaurant brands operate in many jurisdictions and markets around the world.

We know that our ability to serve safe, quality food depends on a foundation of responsible care for the health and welfare of the animals in our supply chain.

While we are not directly involved in the raising, feeding, handling, transportation, or processing of animals; as a major global purchaser of animal proteins and animal products, we have an opportunity to leverage our influence to promote strong practices of care for those animals. To achieve this, we are partnering with suppliers and producers across our supply chain to drive toward continuous improvement of animal welfare outcomes throughout their lives.

Ensuring the humane treatment of animals is a core element of RBI’s quality assurance and supply chain practices. Our strategy on animal welfare starts with understanding the current industry practices and opportunities, how industry practices differ around the world, and how industry practices may evolve over time. We take into consideration the principles of being expert-informed, outcome-focused, evidence-based, collaborative, holistic, and accountable. We are evolving our global policies on animal welfare and responsible antibiotics use to further support best practices and principles that are expert-informed, evidence-based and will result in improved animal welfare outcomes in our supply chain.

RBI’s animal welfare commitments include:

•	transitioning to cage-free eggs globally;

•	eliminating the use of gestation crates for housing pregnant sows in our supply chain globally;

•	improving broiler welfare through a combination of outcome-based and practice-based metrics that are shown to demonstrably increase animal welfare; and

•

having good antibiotic stewardship and working to reduce antibiotics important to human medicine in our chicken and beef supply chains through the encouragement of the judicious and responsible use of antibiotics.

A few examples of RBI’s progress:

•	Today in Australia, New Zealand, and the UK, whole eggs used at Burger King are already produced by laying hens reared in cage-free systems.

•	The chicken supply for Burger King US is raised without the use of antibiotics important to human medicine as defined by the World Health Organization.

•

We continue to engage with our suppliers in meeting enhanced broiler chicken welfare standards with consideration to lighting, enrichment provision, use of controlled atmosphere stunning and the incorporation of supplier reporting and verification.

•

We are in the process of formalizing global broiler chicken key welfare indicators which will be used to measure farm-level welfare outcomes, and will work with our suppliers to establish data collection systems and drive progress over time.

Our annual sustainability report describes our strategies on animal health and welfare and we do not believe that a report dedicated to animal welfare would provide additionally meaningful information to shareholders and therefore such a report would be an extraneous and inefficient use of corporate resources.

For more information on our animal health and welfare initiatives visit our website at: rbi.com/sustainability/responsible-sourcing/animal-welfares/.

Page 70	|	2023 Proxy Statement	Restaurant Brands International

Proposal 6

PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING THE COMPANY’S REPORT ON LOBBYING ACTIVITIES AND EXPENDITURES

RBI has been advised that the SOC Investment Group intends to submit the following proposal at the Meeting:

Whereas, we believe in full disclosure of lobbying activities and expenditures of Restaurant Brands International Inc. (“Company”) to assess whether the Company lobbying is consistent with its expressed goals and stockholder interests.

Resolved, Company stockholders request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by the Company used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Description of management’s decision-making process and the Board’s oversight for making payments described above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which the Company is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Governance Committee and posted on the Company website.

Supporting Statement:

Restaurant Brands does not currently report on the full extent of its lobbying efforts. We do know that Restaurant Brands spent $1,160,000 from 2019-2022 on federal lobbying. The company spent $100,000 in California, largely to oppose AB 257 in 2022, a state law that creates a council to set minimum standards on working conditions, and that industry groups now seek to overturn.

Beyond that, there is not a complete picture of the Company’s lobbying activities.

•	State level lobbying disclosures are uneven, incomplete or absent.

•

Restaurant Brands does not disclose donations to third party groups that spend millions on lobbying and often undisclosed grassroots activity; these groups may be spending “at least double what’s publicly reported.”[1]

Restaurant Brands does not provide a comprehensive list of trade association memberships, just a self-selected list of “key memberships.” Nor does it disclose any indirect lobbying expenditures through industry groups like the International Franchise Association or the National Restaurant Association (NRA), both of which Restaurant Brands is a member. In 2022, for example, the NRA spent $2,110,000 and previously lobbied Congress against paid sick leave during the Covid-19 pandemic.

Restaurant Brands states that “integrity and honesty are simply not optional” Complete reporting would shed light on how that commitment operates in practice.

1	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-pubIicly-reported/

Restaurant Brands International	2023 Proxy Statement	|	Page 71

Proposal 6

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

As one of the world’s largest and fastest-growing quick service restaurant companies, we are committed to acting responsibly and holding ourselves accountable to doing business aligned with our values. With approximately 30,000 restaurants in more than 100 countries, our restaurant brands operate in many jurisdictions and markets around the world.

From time to time, RBI or its subsidiaries have decided and will likely continue to engage in lobbying activities in support of or in opposition to issues that affect our business. Through direct engagement or industry associations, we engage with policymakers to understand priorities and demonstrate regulation compliance. We work to inform legislative and government officials of our commitment, and advocate in the best interest of our brands.

We believe, however, that RBI already has in place a number of policies and processes that ensure the transparency and accountability sought by the proposal. Our Code of Business Ethics and Conduct, which our employees review annually, requires us to adhere to strict laws governing corporate political activities, lobbying, and contributions that vary around the globe.

Recently, we added to our corporate website disclosure regarding lobbying expenditures and membership in trade associations.

We do not believe that a dedicated report would provide additionally meaningful information to shareholders and therefore it would be an extraneous and inefficient use of corporate resources.

Page 72	|	2023 Proxy Statement	Restaurant Brands International

Proposal 7

PROPOSAL 7 – SHAREHOLDER PROPOSAL TO REPORT ON THE COMPANY’S BUSINESS STRATEGY IN THE FACE OF LABOUR MARKET PRESSURE

RBI has been advised that the Shareholder Association for Research & Education intends to submit the following proposal at the Meeting:

Resolved: That shareholders of Restaurant Brands International (“RBI”) ask the board of directors to analyze and report on how its business strategy will be resilient in the face of increasing labour market pressure while sustaining shareholders’ financial return and long-term value. The report should, at minimum, (1) explain how the Company’s strategy, programs and incentives enable franchisees to adopt competitive employment standards, including wages and benefits and (2) demonstrate the effectiveness of its strategy through the disclosure of aggregated human capital performance indicators and information.

Supporting Statement: Canada and America’s labour-force participation rates have been particularly low in the past couple of years. In 2022, national statistics agencies recorded a high number of job vacancies – in November, that number reached 10.5 million in the U.S. and reached almost 1 million in November in Canada. Research shows that “quits” are at a record high as workers have more confidence in their job prospects and transition from unemployment to employment has been particularly low.

A study from the bank RBC anticipates “labour shortages to become even more extensive” in the future. However, experts say that employment conditions, including low wages and benefits, are key factors driving the increase of job vacancies. A report from Mercer reveals that “frontline workers, low wage, minority and lower-level employees are more likely to be looking to leave – at rates significantly higher than historical norms”.

Accommodation and food services are the sectors recording the largest increase of job openings. This trend is particularly concerning as the average turnover rate in the fast food industry has reached 150% in the U.S. The retention challenges the sector faces may adversely impact customer satisfaction, operational efficiency and restaurant profitability. Research indicates a high employee turnover rate may increase labour expenses as “it can cost an employer approximately one-third the amount of an employee’s yearly earnings just to replace a lost worker”.

RBI has a recruitment and retention problem. Company emails leaked to the press in November 2021 revealed that several Tim Hortons restaurants are facing a “hiring crisis”.

Jose Cil, CEO of the Company acknowledged that attracting and retaining great talent for its restaurants represent a “big priority for […] franchisees all around North America”. However, in contrast with many employers that decided to improve wages and benefits to attract and retain a skilled workforce, RBI has not explained how its business strategy enables franchisors to compete effectively in a constricted labour market.

Franchisors’ inability to establish competitive working conditions and successfully attract and retain an operational workforce may threaten their ability to achieve their productivity goals and financial objectives, and negatively impact shareholders’ long-term value. Therefore, it is critical for shareholders to understand how RBI intends to support franchisors – which operate 95% of the Company’s branded operations – in navigating the uncertainties of the shifting labour market through the adoption of competitive employment standards, including wages and benefits.

Restaurant Brands International	2023 Proxy Statement	|	Page 73

Proposal 7

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

As one of the world’s largest and fastest-growing quick service restaurant companies, we are committed to acting responsibly and holding ourselves accountable to doing business aligned with our values. With approximately 30,000 restaurants in more than 100 countries, our restaurant brands operate in many jurisdictions and markets around the world.

As a franchisor, we partner with restaurant operators – franchisees and owners – to manage restaurant operations. Most of our brands’ restaurants are owned and operated by franchisees, who are independent business owners. Under the terms of their franchise agreements and in accordance with applicable laws, franchisees are solely responsible for all employment matters at their restaurants, including setting policies related to benefits and wages.

We focus our efforts on providing our franchisees with support and resources that enable them to adopt competitive employment practices and to adapt in a changing labour market – all while creating meaningful connections with their local communities, employees, and guests. Indeed, the ability of our franchisees to operate in a manner that reflects the realities of their respective businesses and local communities is a hallmark upon which each of our brands were built.

We firmly believe that our franchisees recognize the extent to which their team members are their restaurants’ greatest assets, and that they appreciate the need to offer a valuable workplace experience to attract and retain talent to ensure a great guest experience. In support of their efforts, our brands have developed and will continue to develop a wide range of tools and resources that franchisees can choose to use as they look to hire and retain restaurant employees, including recruitment toolkits, access to compensation benchmarking data, and frameworks for incentive programs.

Furthermore, we were proud to share our Commitment to Our Team Members, which outlines a common foundation of workplace policies that are upheld at our company-owned restaurants. The document makes clear that, in the spirit of the values that our brands represent, our franchisees are encouraged to adopt policies and to operate their businesses in a manner that is consistent with our Commitment. Where appropriate, we will continue to share learnings from our company-owned restaurants with franchisees, and to share best practices among franchisees, to enhance and enforce the strength of our brands.

We also continue to support franchisees in their efforts to foster the learning and development of their team members, including mandatory operations and brand-based training, optional learning on other select topics, where applicable, and through scholarship opportunities.

Additionally, at select brands, we have family funds available to assist with urgent needs of employees and/or their immediate family members who may be victims of natural disasters or other emergency hardships.

In addition to human capital-related disclosures in our Annual Report on Form 10-K, we promote investor transparency by providing additional information regarding our commitment to people and communities on the Sustainability section of our website. Year after year, RBI continues to build on its public disclosures and reporting, including performing benchmarking to identify best practices among peers.

We have also formalized oversight of workplace practices and risks at the board level by including such oversight in our Audit Committee Charter. The Audit Committee reviews and discusses with management key workforce practices and risks that may affect our brands and business operations, at least twice a year.

We do not believe that a dedicated report would provide additionally meaningful information to shareholders and therefore it would be an extraneous and inefficient use of corporate resources.

Page 74	|	2023 Proxy Statement	Restaurant Brands International

Proposal 8

PROPOSAL 8 – SHAREHOLDER PROPOSAL TO REPORT ON REDUCTION OF PLASTICS USE

RBI has been advised that Saybrook LP (SF) intends to submit the following proposal at the Meeting:

WHEREAS: The growing plastic pollution crisis poses increasing risks to our Company. Corporations could face an annual financial risk of approximately $100 billion should governments require them to cover the waste management costs of the packaging they produce, an increasingly adopted policy.2 New laws to this effect were recently passed in Maine, Oregon, Colorado, and California.3

Pew Charitable Trusts released a groundbreaking study, Breaking the Plastic Wave (“Pew Report”), concluding that improved recycling is insufficient to stem plastic pollution and that companies must reduce overall plastic use by at least one-third. Without immediate and sustained new commitments, annual flows of plastics into oceans could nearly triple by 2040.4

Restaurant Brands International (“RBI”) is part of a wasteful “to go” packaging culture and lags behind its competitors in taking actions to reduce the plastic pollution that results from its packaging. Competitor McDonald’s has a goal to completely eliminate the use of virgin plastic packaging by 2025,5 and competitor YUM! Brands has a goal to eliminate 10% of virgin plastic use across all its brands, including Taco Bell, KFC, Pizza Hut, and Habit Burger, by 2025.6 Our Company has no goal to reduce use of virgin plastic.

At least sixty additional consumer goods and retail companies have pledged to reduce use of virgin plastic packaging and nearly 100 consumer goods and retail companies have pledged to make all packaging reusable, recyclable, or compostable by 2025.7 RBI has yet to pledge entirely reusable, recyclable, or compostable packaging across all its brands.

Starbucks, Coca-Cola, and Pepsi are leading the industry away from single-use disposables and towards a zero-waste packaging future, having each recently set goals to expand use of reusables. Despite our brand Tim Hortons’ offering in-store reusables for decades, demonstrating the viability of zero-waste practices in quick service dining, our Company has yet to set a reusable packaging goal.

Our Company could avoid regulatory, environmental, and competitive risks, and keep up with peers, by undertaking additional actions to reduce plastic pollution from its products, including reducing plastic use; making all packaging reusable, recyclable, or compostable; and shifting permanently away from single-use packaging and towards reusable containers.

RESOLVED: Shareholders request that the RBI Board issue a report, at reasonable expense and excluding proprietary information, describing how the Company could reduce its plastics use in alignment with the one-third reduction findings of the Pew Report, or other authoritative sources, to reduce its contribution to ocean plastics pollution.

SUPPORTING STATEMENT: The report should, at Board discretion:

•	Assess the reputational, financial, and operational risks associated with continuing to use substantial amounts of single-use plastic packaging while plastic pollution grows;

•	Evaluate dramatically reducing the amount of plastic used in our packaging through transitioning to reusables; and

•	any planned reduction strategies or goals, materials redesign, substitution, or reductions in use of virgin plastic.

2	https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf
3	https://www.packworld.com/news/sustainability/article/22419036/four-states-enact-packaging-epr-laws
4	https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf
5	https://corporate.mcdonalds.com/corpmcd/our-purpose-and-impact/our-planet/packaging-toys-and- waste.html#:~:text=As%20of%202021%2C%20approximately%2082.7,by%20the%20end%20of%202025
6	https://www.yum.com/wps/portal/yumbrands/Yumbrands/citizenship-and-sustainability/planet/sustainable-packaging-and- waste-reduction
7	https://ellenmacarthurfoundation.org/global-commitment-2021/signatory-reports

Restaurant Brands International	2023 Proxy Statement	|	Page 75

Proposal 8

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal due to our current and ongoing efforts to reduce waste through increased circularity. Our Sustainability website is updated periodically to provide much of the information requested by this proposal.

We are committed to the simple principle of doing what’s right. As one of the largest restaurant companies in the world, it is both our responsibility and opportunity to advance the issue of sustainability in the food service industry.

We are committed to continue working to advance packaging sustainability by improving materials and reducing overall packaging used. Working closely with our suppliers, we are innovating to reduce our use of packaging, transition to more sustainable materials and help our guests to reuse and recycle. We are starting to make progress on key initiatives, including:

Reduce packaging

•

Tim Hortons implemented straw-less lids for cold beverages in Canada and the United States, which use 15% less plastic than the former lid and straw combination and has avoided the use of an estimated 420 million plastic straws annually. For guests who still require the use of a straw, paper straws are being tested as an alternative in British Columbia.

•

Burger King tested two new options for Whopper® sandwich wraps in the US, which represent a 13 percent and 34 percent reduction in paper compared to previous wraps, respectively. This could translate to an additional 500 to 1,500 metric tons of paper waste eliminated annually across the U.S.

•

In 2021 Tim Hortons restaurants in Canada, and in 2022 five Burger King restaurants in the US and five in the UK, began pilot testing reusable and returnable takeout packaging. These tests represent a step towards making reusable packaging models more convenient and accessible.

Make responsible material choices

•

Based on 2019 data, we estimated that about 86% of the material used in our packaging portfolio at RBI is fiber-based, like paper, cartonboard, or wood. About 75% of approved, guest-facing fiber-based packaging across the Burger King, Tim Hortons, and Popeyes brands globally comes from recycled or certified sources today, and our brands are working to continue to increase this proportion. We define certified sources as certified by at least one of the following: Forest Stewardship Council (FSC), Program for the Endorsement of Forest Certification (PEFC) or Sustainable Forestry Initiative (SFI).

•	Tim Hortons multi-item paper bags in Canada are now made of 100% recycled fiber.

•	We continue to phase out expanded polystyrene (EPS) foam. Burger King and Popeyes have phased out EPS foam from centrally-managed approved guest packaging globally as of 2022.

•

Burger King, Tim Hortons and Popeyes brands have required that any added perfluoroalkyl and polyfluoroalkyl substances (PFAS) be phased out from all approved, guest-facing packaging materials globally by the end of 2025 or sooner.

•

One of our waste reduction strategies is to serve guests the food they love in packaging that can be recycled in their local communities. A challenge we face is that some regions lack the necessary facilities to be able to properly recycle all types of plastics. To tackle this challenge, Tim Hortons new hot beverage lid is now made from polypropylene, a material type that is 100% recyclable and accepted in 95% of curbside recycling programs across Canada.

•

In early 2022, Tim Hortons also launched new hot beverage cups at select Vancouver restaurants that incorporate design elements intended to increase circularity. The cup being tested is recyclable and compostable.

Page 76	|	2023 Proxy Statement	Restaurant Brands International

Proposal 8

Recover and recycle

•	We are committed to facilitate access to waste diversion, starting with recycling guest packaging in 100% of Burger King and Tim Hortons restaurants in Canada and the US by 2025.

•

Tim Hortons is piloting artificial intelligence-assisted technology at select restaurants across Canada with the goals of providing recycling and composting education for guests and driving increased recycling and diversion rates.

We recognize that addressing the impact we have on our environment is important to our shareholders and imperative for the long-term sustainability of our business. Our website currently contains a description of our progress to date and we intend to regularly communicate our future progress to our shareholders, investors, partners and stakeholders by updating the “Sustainability” section of www.rbi.com. Consequently, we believe we are already providing the type of information requested and do not agree with the shareholder proposal that additional funds be spent on a standalone report to achieve these objectives.

Restaurant Brands International	2023 Proxy Statement	|	Page 77

Other Information

SECURITY OWNERSHIP

This table shows ownership information for (i) any person or company known by our directors and executive officers to beneficially own, or control or direct, directly or indirectly, more than 5% of our common shares or more than 5% of the Partnership exchangeable units, (ii) each of our directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table on page 47 and (iv) all directors and executive officers as a group. This information is presented as of March 28, 2023. The percentage ownership under the columns entitled “Common Shares” and “Partnership Exchangeable Units” specifies the percentage of the applicable class represented by the number of common shares or Partnership exchangeable units so owned, controlled or directed and is based upon 311,144,770 common shares, and 140,782,568 Partnership exchangeable units outstanding as of the close of business on March 28, 2023. The percentage of “Total Voting Power” is calculated assuming that the holders of all of the Partnership exchangeable units properly provide voting instructions.

Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act.

Except as indicated in the footnotes to this table, to the best of our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all common shares or Partnership exchangeable units shown as beneficially owned by them. Except as otherwise indicated, the address of each individual or entity named in this table is c/o Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1.

Voting Securities Beneficially Owned

Name of Beneficial Owner	Common Shares (#)		% of Class of Common Shares	Partnership Exchangeable Units (#)		% of Class of Partnership Exchangeable Units	Total Shares Beneficially Owned (#)		Total Voting Power (%)
3G Funds(1)	—		—	130,448,634		92.7%	130,448,634		28.9%
Capital World Investors(2)	40,477,432		13%	—		—	40,477,432		9%
Pershing Square Funds(3)	25,119,016		8.1%	3,942,553		2.8%	29,061,569		6.4%
Named Executive Officers, Directors and Nominees:
Alexandre Behring	276,704	(4)	*	—		—	276,704	†
João M. Castro-Neves	7,423	(5)	*	—		—	7,423	†
Maximilien de Limburg Stirum	4,920	(5)	*	—		—	4,920	†
J. Patrick Doyle	500,000	(6)	*	—		—	500,000	†
Cristina Farjallat	—		—	—		—	—		—
Paul J. Fribourg	259,176	(7)	*	—		—	259,176	†
Ali G. Hedayat	36,830	(8)	*	—		—	36,830	†
Golnar Khosrowshahi	15,158	(9)	*	—		—	15,158	†
Marc Lemann	17,434	(10)	*	—		—	17,434	†
Jason Melbourne	3,929	(11)	*	—		—	3,929	†
Daniel S. Schwartz	1,391,760	(12)	*	137,996	(13)	*	1,529,756	†
Thecla Sweeney	2,873	(14)	*	—		—	2,873		†
José E. Cil	1,139,025	(15)	*	105,758		*	1,244,783		†
Matthew Dunnigan	264,391	(16)	*	—		—	264,391		†
Joshua Kobza	925,139	(17)	*	5,413		*	930,552		†
David Shear	315,251	(18)	*	2,545		*	317,796		†
All executive officers and directors as a group (22 persons)	5,449,475	(19)	1.8%	208,448		*	5,657,923		1.3%

Page 78	|	2023 Proxy Statement	Restaurant Brands International

Other Information

*	Represents beneficial ownership of less than one percent (1%) of the class of outstanding common shares or Partnership exchangeable units, as applicable.
†	Represents beneficial ownership of less than one percent (1%) of the combined voting power of the outstanding common shares and Partnership exchangeable units.
(1)

According to the Schedule 13D (Amendment No. 16) filed on February 28, 2022 by 3G Restaurant Brands Holdings General Partner Ltd., a Cayman Islands exempted company (“3G RBH GP”) and 3G Restaurant Brands Holdings LP, a Cayman Islands limited partnership (“3G RBH”, and together with 3G RBH GP, the “3G Funds”), the 3G Funds beneficially own an aggregate of 132,662,485 common shares representing (i) 2,213,851 common shares and (ii) 130,448,634 common shares acquirable in respect of 130,448,634 Partnership exchangeable units with voting rights in respect of the common shares on a one vote per unit basis. Each of the 3G Funds shares voting and investment power with respect to all 130,448,634 Partnership exchangeable units. The principal business address of the 3G Funds is c/o 3G Capital, Inc., 600 Third Avenue 37th Floor, New York, New York 10016.

(2)

According to the Schedule 13G (Amendment No. 6) filed on February 13, 2023 by Capital World Investors (“Capital World”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, and division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K. and Capital Group Private Client Services, Inc. Of the 40,477,432 common shares beneficially owned, Capital World has (a) sole voting power with respect to 40,374,761 common shares, and (b) sole investment power with respect to all 40,477,432 common shares. According to the Schedule 13G, Capital World’s divisions of each of the investment management entities collectively provide investment management services under the name Capital World Investors. The principal business address of Capital World is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(3)

According to a Schedule 13D (Amendment No. 1) filed on June 2, 2020 by Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), PS Management GP, LLC, a Delaware limited liability company (“PS Management”), and William A. Ackman, a citizen of the United States of America. Pershing Square advises the accounts of Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”) and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH” and together with PS and International, the “Pershing Square Funds”). PS Management serves as the general partner of Pershing Square. Mr. Ackman is the Chief Executive Officer of Pershing Square and the managing member of PS Management. Of the total amount beneficially owned, each of Pershing Square, PS Management and Mr. Ackman shares voting and investment power with respect to 25,119,016 common shares and 381,005 Partnership exchangeable units, and Mr. Ackman has sole voting and investment power with respect to 3,561,548 Partnership exchangeable units. The principal business address of Pershing Square is 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

(4)

This amount includes (i) 125,012 RSUs that settle upon termination of board service, which are held by CLBB Investments Holdings Fund Ltd. (“CLBB Investments”) (ii) 7,666 RSUs that settle upon termination of board service, which are held directly by Mr. Behring, and (ii) 148,000 common shares held by CLBB Investments. Mr. Behring is the director and sole equity owner of CLBB Investments. Mr. Behring disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(5)	This amount represents RSUs that settle upon termination of board service.
(6)

This amount represents 500,000 common shares held by Lodgepole 231 LLC of which Mr. Doyle is the sole member and investment manager. Mr. Doyle disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(7)

This amount includes (i) 68,636 RSUs that settle upon termination of board service, (ii) 75,678 common shares held by a corporation of which Mr. Fribourg is the Chairman and CEO, (iii) 90,000 common shares held by Mr. Fribourg’s grantor retained annuity trust and (iv) 24,682 common shares held by a family trust of which Mr. Fribourg is a trustee and his lineal descendants are the beneficiaries. Mr. Fribourg disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(8)

This amount includes (i) 12,949 RSUs that settle upon termination, (ii) 2,500 common shares held directly by Mr. Hedayat, and (iii) 21,281 common shares issuable pursuant to options that are exercisable within 60 days after March 28, 2023.

(9)	This amount includes (i) 9,488 RSUs that settle upon termination of board service and (ii) 5,670 common shares held directly by Ms. Khosrowshahi.
(10)

This amount includes (i) 2,434 RSUs that settle upon termination of board service and (ii) 15,000 common shares held by Maai Ltd., of which Mr. Lemann is the sole owner. Mr. Lemann disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(11)	This amount represents RSUs that settle upon termination of board service.
(12)

This amount includes (i) 9,554 RSUs that settle upon termination of board service, 1,549 of which are held by Miami Restaurant Holdings LLC (“MRH”), (ii) 240,874 common shares and 286,762 restricted shares held by MRH, and (iii) 854,570 common shares held by Ameco Food Holdings LLC (“Ameco”). Mr. Schwartz holds all voting and dispositive power over the securities held by Ameco and MRH. Mr. Schwartz disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(13)	This amount includes (i) 14,296 Partnership exchangeable units held by MRH and (ii) 123,700 Partnership exchangeable units held by Ameco.
(14)	This amount includes (i) 1,523 RSUs that settle upon termination of board service and (ii) 1,350 common shares held directly by Ms. Sweeney.
(15)

This amount includes (i) 187,414 common shares held directly by Mr. Cil, (ii) 46,500 common shares held by an irrevocable life insurance trust for the benefit of Mr. Cil’s children and other family members, of which Mr. Cil’s family member is the trustee, (iii) 45,620 common shares held by a revocable trust, of which Mr. Cil is the settlor and trustee for the benefit of Mr. Cil and his spouse and children, (iv) 145,228 common shares held by an irrevocable family trust for the benefit of Mr. Cil’s spouse and children, over which Mr. Cil retains investment control, (v) 13,750 common shares held by a revocable trust, of which Mr. Cil’s spouse is the settlor and trustee for the benefit of Mr. Cil and his spouse and children, (vi) 189,750 common shares held by an irrevocable family trust for the benefit of Mr. Cil and his

Restaurant Brands International	2023 Proxy Statement	|	Page 79

Other Information

children, over which Mr. Cil retains investment control, (vii) an aggregate of 189,892 common shares held by three grantor retained annuity trusts, of which Mr. Cil is the trustee and annuitant and (viii) 320,871 common shares issuable pursuant to options that are exercisable within 60 days after March 28, 2023.
(16)	This amount includes (i) 54,391 common shares held directly by Mr. Dunnigan and (ii) 210,000 common shares issuable pursuant to options that are exercisable within 60 days after March 28, 2023.
(17)	This amount includes (i) 384,232 common shares held directly by Mr. Kobza and (ii) 535,494 common shares issuable pursuant to options that are exercisable within 60 days after March 28, 2023.
(18)	This amount includes (i) 175,251 commons shares held directly by Mr. Shear and (ii) 140,000 common shares issuable pursuant to options that are exercisable within 60 days after March 28, 2023.
(19)

Includes in the aggregate (i) 526,322 RSUs that settle upon the termination of board service by respective board members and (ii) 1,433,152 common shares issuable pursuant to options that are exercisable within 60 days after March 28, 2023.

Delinquent Section 16(a) Reports

Compliance with Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own 10% or more of a class of our equity securities to file ownership reports with the SEC. Based solely on a review of the reports filed with the SEC and written representations from our executive officers and directors, we believe that during 2022 all Section 16(a) filing requirements were complied with on a timely basis, except that Thomas Curtis was late in filing one required report on Form 4 due to an administrative error.

Page 80	|	2023 Proxy Statement	Restaurant Brands International

Other Information

PAY VERSUS PERFORMANCE
The following table reports the compensation of our CEO (PEO) and the average compensation of our other NEOs as reported in the Summary Compensation Table for the past three years, as well as their “compensation actually paid”, alongside total shareholder return (TSR) and net income metrics, and a company-selected measure of Adjusted EBITDA. We selected this measure as the most important in linking compensation actually paid to our NEOs for 2022 to our performance, as Adjusted EBITDA was the predominant metric used in our 2022 annual incentive plan and performance share units granted in 2022, as described in more detail above.

Year 1	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO 2	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs 2	Value of Initial fixed $100 Investment Based on:		Net Income (millions)	Adjusted EBITDA (in millions)
					Total Shareholder Return	Peer Group Total Shareholder Return
2022	$17,051,342	$27,404,712	$36,433,352	$57,793,584	$113.35	$124.79	$1,482	$2,378
2021	$13,968,789	$13,978,748	$6,914,601	$6,379,416	$102.38	$152.39	$1,253	$2,248
2020	$20,054,416	$17,686,735	$7,709,451	$6,253,319	$99.66	$118.40	$750	$1,864

1
Mr. Cil is the PEO for each year. The other NEOs for each year are: for 2022 – Messrs. Doyle, Dunnigan, Kobza and Shear, for 2021 – Messrs. Dunnigan, Kobza, Shear and Curtis and for 2020 Messrs. Dunnigan, Kobza, Schwan and Siddiqui.

2
The dollar amounts shown is this column reflect “compensation actually paid” calculated by adjusting the amounts in the summary compensation table in accordance with SEC rules. As required, the dollar amounts include unpaid amounts of equity compensation that may be realizable in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to the CEO or other NEO during the applicable years. The adjustments made are shown in the table below:

CEO Equity Adjustments

	2020	2021	2022
Summary Compensation Table Total Compensation ($)	20,054,416	13,968,789	17,051,342
Less: Stock and Option Award Values Reported in SCT ($)	(17,716,706)	(10,769,665)	(13,575,946)
Plus: Fair Value of Stock and Options Awards Granted in Year ($)	16,327,370	7,792,950	15,204,487
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(1,571,152)	(341,716)	4,528,849
Fair Value as of Vesting Date of Equity Award Granted and Vested in Year ($)	0	1,423,917	734,069
Change in Fair Value of Stock and Options Awards from Prior Years that Vested in Year ($)	(1,432,805)	(111,328)	157,046
Less: Fair Value of Stock and Option Awards that fail to meet vesting conditions during Year ($)	(0)	(0)	(0)
Plus: Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	2,025,612	2,015,801	3,304,865
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	(0)	(0)	(0)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	0	0	0
Compensation Actually Paid ($)	17,686,735	13,978,748	27,404,712
Average Other NEO Equity Adjustments

	2020	2021	2022
Summary Compensation Table Total Compensation ($)	7,709,451	6,914,601	36,433,352
Less: Stock and Option Award Values Reported in SCT ($)	(6,293,970)	(4,942,911)	(34,402,665)
Plus: Fair Value of Stock and Options Awards Granted in Year ($)	5,854,254	3,640,557	53,815,223
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(584,003)	(250,129)	1,328,710
Fair Value as of Vesting Date of Equity Award Granted and Vested in Year ($)	0	585,031	264,387
Change in Fair Value of Stock and Options Awards from Prior Years that Vested in Year ($)	(1,304,992)	(144,704)	(524,058)
Less: Fair Value of Stock and Option Awards that fail to meet vesting conditions during Year ($)	(0)	(0)	(0)
Plus: Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	872,581	576,970	878,635
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	(0)	(0)	(0)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	0	0	0
Compensation Actually Paid ($)	6,253,319	6,379,416	57,793,584

Restaurant Brands International	2023 Proxy Statement	|	Page 81

Other Information

Disclosure of Most Important Measures Linking Compensation Actually Paid During 2022 to Company Performance
As required, we disclose below the most important measures used by RBI to link compensation actually paid to our NEOs for 2022 to our performance. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 32.
2022 Most Important Measures (Unranked)

Adjusted EBITDA	Net Restaurant Growth

Comparable Sales	Total Shareholder Return
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures
that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between RBI total shareholder return and that of the S&P 500 Restaurants Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years. Dollar amounts are shown in millions.

Page 82	|	2023 Proxy Statement	Restaurant Brands International

Other Information

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation
S-K,
we are providing the following information about the relationship of the median annual total compensation of our employees (excluding our CEO) and the annual total compensation of our former CEO, Mr. Cil.
As of December 31, 2022, our employee population consisted of approximately 6,400 individuals working in locations around the world, including full-time and part-time employees. We selected December 31, 2022 as the determination date for identifying the median employee.
To identify the median employee based on our employee population as of December 31, 2022, we calculated the amount of annual total cash compensation paid to all of our employees (other than our CEO). We calculated annual cash compensation using a reasonable estimate of the hours worked during 2022 for hourly employees and the actual salary and cash bonus paid for our salaried employees. We annualized pay for those who commenced work during 2022. We did not make any cost-of-living
or other adjustments in identifying the median employee.
For 2022, we calculated the 2022 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation
S-K).
Under this calculation, the median employee’s annual total compensation was $
47,775
.
Utilizing the same executive compensation rules and based on the amount reported in the “Total” Column of our 2022 Summary Compensation Table in the Executive Compensation section above for our CEO, the annual total compensation of our CEO was $17,051,342 (
including $11,031,052 arising
from the grant date fair value of PSUs). The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 373 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.
This pay ratio disclosure is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor RBI’s management uses the pay ratio measure in making any compensation decisions.

Restaurant Brands International	2023 Proxy Statement	|	Page 83

Questions and Answers About the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

ABOUT THIS PROXY STATEMENT

For the 2023 Annual General and Special Meeting of Shareholders to be held on May 23, 2023

This proxy statement is provided in connection with RBI soliciting proxies for use at the Meeting of the shareholders of RBI to be held in person on May 23, 2023 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

We expect to mail an Important Notice Regarding Internet Availability of Proxy Materials for the 2023 Annual General and Special Meeting of Shareholders (the “Notice”) on or about April 12, 2023. The proxy materials are available at www.envisionreports.com/RBI2023.

Registered shareholders and duly appointed proxyholders can attend the meeting at 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1.

After the Meeting, we will post answers to all properly submitted questions on our investor relations website (www.rbi.com) along with a recording of the Meeting.

A summary of the information shareholders will need to attend and vote at the Meeting is provided below.

GENERAL VOTING INFORMATION

Who may vote at the Meeting?

There are two classes of voting shares eligible to vote at the Meeting:

›	our common shares; and

›	our special voting share.

You may vote if you were the record holder or beneficial owner of shares of either of these two classes as of the close of business on March 28, 2023 (the “Record Date”).

If you are a record holder or beneficial owner of Partnership exchangeable units as of the close of business on the Record Date, you are entitled to vote indirectly through the special voting share which is held by Computershare Trust Company of Canada (the “Trustee”, “Computershare” or the “Transfer Agent”), pursuant to a voting trust agreement, dated December 12, 2014, among RBI, Partnership and the Trustee (the “voting trust agreement”). See “—What are my voting rights if I hold Partnership exchangeable units” for more information about the voting rights associated with Partnership exchangeable units. Holders of common shares vote together as a single class with the holder of the special voting share, except as otherwise provided by law.

How many votes are eligible to be cast at the Meeting?

A total of 451,927,338 votes are eligible to be cast at the Meeting. As of the close of business on the Record Date, we had outstanding 311,144,770 common shares and one special voting share. The Trustee, as holder of the special voting share, may vote up to the number of Partnership exchangeable units outstanding (and not held by RBI and its subsidiaries) as of the close of business on the Record Date, or 140,782,568 votes.

What are my voting rights if I hold common shares?

Each common share is entitled to one vote.

Page 84	|	2023 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

What are my voting rights if I hold Partnership exchangeable units?

If you are a record holder of Partnership exchangeable units, you may vote indirectly by sending voting instructions to the Trustee who holds the special voting share and may vote the number of Partnership exchangeable units outstanding as of the close of business on the Record Date for which it has received voting instructions from the holders thereof in accordance with those instructions. If the Trustee does not receive such instructions, those voting rights will not be exercised. However, a record holder of Partnership exchangeable units may obtain a proxy from the Trustee entitling the holder or its designee to attend and vote at the Meeting, as described below. A record holder of Partnership exchangeable units is entitled to give voting instructions to the Trustee (or obtain a proxy, as applicable) for a number of votes equal to the number of Partnership exchangeable units that the holder held as of the close of business on the Record Date. See “—Attending the Meeting” below for instructions on attending and voting at the Meeting and the attached Appendix A for further details as to the voting rights associated with the Partnership exchangeable units.

How many votes must be present to hold the Meeting?

Two persons holding or representing by proxy at least a majority of the votes eligible to be cast at the Meeting, or 225,963,670 votes, will constitute a quorum. Common shares and the special voting share represented in person at the Meeting or by proxy, including such shares which withhold or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. If we do not have a quorum, we will adjourn the Meeting and reconvene the Meeting at a later date. At any such reconvened Meeting, two persons holding or representing by proxy at least twenty-five percent of the votes eligible to be cast at the Meeting will constitute a quorum.

What is the difference between a shareholder of record and a beneficial owner?

If your common shares are registered directly in your name with the Transfer Agent, you are considered a “registered shareholder” and the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee, or other intermediary, you are considered the “beneficial owner” of shares held in “street name”.

I am a shareholder of record of common shares – How do I vote?

If you are a shareholder of record of common shares as of the close of business on the Record Date, you may vote in person at the Meeting (as described below) or you may vote by proxy prior to the Meeting. There are three ways to vote prior to the Meeting:

1.

Internet Voting: You may vote by logging on to www.envisionreports.com/RBI2023 and clicking on Cast your Vote. If you requested proxy materials by mail, you may also vote by utilizing the website noted on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

2.

Telephone Voting: You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the Notice or proxy card. You may not appoint a person as proxy holder other than the management nominees named in the Notice or proxy card if you vote by telephone. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

3.

Return Your Proxy Card by Mail: If you requested proxy materials by mail, you may vote by completing, signing, and returning the proxy card in the postage-paid envelope provided with the proxy materials. The proxy holders will vote your shares according to your directions.

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by 12:00 p.m. (Eastern Time) on May 19, 2023. If the Meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting.

Restaurant Brands International	2023 Proxy Statement	|	Page 85

Questions and Answers About the Meeting and Voting

What if I hold my common shares in “street name”?

Holders in “street name”, or beneficial owners, of common shares, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials and vote online. You should follow the voting instructions of your broker or other intermediary. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

I am a holder of record of Partnership exchangeable units – How do I vote?

If you are a record holder of Partnership exchangeable units on the Record Date, you are entitled to instruct the Trustee as to the exercise of the voting rights attached to the special voting share for each Partnership exchangeable unit that you owned of record as of the Record Date.

You may instruct the Trustee as to the exercise of your votes by following the instructions in the Notice or by logging on to www.envisionreports.com/RBI2023 and clicking on “Cast your Vote”. Please follow the website prompts that allow you to exercise your votes and confirm that your instructions have been properly recorded.

Alternatively, if you have requested the proxy materials by mail, you may direct the Trustee as to the exercise of your votes by completing, signing, and returning the voting instruction form (the “voting instruction”) in the postage-paid envelope provided with the voting materials.

You may also instruct the Trustee to give a proxy to a designee of your selection (which may be you, if you intend on attending the Meeting as described below) to either exercise those votes in accordance with your instructions or to attend the Meeting and exercise those votes, as proxy of the Trustee.

The Trustee must receive your voting instruction, including any proxy request in that instruction, by 12:00 p.m. (Eastern Time) on May 19, 2023. A voting instruction received after this time will not be binding on the Trustee. If the Meeting is adjourned or postponed, your voting instruction must be received by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting. Further details on how to instruct the Trustee to vote, or to obtain a proxy from the Trustee, are included in the voting instruction.

What if I hold my Partnership exchangeable units in “street name”?

Holders in “street name”, or beneficial owners, of Partnership exchangeable units, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials online and how to vote. You should follow the voting instructions of your broker or other intermediary. If you provide specific voting instructions by mail, or the Internet, your broker or nominee will instruct the Trustee as you have directed. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

Page 86	|	2023 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

What am I voting on and how does the Board recommend that I vote?

You will be voting on the following seven proposals at the Meeting. Our Board’s recommendation for each of these proposals is set forth below:

Voting Item	Board Recommendation

Item 1. Election of ten directors specifically named in this proxy statement, each to serve until the close of the 2024 Annual Meeting or until his or her successor is elected or appointed.	FOR each director nominee

Item 2. Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (the “say-on-pay vote”).	FOR

Item 3. Appoint KPMG as our auditors to serve until the close of the 2024 Annual Meeting and authorize our directors to fix the auditors’ remuneration.	FOR

Item 4. Approval of the 2023 Omnibus Incentive Plan.

We are seeking approval of our 2023 Omnibus Incentive Plan to (i) provide RBI with additional flexibility to continue to attract, retain and motivate employees, (ii) utilize equity awards, including performance awards, to focus employees on the objective of creating shareholder value, (iii) promote the success of RBI, and (iv) further align the interests of RBI’s employees and non-employee directors with those of RBI shareholders.

FOR

Item 5-8. Shareholder Proposals, if properly presented at the Meeting.	AGAINST

We will also consider any other business properly brought before the Meeting.

What vote is required to approve each proposal?

Holders of common shares and the special voting share will vote together as a single class for each proposal.

Proposal	Vote required to approve the proposal
Election of directors	Majority of the votes cast.
Say-on-pay vote	This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “for” than “against”.
Appointment of KPMG as our auditors and authorization to fix the auditors’ remuneration	Majority of the votes cast.
2023 Omnibus Incentive Plan	Majority of the votes cast.
Shareholder proposals	These are non-binding shareholder proposals. Our Board will consider these proposals to have been approved if the proposal receives more votes cast “for” than “against”.

What is the effect of the say-on-pay advisory vote on Proposal 2?

Although the advisory say-on-pay vote on Proposal 2 is non-binding, our Board of Directors and the Compensation Committee will review the results of the vote and take them into account in making decisions concerning executive compensation and the frequency of such advisory votes.

Restaurant Brands International	2023 Proxy Statement	|	Page 87

Questions and Answers About the Meeting and Voting

What are my voting options with respect to each of the proposals?

Proposal	Voting Options	Impact of Vote
Proposal 1	For each nominee, you may vote “For” or “Against” or “Abstain”.	“For” and “Against” votes will be cast accordingly.

Proposal 2	For this proposal, you may vote “For”, “Against” or “Withhold” your vote.	“For” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

Proposal 3	For this proposal, you may vote “For” the appointment of the proposed auditors or “Withhold” your vote.	“For” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

Proposal 4	For this proposal, you may vote “For”, “Against” or “Withhold” your vote.	For” and “Against” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

Proposals 5-8	For this proposal, you may vote “For”, “Against” or “Withhold” your vote.	“For” and “Against” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

We have provided the option to vote “Abstain” on Proposal 1 and “Withhold”, as well as “For” or “Against” on Proposals 2, 4 and 5-8 and, therefore, your “Withhold” vote for these matters will be the equivalent of an abstention and will not impact whether any of such proposals is approved. “Withhold” votes will be counted for purposes of determining a quorum.

Will my securities be voted if I do not return my proxy or provide my voting instruction?

No. If you do not attend and vote your common shares at the Meeting or vote by proxy, your shares will not be voted. If you are the holder of record of Partnership exchangeable units and do not provide your voting instructions to the Trustee, the Trustee will not exercise the voting rights in respect of your Partnership exchangeable units. However, a record holder of Partnership exchangeable units may instruct the Trustee to give a proxy to the holder or its designee entitling the holder or that designee to attend and vote at the Meeting.

What if I provide my proxy or give my voting instruction without making any selections or if I vote or provide voting instructions on only some, but not all, of the proposals?

If your proxy or voting instruction does not mark selections or marks some but not all proposals, then:

›

Shareholders of Record – Common Shares. Your shares will be voted by the persons named in the proxy (the “proxy holders”) in accordance with (i) your instructions, if any, and (ii) the recommendations of the Board of Directors as set forth in this proxy statement for any proposals for which you did not vote.

›

Beneficial Owners – Common Shares. As required under the Canada Business Corporations Act (“CBCA”), your vote will be counted for purposes of determining a quorum and for the proposal(s) on which you voted, but will be considered a “broker non-vote” with respect to the proposal(s) on which you did not vote. These broker non-votes will have no impact on any proposal, as the standard for each of our proposals is based on “votes cast.”

›

Holders of Record and Beneficial Owners – Partnership Exchangeable Units. The votes in respect of your Partnership exchangeable units will be counted for purposes of determining a quorum and for the proposal(s) for which you provided instructions but will not be considered a “vote cast” with respect to the proposal(s) for which you did not provide instructions. These non-votes will have no impact on any proposal, as the standard for each of the proposals is based on “votes cast.”

Page 88	|	2023 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

What if other matters are presented for consideration at the Meeting?

As of the date of this proxy statement, our management is not aware of any matters that will be presented for consideration at the Meeting other than those matters identified in the Notice of Meeting, nor does our management know of any amendments or variations of any of the matters identified in the Notice of Meeting. However, if any other matters properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting, or if any of the matters identified in the Notice of Meeting are amended or varied, and such new matter, amendment or variation calls for a vote of shareholders, validly completed proxies (including any proxies given at the instruction of a holder of Partnership exchangeable units) will be voted in respect of such new matter, amendment or variation in accordance with the judgment of the proxy holders pursuant to the discretionary authority conferred upon them by the enclosed form of proxy or voting instruction, as applicable.

Can I vote in person at the Meeting?

Common shares that are registered directly in your name may be voted at the Meeting. In addition, you have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. To do so, insert the name of your chosen proxy in the space provided on the form of proxy. If you hold common shares in street name and you wish to vote those shares at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds your shares to obtain the necessary proxy. After obtaining a proxy, you must register the proxyholder with Computershare for the proxyholder to attend the Meeting and vote. See “Attending the Meeting”.

If you are a holder of record of Partnership exchangeable units, you may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting and personally exercise (as proxy of the Trustee) the votes attached to the special voting share that you would otherwise be entitled to instruct the Trustee to vote. If you hold Partnership exchangeable units in street name and you wish to vote those units at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds those units and follow their instructions to obtain the necessary proxy.

Can I change my mind after I deliver my proxy or submit my voting instruction?

Yes. If you are a shareholder of record of common shares, you may change your vote or revoke your proxy by:

›

submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy at any time up to 12:00 p.m. (Eastern Time) on May 19, 2023, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed;

›

delivering new written instructions to us at 130 King Street West, Suite 300, Toronto, Ontario Canada M5X 1E1, Attention: Corporate Secretary, or to our Transfer Agent at its address specified below, in each case at any time up to 12:00 p.m. (Eastern Time) on May 19, 2023, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed; or

›	any other means permitted by law.

Any written instructions must be executed by the shareholder or the shareholder’s authorized attorney or, if the shareholder is a corporation, under its corporate seal or by a duly authorized officer.

If you hold your common shares in street name, and wish to change your vote or proxy nominee, you should consult your broker or nominee with respect to submitting new voting instructions. Intermediaries may set deadlines for the receipt of revocation notices that are further in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form.

Restaurant Brands International	2023 Proxy Statement	|	Page 89

Questions and Answers About the Meeting and Voting

If you are a holder of record of Partnership exchangeable units, you may revoke or amend your voting instruction by:

›

submitting a new voting instruction via the Internet after the date of your earlier submitted voting instruction at any time up to 12:00 p.m. (Eastern Time) on May 19, 2023, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed; or

›

delivering new written instructions to the Trustee at its address specified below at any time up to 12:00 p.m. (Eastern Time) on May 19, 2023, or by 8:00 a.m. on the last business day before the day of the Meeting if the meeting is adjourned or postponed.

If you hold your Partnership exchangeable units in street name, you should consult your broker or nominee with respect to revoking or amending your prior voting instructions.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card it means that you have multiple accounts with brokers or other nominees or with the Transfer Agent, through which you hold common shares or Partnership exchangeable units. Please vote or provide voting instructions for all of the common shares or Partnership exchangeable units you own. We encourage you to register all of these securities in the same name and address. You may do this by contacting your broker or other nominee or the Transfer Agent. The Transfer Agent may be reached through the following methods:

By Mail: Computershare Trust Company of Canada 100 University Ave, 8th Floor Toronto, Ontario, M5J 2Y1	By Telephone: (800) 564-6253 (toll free North America) (514) 982-7555 (international direct dial)

By Email: service@computershare.com	By Internet: www.computershare.com/service

ATTENDING THE MEETING

How can I attend and vote at the Meeting?

The Meeting is open to all record holders of common shares as of the close of business on the Record Date and their duly appointed proxyholders. Beneficial owners of common shares and record holders and beneficial owners of Partnership exchangeable units who owned such shares or Partnership exchangeable units, as the case may be, as of the close of business on the Record Date may obtain a proxy that will entitle them (or another person designated by them) to attend and vote at the Meeting. See “Can I vote in person at the Meeting?” above for instructions on how to obtain a proxy for that purpose.

What do I need to bring to attend the Meeting in person?

If you are a record holder or beneficial owner of common shares:

›	You will need a valid picture identification.

›	You will need proof of ownership of common shares. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

›	If you are a registered holder of common shares, your Notice or proxy card will be your admission ticket.

›

If your common shares are held in the name of a bank, broker or other shareholder of record and you have obtained a legal proxy from the registered shareholder giving you the right to attend and vote at the Meeting, you will need the proxy to be admitted to the Meeting.

Page 90	|	2023 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

If you are a registered holder or beneficial owner of Partnership exchangeable units:

›	You will need a valid picture identification.

›

If you have obtained a legal proxy from the Trustee giving you the right to attend and vote at the Meeting, you will need proof of ownership to be admitted to the Meeting. You should follow the instructions provided by the Trustee to obtain such proof of ownership.

IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN COMMON SHARES OR PARTNERSHIP EXCHANGEABLE UNITS OR ARE A LEGAL PROXYHOLDER, YOU MAY NOT BE ADMITTED INTO THE MEETING.

MORE INFORMATION

Where can I find voting results of the Meeting?

In accordance with TSX rules, following the Meeting we will promptly issue a press release disclosing the detailed voting results for the election of each director. In addition, promptly following the Meeting, but not more than four business days thereafter, we will announce the results for the proposals voted upon at the Meeting and publish final detailed voting results for each matter voted upon in a report filed on www.sedar.com and in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”).

I am a holder of Partnership exchangeable units. Why am I receiving proxy solicitation materials that relate solely to RBI?

RBI is the sole general partner of Partnership and manages all of Partnership’s operations and activities in accordance with the partnership agreement of Partnership. The Partnership exchangeable units are intended to provide voting rights with respect to RBI that are equivalent to the corresponding rights afforded to holders of common shares. In addition to making provision for these voting rights, the voting trust agreement requires that each record holder of Partnership exchangeable units be provided a copy of the notice of each meeting at which the holders of common shares are entitled to vote. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting. Accordingly, you will not receive notice of, or an information circular or proxy in respect of, an annual meeting of Partnership.

For more information, a summary of certain terms of the Partnership exchangeable units, including further details as to the voting rights associated with the Partnership exchangeable units, is included in Appendix A to this proxy statement.

Who should I contact with other questions?

If you have additional questions about this proxy statement or the Meeting, please contact Investor Relations by e-mail at investor@rbi.com.

Restaurant Brands International	2023 Proxy Statement	|	Page 91

Other Matters

OTHER MATTERS

Shareholder Proposals for the 2024 Annual Meeting

RBI is subject to both the rules of the SEC under the Exchange Act and the provisions of the CBCA with respect to shareholder proposals. As indicated under the CBCA and in the rules of the SEC under the Exchange Act, simply submitting a shareholder proposal does not guarantee its inclusion in the proxy statement as compliance with applicable law is a prerequisite for inclusion.

A shareholder proposal submitted pursuant to the rules of the SEC under the Exchange Act for inclusion in the proxy statement distributed to shareholders prior to the 2024 Annual Meeting (other than in respect of the nomination of directors) must be received by us no later than December 14, 2023 and must comply with the requirements of Rule 14a-8 of the Exchange Act.

The CBCA permits certain eligible shareholders to submit shareholder proposals (including proposals in respect of director nominations) to RBI, which proposals may be included in RBI’s proxy materials. To be considered for inclusion in the proxy materials for the 2024 Annual Meeting, any such shareholder proposal under the CBCA must be received by us no earlier than December 22, 2023 and no later than February 23, 2024. Upon receipt of a proposal in compliance with the requirements of the CBCA and which has not been refused by RBI in accordance with the CBCA, RBI will set out such proposal in the proxy statement distributed to shareholders prior to the 2024 Annual Meeting.

Written requests for inclusion of a shareholder proposal pursuant to the rules of the SEC under the Exchange Act or pursuant to the CBCA should be addressed to: Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1. The proposal should be sent to the attention of the Corporate Secretary.

Nominations for directors not made in accordance with the shareholder proposal requirements of the CBCA will be considered by RBI’s NCG Committee in accordance with the requirements of our by-laws. In accordance with our by-laws, shareholder nominations for candidates for election as directors must be delivered to the Corporate Secretary no earlier than January 24, 2024 and no later than February 23, 2024, provided that in the event that the 2024 Annual Meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the Meeting, notice must be delivered to the Corporate Secretary not later than the tenth day following the day on which the first public announcement of the date of the 2024 Annual Meeting is made.

A notice providing a director nomination must include, among other things, (i) the name, age, business and residential address, principal occupation or employment, and country of residence of the person who the shareholder proposes to nominate, as well as the class or series and number of shares in our capital that person owns of record or beneficially or that person controls or directs and any other information regarding the nominee required to be disclosed in a proxy statement pursuant to applicable securities laws, and (ii) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote or direct the voting of any shares of RBI and any other information regarding the nominating shareholder required to be disclosed in a proxy statement pursuant to applicable securities laws. Shareholders should refer to Section 9 of our by-laws for more details relating to the requirements for such notice. In addition, to be included on RBI’s universal proxy card in connection with the 2024 Annual Meeting, the notice must also include the information required by the Rule 14a-19(b)(2) and Rule 14a-19(b)(3).

Shareholders wishing to put forward a proposal or nominate a director for election should carefully review the relevant provisions of the Exchange Act, the CBCA, and our by-laws. The chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

List of Shareholders Entitled to Vote at the Meeting

The names of holders of record entitled to vote at the Meeting will be available at our corporate office prior to the Meeting.

Page 92	|	2023 Proxy Statement	Restaurant Brands International

Other Matters

Expenses Relating to this Proxy Solicitation

We will bear the cost of preparing, assembling, and delivering the proxy material and of reimbursing brokers, nominees, fiduciaries, and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our stock. We have retained MacKenzie Partners, Inc. for certain advisory and solicitation services at a fee of approximately $20,000. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Available Information

We maintain an internet website at www.rbi.com. Copies of the committee charters of each of the Audit Committee, Compensation Committee, NCG Committee, and Conflicts Committee, together with certain other corporate governance materials, including our Code of Business Ethics and Conduct for Non-Restaurant Employees, Code of Ethics for Executive Officers and Code of Conduct for Directors, can be found under the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary at the address below. Our internet website and information contained therein or incorporated therein is not intended to be incorporated in this proxy statement.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. Copies of these documents and this proxy statement may be obtained on SEDAR at www.sedar.com or free of charge, through the “Investors—Investor Information” section of our website at www.rbi.com. A request for such copies should be directed to Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1, Attention: Corporate Secretary. A copy of any exhibit to the 2023 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to the Corporate Secretary. Financial information relating to RBI is included in the Audited Consolidated Financial Statements for the fiscal year ended December 31, 2023, and the Management’s Discussion & Analysis related thereto contained in RBI’s Annual Report on Form 10-K for the year ended December 31, 2022. Additional information relating to RBI may be found under RBI’s profile on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the proxy statement and the annual report or the Notice, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver separate copies, or one copy (if you currently receive separate copies), of either the proxy materials or the Notice, as applicable, to you if you request them. You can notify us by sending a written request to Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1, or by contacting our Transfer Agent at (800) 564-6253 (toll free North America) or (514) 982-7555 (international direct dial).

Approval by Directors

The contents of this proxy statement and the delivery thereof to the shareholders have been approved by the Board of RBI.

By Order of the Board of Directors Jill Granat General Counsel & Corporate Secretary April 10, 2023

Restaurant Brands International	2023 Proxy Statement	|	Page 93

Appendix A

APPENDIX A

RESTAURANT BRANDS INTERNTIONAL INC.

2023 OMNIBUS INCENTIVE PLAN

Section 1. Purpose. The purpose of the Restaurant Brands International Inc. 2023 Omnibus Incentive Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of the Company and its Affiliates, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s stockholders and, in general, to further the best interests of the Company and its shareholders.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Act” shall mean the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” shall mean: (i) any entity that, directly or indirectly, controls (as well as is controlled by or under common or joint control with) the Company; or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee; provided that, unless otherwise determined by the Committee, the Shares subject to any Options or SAR that are granted to a service provider of an Affiliate constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to the excise tax under Section 409A of the Code.

“Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock, Restricted Stock Unit, Deferred Stock, annual or long-term Performance Award, Other Stock-Based Award or Cash-Based Award granted under the Plan, which may be denominated or settled in Shares, cash, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or in such other forms as provided for herein. All Awards shall be granted pursuant to an Award Agreement.

“Award Agreement” shall mean the agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, such individual’s Beneficiary shall be the individual’s estate.

“Blackout Period” means a period when the Participant is prohibited from trading in the Company’s securities pursuant to securities regulatory requirements or the Company’s insider trading policy or other applicable policy or requirement of the Company.

“Board” shall mean the board of directors of the Company.

“Cash-Based Award” means an Award granted pursuant to Section 11 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

“Cause” shall have the meaning set forth in the applicable Award Agreement or as defined in any other agreement between the Company or such affiliate and such Participant.

A-1

Appendix A

“Change in Control” shall mean the occurrence of:

(i)    any “person” (as defined in Section 13(d) of the Act) (other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner (x) in connection with a transaction described in clause (A) of paragraph (ii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in 3G Restaurant Brands Holdings LP, a limited partnership formed under the laws of the Cayman Islands (“3G”));

(ii)    the consummation of (A) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iii)    a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

“Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

“Company” shall mean Restaurant Brands International Inc.

“Consultant” means a person or corporation engaged by the Company to provide services for an initial, renewable or extended period of 12 months or more.

“Deferred Stock” shall mean a right to receive Shares or other Awards or a combination thereof at the end of a specified deferral period, granted under Section 9.

“Dividend Equivalent” means a right, granted to a Participant under the plan, to receive cash, shares, other Awards or other property equal in value to dividends paid with respect to Shares.

“Effective Date” shall mean the date the Plan is approved by the shareholders of the Company.

A-2

Appendix A

“Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code, any regulations issued thereunder or other applicable law, as of any date and except as provided below, the last sales price reported for the Shares on the applicable date: (i) as reported on the TSX, in the case of a Canadian Participant; or (ii) the NYSE in the case of a U.S. Participant or other Participant who is not a Canadian Participant; or (iii) if the Shares are not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code and any other applicable law. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or its designee, as applicable, or, if not a day on which the applicable market is open, the next day that it is open.

“Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is intended to be and is designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

“NYSE” means the New York Stock Exchange.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means an Award granted pursuant to Section 11 of the Plan.

“Participant” shall mean the recipient of an Award granted under the Plan.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan.

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are measured or must be satisfied.

“Plan” shall mean the Restaurant Brands International Inc. 2023 Omnibus Incentive Plan, as the same may be amended from time to time.

“Prior Plan Award” shall mean a grant of a restricted stock unit, an option or other stock based award granted under a Prior Plan.

“Prior Plans” shall mean the Company’s 2006 Stock Incentive Plan, the Company’s 2012 Stock Incentive Plan, the Company’s 2011 Omnibus Incentive Plan, the Company’s Amended and Restated 2012 Omnibus Incentive Plan, and the Company’s 2014 Omnibus Incentive Plan, each as amended or amended and restated effective as of the Effective Date.

“Restricted Stock” shall mean any Share granted under Section 8.

“Restricted Stock Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive one Share or at the sole discretion of the Committee, the cash value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Act as then in effect or any successor provision.

A-3

Appendix A

“SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(c), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Service” shall mean the active performance of services for the Company or an Affiliate by a person who is an employee or director of the Company or an Affiliate. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of “Service” under the Plan for purposes of payment of such Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.

“Shares” shall mean shares of the common stock of the Company.

“Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

“TSX” means the Toronto Stock Exchange.

Section 3. Eligibility.

(a)    Any employee, director, Consultant or other advisor of, or any other individual who provides services to, the Company or any Affiliate, shall be eligible to be selected to receive an Award under the Plan. Notwithstanding the foregoing, only eligible employees of the Company, its subsidiaries and its parent (as determined in accordance with Section 422(b) of the Code) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

(b)    An individual who has agreed to accept employment by the Company or an Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such acceptance; provided that vesting and exercise of Awards granted to such individual are conditioned upon such individual actually becoming an employee of the Company or an Affiliate.

(c)    Holders of Options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.

A-4

Appendix A

Section 4. Administration.

(a)    The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than two directors. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as a “non-employee director” under Rule 16b-3. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more officers of the Company the authority to grant Awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b)    Subject to Section 17, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and the Plan shall be construed and interpreted in a manner so as to comply therewith.

(c)    Subject to the terms of the Plan and applicable law and the rules of the TSX and in addition to those authorities provided in Section 4(c), the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion); (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee, taking into consideration the requirements of Section 409A of the Code; (vii) determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award; (viii) determine whether an Option is an Incentive Stock Option or Non-Qualified Stock Option; (ix) modify, extend or renew an Award, provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant and provided that such extension of the Award does not benefit an Insider (as defined in Section 23); (x) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xii) solely to the extent permitted by applicable law and the rules of the TSX, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options or acquire Shares under the Plan; (xiii) amend the terms of any outstanding Award granted under the Plan or accelerate the time or times at which such Award may become nontransferable, exercisable and/or settled, in

A-5

Appendix A

whole in part; provided that, except as otherwise provided in Section 5(d), no such amendment shall reduce the Exercise Price of outstanding Options or the grant price of outstanding SARs without the approval of the stockholders of the Company; (xiv) designate one or more Shares subject to any Option as “non-qualified securities” within the meaning of section 110 of the Income Tax Act (Canada); and (xv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(d)    All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

Section 5. Shares Available for Awards; Per Person Limitations.

(a)    Subject to adjustment as provided below, the aggregate maximum number of Shares available for issuance under the Plan is equal to: (i) 14,125,000; plus (ii) any Shares remaining available for future awards under a Prior Plan on the Effective Date; plus (iii) any Shares with respect to Awards and Prior Plan Awards that are forfeited, canceled, expire unexercised, or are settled in cash following the Effective Date. Therefore, the aggregate maximum number of Shares available for issuance under the Plan is equal to 35,323,406 Shares. Upon shareholder approval of the Plan, no further awards will be made under any Prior Plans. The maximum number of these reserved Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 15,000,000 Shares. With respect to Stock Appreciation Rights settled in Shares, upon settlement, the number of Shares subject to the Stock Appreciation Rights shall count against the aggregate and individual share limitations set forth under this Section 5 as one Share for every Share subject to the Stock Appreciation Rights, regardless of the number of Shares used to settle the Stock Appreciation Rights upon exercise. If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares shall again be available for purposes of Awards under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. If any Shares subject to an Award or a Prior Plan Award are tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award other than an Option or a Stock Appreciation Right (or an option or stock appreciation right granted under a Prior Plan), such tendered or withheld Shares shall again be available for the purpose of Awards under the Plan. Notwithstanding the foregoing, Shares subject to an Award under the Plan or a Prior Plan Award may not again be made available for grant under the Plan if such Shares are (i) Shares tendered to or withheld by the Company to pay the exercise price of an Option, (ii) Shares tendered to or withheld by the Company to pay the withholding taxes related to Options or Stock Appreciation Rights or (iii) Shares repurchased by the Company on the open market with the proceeds of an Award or Prior Plan Award paid to the Company by or on behalf of the Participant.

(b)    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(c)    To the extent required by Section 162(m) of the Code for Awards granted under the Plan pursuant to a written binding contract in effect on November 2, 2017, to qualify as “performance-based compensation,” the following individual Participant limitations shall apply:

(i)    The maximum number of Shares subject to any Award of Options, or Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant restriction period is subject to the attainment of Performance Goals in accordance with Section 10 which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 5,000,000 Shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 5(d)) provided that the maximum number of Shares for all types of Awards granted to any Participant does not exceed 10,000,000 Shares (which shall be subject to any further increase or decrease

A-6

Appendix A

pursuant to Section 5(d)) during any fiscal year of the Company. If a Stock Appreciation Right is granted in tandem with an Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Options.

(ii)    There are no annual individual share limitations applicable to Participants on Restricted Stock, Restricted Stock Units or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

(iii)    The maximum number of Shares subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 5,000,000 Shares (which shall be subject to any further increase or decrease pursuant to Section 5(d)) with respect to any fiscal year of the Company.

(iv)    The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $10,000,000.

(v)    The individual Participant limitations set forth in this Section 5(c) (other than Section 5(c)(iii)) shall be cumulative; that is, to the extent that Shares for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of Shares available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

(d)    Changes

(i)    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger or consolidation of the Company or any Affiliate, (c) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares (d) the dissolution or liquidation of the Company or any Affiliate, (e) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (f) any other corporate act or proceeding.

(ii)    Subject to the provisions of Section 5(d)(iv), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/ or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted. In addition, subject to Section 5(d)(iv), if there shall occur any change in the capital structure or the business of the Company that is not a Corporate Event (an “Other Extraordinary Event”), including by reason of any ordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 5(d) shall be consistent with the applicable Corporate Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 5(d) or in the applicable Award Agreement, a Participant shall have no rights by reason of any Corporate Event or any Other Extraordinary Event.

A-7

Appendix A

(iii)    Fractional shares of Shares resulting from any adjustment in Awards pursuant to Section 5(d)(i) or Section 5(d)(ii) shall be aggregated until, and eliminated at, the time of exercise by rounding-down. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(iv)    In the event of a merger or consolidation of the Company or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by (i) cashing-out such Awards upon the date of consummation of the Acquisition Event, or (ii) delivering notice of termination to each Participant at least 5 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 5(d)(iv), then the provisions of Section 5(d)(ii) and Section 13 shall apply.

(e)    Shares underlying Substitute Awards and Shares underlying awards that can only be settled in cash shall not reduce the number of Shares remaining available for issuance under the Plan.

(f)    Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued Shares are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law and the rules of the TSX.

(g)    The maximum number of Shares subject to any Award which may be granted under the Plan during any fiscal year of the Company to any director shall be 1,000,000 Shares (which shall be subject to any further increase or decrease pursuant to Section 5(d)).

Section 6. Options.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)    The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the 100% (or 110% in the case of an Incentive Stock Option granted to a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its subsidiaries or its parent, determined in accordance with Section 422(b)(6) of the Code) of the Fair Market Value of a Share on the date of grant of such Option.

(b)    The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof. Notwithstanding the foregoing, if the term of an Option (other than an Incentive Stock Option) held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such Option shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

(c)    The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

A-8

Appendix A

(d)    To the extent vested and exercisable, Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold Shares issuable upon exercise of the Option with an aggregate Fair Market Value equal to the purchase price, surrendering Options with an aggregate Fair Market Value equal to the purchase price or by payment, in full or in part, of the purchase price in the form of Shares owned by the Participant , based on the Fair Market Value of the Shares on the payment date as determined by the Committee in accordance with the Plan). No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

(e)    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant employee during any calendar year under the Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company, subject to the rules of the TSX. To the extent that any such Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

Section 7. Stock Appreciation Rights.

(a)    The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b)    SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Options granted under Section 6.

(c)    Any tandem SAR related to an Option may be granted at the same time such Option is granted to the Participant. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d)    A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant. Notwithstanding the foregoing, if the term of a SAR held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such SAR shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

Section 8. Restricted Stock and Restricted Stock Units.

(a)    The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

A-9

Appendix A

(b)    Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or Dividend Equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)    Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

(d)    The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock or Restricted Stock Units and with respect to Restricted Stock Units at the sole discretion of the Committee, deviating from the vesting conditions set out in the applicable Award Agreement.

(e)    The Committee, in its discretion, may award Dividend Equivalents in the form of additional Awards of Restricted Stock Units. The entitlements on such Dividend Equivalents shall be conditioned upon and subject to the same vesting conditions that apply with respect to the underlying Award of Restricted Stock Units.

(f)    If the Committee intends that an Award under this Section 8 shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award may be structured in accordance with the requirements of Section 10, including without limitation, the Performance Goals and the Award limitation set forth therein, and any such Award shall be considered a Performance Award for purposes of the Plan.

Section 9. Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(a)    Deferred Stock shall be settled upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of Performance Goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Shares, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(b)    The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Deferred Stock. The entitlements on such Dividend Equivalents shall be conditioned upon and subject to the expiration of the deferral period for the Award of Deferred Stock.

Section 10. Performance Awards.

(a)    The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals or criteria. If the Performance Award is payable in shares of Restricted Stock, such shares

A-10

Appendix A

shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Section 8. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then-current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

(b)    Terms and Conditions. Performance Awards awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

(i)    Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 10(b) are achieved and the percentage of each Performance Award that has been earned.

(ii)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(iii)    Performance Goals. The Committee shall establish the Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing while the outcome of the Performance Goals is substantially uncertain. Such Performance Goals may be based on financial or operational performance of the Company (or subsidiary, other Affiliate, division, other operational unit, administrative department or product category of the Company or any of its Affiliates) either in an absolute number or growth rate or upon the attainment of specified levels of performance relative to the performance of other companies or and/or individual participant performance, in each case as determined by the Committee, in its sole discretion. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) the impact of any of the following that the Committee determines to be appropriate: (i) corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances, (ii) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Annual Report on Form 10-K for the applicable year; (iii) an event either not directly related to the operations of the Company or any of its Affiliates or not within the reasonable control of the Company’s management, (iv) a change in tax law or accounting standards required by generally accepted accounting principles, or (v) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

(c)    Payment. Following the Committee’s determination in accordance with Section 10(b)(i), the Company shall settle Performance Awards, in such form (including, without limitation, in Shares or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(d)    Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s termination of Service for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(e)    Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

A-11

Appendix A

Section 11. Other Stock-Based and Cash Based Awards.

(a)    The Committee is authorized, subject to limitations under applicable law and the rules of the TSX, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof, Shares awarded purely as a bonus and not subject to restrictions or conditions, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Unless otherwise determined by the Committee in an Award Agreement, the recipient of an Award under this Section 11 shall not be entitled to receive dividends or Dividend Equivalents in respect of the number of Shares covered by the Award. In all cases, such dividends or Dividend Equivalents shall be conditioned upon and would not become payable until the expiration of any applicable performance period. An Other Stock-Based Award that is in the form of a grant of an equity interest in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, may be granted in exchange for, replacement of, or substitution for an Award previously granted under the Plan (or any predecessor plan) or Substitute Award; provided, that, if such Award or Substitute Award is a stock option or a stock appreciation right, then the Other Stock-Based Award granted in exchange, replacement, or substitution thereof, may not have the economic effect of reducing the exercise price or term of such Award or Substitute Award.

(b)    The Committee may from time to time grant Cash-Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

(c)    Notwithstanding any other provision of the Plan, when an Award with an exercise price is granted under the Plan and the exercise of the Award by the Participant may result in the issuance of Shares to the Participant, the exercise price (taking into account any conversion, exchange or other substitutions) of the Award may not be less than the Fair Market Value of a Share on the date of grant of the Award.

Section 12. Effect of Termination of Service on Awards. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide Service to the Company or any Affiliate prior to the end of a performance period or exercise or settlement of such Award.

Section 13. Change in Control Provisions.

(a)    Effect of Change in Control. In the event of a Change in Control, subject to the provisions of Section 5(d) (relating to the adjustment of Shares) and the following subsections of this Section 13, and except as otherwise provided by the Committee in an Award Agreement or in an individual employment arrangement, all Awards that vest solely on continued service (and not based on the achievement of Performance Goals), including (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, Restricted Stock Units, (iv) Deferred Stock, and (v) Other Stock Based and Cash Based Awards granted pursuant to Section 11 that vest solely on continued service, that are outstanding and unvested as of immediately prior to a Change in Control (after giving effect to any action by the Committee pursuant to Section 5(d) or Section 13(b)) shall remain outstanding and unvested immediately thereafter.

A-12

Appendix A

(b)    Effect of Change in Control on Performance Awards. Unless otherwise provided in the applicable Award Agreement or an individual employment arrangement, with respect to outstanding Performance Awards in the event of a Change in Control, the Committee, in its sole discretion, shall determine whether the Performance Period shall continue or terminate and, if terminated, the actual level of achievement earned with respect to each Performance Goal for each such Performance Period based upon the Company’s audited or unaudited financial information or other information then available as the Committee deems relevant. To the extent earned, such Performance Awards shall continue to be subject to any service-based vesting conditions that remain in place in accordance with subsection (a) above.

(c)    Termination Following a Change in Control, If a Participant’s employment or services, as applicable, with the Company and its Affiliates is terminated without Cause following a Change in Control within the period set forth in the relevant Award Agreement (which period shall not exceed twenty-four (24) months) then:

(i)    any outstanding Options or Stock Appreciation Rights then held by Participants that are unexercisable or otherwise unvested as of the date of such termination shall automatically be deemed exercisable or otherwise vested, as the case may be, as of the date of such termination and shall remain exercisable for the period set forth in the relevant Award agreement (which period shall not exceed one-year) following such termination; and

(ii)    all other outstanding Awards (i.e., other than Options and Stock Appreciation Rights), then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture as of the date of such termination, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination.

(d)    Substitution or Assumption. Notwithstanding Section 13(a) and unless otherwise provided in the applicable Award Agreement or an individual employment arrangement, in the event of a Change in Control, unless provision is made in connection with the Change in Control for assumption or continuation of Awards previously granted or substitution of such Awards for new awards covering shares of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and, if applicable, exercise prices, that the Committee determines will preserve the material terms and conditions of such Awards as in effect immediately prior to the Change in Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the awards (if any) as of the Change in Control, and transferability of the shares underlying such Awards) then, subject to Section 13(c):

(i)    all outstanding Options or Stock Appreciation Rights then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change in Control, or the Committee may provide, in its sole discretion, for the purchase of such Options or Stock Appreciation Rights by the Company or an Affiliate in an amount equal to the excess of the Change in Control Price (as defined below) of the Shares covered by such Options or Stock Appreciation Rights, over the aggregate exercise price of such Options or Stock Appreciation Rights.

(ii)    all other outstanding Awards (i.e., other than Options and Stock Appreciation Rights) then held by Participants that are unvested or still subject to restrictions or forfeiture shall automatically be deemed vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change in Control, or the Committee may provide, in its sole discretion, for the purchase of such Awards by the Company or an Affiliate in an amount equal to the Change in Control Price of the Shares covered by such Awards; and

(iii)    to the extent practicable, any actions taken by the Committee under this Section 13(d) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Shares subject to their Awards or Prior Plan Awards, if any.

For purposes of this Section 13(d), “Change in Control Price” shall mean the highest price per Share paid in any transaction related to a Change in Control of the Company.

A-13

Appendix A

(e)    Section 409A and Change in Control. Notwithstanding anything to the contrary herein and unless otherwise provided in the applicable Award Agreement or an individual employment agreement, if any amount payable pursuant to an Award constitutes deferred compensation that is subject to Section 409A of the Code, in the event of a Change in Control, to the extent provided in Section 13(d), any unvested but outstanding Awards shall automatically vest as of the date of such Change in Control and shall not be subject to the forfeiture restrictions following such Change in Control; provided that in the event that such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code or to the extent that payment upon such Change in Control would otherwise violate Section 409A of the Code, such Awards (and any other Awards that constitute deferred compensation that vested prior to the date of such Change in Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change in Control.

Section 14. Transferability.

(a)    Death. A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the designated Beneficiaries or, if none, the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No Transfer by will or the laws of descent and distribution of any Award or the right to exercise any Option shall be effective to bind the Company unless the Board shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Board may deem necessary to establish the validity of the Transfer and (b) an agreement by the Transferee to comply with all the terms and conditions of the Award and the Plan that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

(b)    Assignment or Transfer. Except as otherwise provided under the Plan, no Award under the Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution. The Committee may, in its discretion, provide that an Award (other than an Incentive Stock Option) is transferable without the payment of any consideration to a Participant’s family member, whether directly or by means of a trust or otherwise, subject to such terms and conditions as the Committee may impose. For this purpose, “family member” has the meaning given to such term in the General Instructions to the Form S-8 registration statement under the Securities Act. All Awards under the Plan shall be exercisable, during the Participant’s lifetime, only by the Participant or a person who is a permitted transferee pursuant to this Section 14(b).

(c)    Restrictions on Transfer.    Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law. In addition, the Committee, in its sole discretion, may impose such restrictions on the ownership and transferability of Shares received pursuant to any Award at it deems appropriate, including any restrictions as may be imposed pursuant to any Company Stock Ownership Guidelines or Insider Trading Policy. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares.

Section 15. Dividend Equivalents.

In no event shall dividends or Dividend Equivalents be paid with respect to any Option or SAR. At the discretion of the Committee, an Award (other than an Option or SAR) may provide the Participant with the right to receive dividends or Dividend Equivalents with respect to the Shares subject to any such Award for dividends declared during the period that an Award is outstanding, provided, that, any such dividends or Dividend

A-14

Appendix A

Equivalents shall be subject to the same vesting conditions and risk of forfeiture as the underlying Award. Subject to the foregoing, any such dividends or Dividend Equivalents may be credited to an account for the Participant and may be settled in cash or Shares, as determined by the Committee. Any such settlements, and any such crediting of dividends or Dividend Equivalents or reinvestment in Shares, may be subject to such further conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in stock equivalents or the withholding of such amounts, in each case subject to the same vesting conditions and risk of forfeiture as the underlying Award.

Section 16. General Provisions Applicable to Awards.

(a)    Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b)    Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)    Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee and in compliance with Section 409A of the Code. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest (or no interest) on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(d)    All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)    The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants, as it deems necessary in its sole discretion and/or for the clawing back of any rights or benefits under any Awards as a result of any breaches of any of the foregoing covenants and/or for any reasons specified in the Award Agreement or in any employment or other agreement between the Company or any Affiliate and the Participant, and/or for clawing back any rights or benefits under any Awards to the extent provided under any Company policies (including without limitation any policies adopted or amended to comply with applicable securities or other laws or stock exchange requirements, whether those policies were adopted or amended before or after the date on which the Award was granted).

(f)    Any Award granted pursuant to the Plan will be subject to mandatory repayment or forfeiture, as applicable, by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (1) any Company “clawback” or recoupment policy adopted by the Board or the Committee, or (2) any law, rule or regulation which imposes mandatory recoupment, under the circumstances set forth in any such law, rule or regulation.

In addition, the Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant with respect to an award on account of actions taken by, or failed to be taken by, such Participant in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of the Company or any affiliate, confidentiality obligation

A-15

Appendix A

with respect to the Company or any affiliate, Company policy or procedure (including the Company’s Code of Business Ethics and Conduct for Non-Restaurant Employees, Code of Ethics for Executive Officers and Insider Trading Policy), other agreement, or any other obligation of such Participant to the Company or any affiliate. The Committee may annul an outstanding Award if the Participant is terminated for Cause.

Section 17. Amendments and Termination.

(a)    The Board may amend, alter, suspend, discontinue or terminate the Plan and any outstanding Awards granted hereunder, in whole or in part, at any time without notice to or approval by the shareholders of the Company, for any purpose whatsoever, provided that all material amendments to the Plan shall require the prior approval of the shareholders of the Company and must comply with the rules of the TSX. Examples of the types of amendments that are not material that the Board is entitled to make without shareholder approval include, without limitation, the following:

(i)    ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations;

(ii)    amendments of a “housekeeping” nature, which include amendments to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(iii)    changing the vesting provision of the Plan or any Award (subject to the limitations for Awards subject to Section 10(b));

(iv)    waiving any conditions or rights under any Award (subject to the limitations for Awards subject to Section 10(b));

(v)    changing the termination provisions of any Award that does not entail an extension beyond the original expiration date thereof;

(vi)    adding a cashless exercise feature payable in securities, where such feature provides for a full deduction of the number of underlying securities from the Plan reserve, and any amendment to a cashless exercise provision;

(vii)    adding a form of financial assistance and any amendment to a financial assistance provision which is adopted;

(viii)    changing the process by which a Participant who wishes to exercise his or her Award can do so, including the required form of payment for the Shares being purchased, the form of written notice of exercise provided to the Company and the place where such payments and notices must be delivered; and

(ix)    delegating any or all of the powers of the Committee to administer the Plan to officers of the Company.

(b)    Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the shareholders of the Company under any applicable securities laws or requirements shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders shall be required for:

(i)    an increase in the maximum number of Shares that may be made the subject of Awards under the Plan;

(ii)    any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under Section 5(d)(i) or Section 5(d)(ii)) or amendment

A-16

Appendix A

that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means (provided that, in such a case, insiders of the Company who benefit from such amendment are not eligible to vote their Shares in respect of the approval) or cashes out Options that have an exercise price greater than the then-Fair Market Value of the Shares;

(iii)    an increase in the limits on Awards that may be granted to any Participant under Section 5(c) and Section 5(g);

(iv)    an extension of the term of an outstanding Option or Stock Appreciation Right beyond the expiry date thereof;

(v)    permitting Options granted under the Plan to be Transferable other than for normal estate settlement purposes; and

(vi)    any amendment to the plan amendment provisions set forth in this Section 17 which is not an amendment within the nature of Section 17(a)(i) or Section 17(a)(ii), unless the change results from application of Section 5(d)(i) or Section 5(d)(ii).

Furthermore, except as otherwise permitted under the Plan, no change to an outstanding Award that will adversely impair the rights of a Participant may be made without the consent of the Participant except to the extent that such change is required to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

Section 18. Miscellaneous.

(a)    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

(b)    No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(c)    The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of Shares or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of Shares otherwise deliverable or by delivering Shares already owned. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

(d)    Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

A-17

Appendix A

(f)    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h)    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i)    No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

(j)    Unless otherwise determined by the Committee, as long as the Shares are listed on a national securities exchange including the TSX or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected. If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company. A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

(k)    No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

(l)    All elections and transactions under the Plan by persons subject to Section 16 of the Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

(m)    The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall

A-18

Appendix A

be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

Section 19. Effective Date of the Plan. The Plan shall be effective as of the Effective Date, which is the date of adoption by the Board, subject to the approval of the Plan by the shareholders of the Company in accordance with the requirements of the laws of the Province of Ontario.

Section 20. Term of the Plan. No Award shall be granted under the Plan after ten years from the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 21. Section 409A of the Code.

(a)    The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the U.S. Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

(b)    Notwithstanding the foregoing, the Company does not make any representation to any Participant or Beneficiary as to the tax consequences of any Awards made pursuant to this Plan, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur as a result of the grant, vesting, exercise or settlement of an Award under this Plan.

Section 22. Governing Law; Waiver of Jury Trial.

This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the Province of Ontario in the City of Toronto. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the Province of Ontario in the City of Toronto, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ontario court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient

A-19

Appendix A

court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the Province of Ontario.

Section 23. TSX Requirements.

The number of Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements of the Company, may not exceed 10% of the Company’s issued and outstanding Shares; and the number of Shares issued to Insiders within any one-year period, under all Security Based Compensation Arrangements of the Company, may not exceed 10% of the Company’s issued and outstanding Shares. For the purpose of this Section 23, “Insider” shall mean, (i) every director or senior officer of the Company; (ii) every director or senior officer of a company that is itself an insider or subsidiary of the Company; (iii) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all voting securities of the Company for the time being outstanding other than voting securities held by the person or company as underwriter in the course of a distribution; (iv) any associate or affiliate of the Insider; and (v) the Company where it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities, and “Security Based Compensation Arrangement” shall mean any (i) any stock option plans for the benefit of employees, insiders, service providers or any one of such groups; (ii) individual stock options granted to employees, service providers or insiders if not granted pursuant to a plan previously approved by the Company’s securityholders; (iii) share purchase plans where the Company provides financial assistance or where the Company matches the whole or a portion of the securities being purchased; (iv) stock appreciation rights involving issuances of securities from treasury; (v) any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Company; and (vi) security purchases from treasury by an employee, insider or service provider which is financially assisted by the Company by any means whatsoever.

Section 24.    Foreign Laws.

The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

A-20

Appendix A

EXHIBIT A

PERFORMANCE GOALS

Subject to the provisions of Section 10, the Committee may designate any Award as a Performance Award which shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals, which may include performance relative to the Company’s peers or those of the Company’s Affiliates or to the industry or industries in which the Company and/or its affiliates operates:

•	earnings per share;

•	net earnings;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including free cash flow, operating cash flow and cash flow return on investment);

•	gross profit;

•	profit before taxes;

•	operating profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•

net income before depreciation and amortization, interest expense, net, loss on early extinguishment of debt, and income tax expense, and excluding the impact of share-based compensation, other operating income (expense), net, and any other identified costs associated with non-recurring projects;

•	earnings ratios;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales or market share;

A-21

Appendix A

•	total shareholder return;

•	economic value added;

•	customers or customer growth;

•	number of restaurants or restaurant growth;

•	restaurant traffic;

•	inventory turnover;

•	receivable turnover;

•	financial return ratios;

•	customer satisfaction surveys;

•	productivity;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or that of any of its Affiliates or other long-term or short-term public or private debt or other similar financial obligations of the Company or any of its Affiliates, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of a Share;

•	Share price (including, but not limited to, growth in Share price);

•	the growth in the value of an investment in the Share assuming the reinvestment of dividends;

•	reduction in operating and/or other expenses;

•	Restaurant cleanliness and/or other operational, safety and/or quality metrics measured by the Company or any of its Affiliates;

•	Restaurant image or remodeling; or

•	Product innovation or menu.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, other Affiliate, division, other operational unit, administrative department or product category of the Company or any of its Affiliates) performance under one or more of the measures described above relative to the performance of other corporations.

A-22

Appendix B

APPENDIX B

SUMMARY OF TERMS OF THE SECURITIES OF RBI AND PARTNERSHIP

As discussed above, each of RBI and Restaurant Brands International Limited Partnership (“Partnership”) is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief exempts Partnership from the continuous disclosure requirements of National Instrument 51-102 – Continuous Disclosure Obligations, effectively allowing Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. Among these conditions is a requirement that Partnership concurrently send to all holders of the Partnership exchangeable units all disclosure materials that RBI sends to its shareholders and a requirement that Partnership separately report all material changes in respect of Partnership that are not also material changes in respect of RBI. This exemptive relief is also conditioned upon RBI including certain disclosures in its proxy solicitation materials. These disclosures are included throughout this proxy statement, including in this Appendix A.

The following summary addresses certain disclosure conditions to the exemptive relief that the Partnership received from the Canadian securities regulatory authorities. This summary is not complete and is qualified in its entirety by the complete text of the Amended and Restated Limited Partnership Agreement, dated December 11, 2014, between RBI, 8997896 Canada Inc. and each person who is admitted as a Limited Partner in accordance with the terms of the agreement (the “partnership agreement”), the Voting Trust Agreement (the “voting trust agreement”), dated December 12, 2014, between RBI, the Partnership and Computershare Trust Company of Canada (the “trustee”), and RBI’s Articles of Incorporation, as amended, copies of which are available on SEDAR at www.sedar.com and at www.sec.gov.

RBI hereby gives notice to all limited partners of the partnership that its address for the purpose of service has changed to 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1.

The Partnership

Management: The General Partner

RBI is the sole general partner of Partnership (the “General Partner”) and manages all of Partnership’s operations and activities in accordance with the partnership agreement. Subject to the terms of the partnership agreement and the Ontario Limited Partnerships Act, the General Partner has the full and exclusive right, power, and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Partnership. The partnership agreement provides that, where the General Partner is granted discretion under the partnership agreement in managing Partnership’s operations and activities, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of, or factors affecting, Partnership, and will not be subject to any other standards imposed by the partnership agreement, any other agreement, the Ontario Limited Partnerships Act or any other law. Despite the foregoing, the General Partner will only be able to take certain actions (as set forth in the partnership agreement) if the same are approved, consented to, or directed by the Conflicts Committee.

Capital Structure of Partnership

The capital of Partnership consists of three classes of units: the common units, the preferred units, and the Partnership exchangeable units. The interest of General Partner is represented by common units and preferred units. The interests of the limited partners are represented by the Partnership exchangeable units.

B-1

Appendix B

The Partnership Exchangeable Units

Summary of Economic and Voting Rights

The Partnership exchangeable units are intended to provide economic rights that are substantially equivalent, and voting rights with respect to RBI that are equivalent, to the corresponding rights afforded to holders of our common shares. Under the terms of the partnership agreement, the rights, privileges, restrictions, and conditions attaching to the Partnership exchangeable units include the following:

›

The Partnership exchangeable units are exchangeable at any time, at the option of the holder (the “exchange right”), on a one-for-one basis for common shares of RBI (the “exchanged shares”), subject to our right as the general partner (subject to the approval of the Conflicts Committee in certain circumstances) to determine to settle any such exchange for a cash payment in lieu of our common shares. If we elect to make a cash payment in lieu of issuing common shares, the amount of the cash payment will be the weighted average trading price of the common shares on the NYSE for the 20 consecutive trading days ending on the last business day prior to the exchange date (the “exchangeable units cash amount”). Written notice of the determination of the form of consideration shall be given to the holder of the Partnership exchangeable units exercising the exchange right no later than ten business days prior to the exchange date.

›

If a dividend or distribution has been declared and is payable in respect of a RBI common share, Partnership will make a distribution in respect of each Partnership exchangeable unit in an amount equal to the dividend or distribution in respect of a common share. The record date and payment date for distributions on the Partnership exchangeable units will be the same as the relevant record date and payment date for the dividends or distributions on our common shares.

›

If we issue any common shares in the form of a dividend or distribution on the RBI common shares, Partnership will issue to each holder of Partnership exchangeable units, in respect of each exchangeable unit held by such holder, a number of Partnership exchangeable units equal to the number of common shares issued in respect of each common share.

›

If we issue or distribute rights, options, or warrants or other securities or assets of RBI to all or substantially all of the holders of our common shares, Partnership is required to make a corresponding distribution to holders of the Partnership exchangeable units.

›	No subdivision or combination of our outstanding common shares is permitted unless a corresponding subdivision or combination of Partnership exchangeable units is made.

›

We and our board of directors are prohibited from proposing or recommending an offer for our common shares or for the Partnership exchangeable units unless the holders of the Partnership exchangeable units and the holders of RBI common shares are entitled to participate to the same extent and on equitably equivalent basis.

›

Upon a dissolution and liquidation of Partnership, if Partnership exchangeable units remain outstanding and have not been exchanged for our common shares, then the distribution of the assets of Partnership between holders of our common shares and holders of Partnership exchangeable units will be made on a pro rata basis based on the numbers of common shares and Partnership exchangeable units outstanding. Assets distributable to holders of Partnership exchangeable units will be distributed directly to such holders. Assets distributable in respect of our common shares will be distributed to us. Prior to this pro rata distribution, Partnership is required to pay to us sufficient amounts to fund our expenses or other obligations (to the extent related to our role as the general partner or our business and affairs that are conducted through Partnership or its subsidiaries) to ensure that any property and cash distributed to us in respect of the RBI common shares will be available for distribution to holders of RBI common shares in an amount per share equal to distributions in respect of each Partnership exchangeable unit. The terms of the Partnership exchangeable units do not provide for an automatic exchange of Partnership exchangeable units into RBI common shares upon a dissolution or liquidation of Partnership or RBI.

›

Approval of holders of the Partnership exchangeable units is required for an action (such as an amendment to the Partnership agreement) that would affect the economic rights of an exchangeable unit relative to a RBI common share.

B-2

Appendix B

›

The holders of Partnership exchangeable units are indirectly entitled to vote in respect of matters on which holders of our common shares are entitled to vote, including in respect of the election of our directors, through a special voting share of RBI. The special voting share is held by a trustee, entitling the trustee to that number of votes on matters on which holders of RBI common shares are entitled to vote equal to the number of Partnership exchangeable units outstanding. The trustee is required to cast such votes in accordance with voting instructions provided by holders of Partnership exchangeable units. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of an exchangeable unit as to voting, will not exercise those votes. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting.

A more detailed description of certain economic, voting, and other rights, privileges, restrictions, and conditions attaching to the Partnership exchangeable units follows below. For more details, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC.

Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights with Respect to RBI

Voting Rights with Respect to RBI

Under the voting trust agreement, RBI has issued one special voting share to the trustee for the benefit of the holders of Partnership exchangeable units (other than RBI and its subsidiaries). The special voting share has the number of votes, which may be cast by the trustee at any meeting at which the holders of RBI common shares are entitled to vote or in respect of any written consent sought by RBI from holders of RBI common shares, equal to the then outstanding number of Partnership exchangeable units (other than Partnership exchangeable units held by RBI and its subsidiaries). Each holder of a Partnership exchangeable unit (other than RBI and its subsidiaries) on the record date for any meeting or shareholder consent at which holders of RBI common shares are entitled to vote is entitled to instruct the trustee to exercise the votes attached to the special voting share for each Partnership exchangeable unit held by the exchangeable unitholder. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of a Partnership exchangeable unit as to voting, will not exercise those votes. A holder of Partnership exchangeable units may, upon instructing the trustee, obtain a proxy from the trustee entitling such holder to vote directly at the meeting the votes attached to the special voting share to which the holder of Partnership exchangeable units is entitled.

Notwithstanding the foregoing, in the event that under applicable law any matter requires the approval of the holder of record or the special voting share, voting separately as a class, the trustee will, in respect of such vote, exercise all voting rights: (i) in favor of the relevant matter where the result of the vote of the RBI common shares and the special voting share, voting together as a single class on such matter, was the approval of such matter; and (ii) against the relevant matter where the result of such combined vote was against the relevant matter, provided that in the event of a vote on a proposal to amend the articles of RBI to: (x) effect an exchange, reclassification or cancellation of the special voting share, or (y) add, change or remove the rights, privileges, restrictions or conditions attached to the special voting share, in either case, where the special voting share is permitted or required by applicable law to vote separately as a single class, the trustee will exercise all voting rights for or against such proposed amendment based on whether it has been instructed to cast a majority of the votes for or against such proposed amendment.

The voting trust agreement provides that the trustee will mail or cause to be mailed (or otherwise communicate) to the holders of Partnership exchangeable units the notice of each meeting at which the holders of RBI common shares are entitled to vote, together with the related materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the special voting share, on the same day as RBI mails (or otherwise communicates) the notice and materials to the holders of RBI common shares.

B-3

Appendix B

Statutory Rights with Respect to RBI

Wherever and to the extent that the CBCA confers a prescribed statutory right on a holder of voting shares, RBI has agreed that the holders of Partnership exchangeable units (other than RBI and its subsidiaries) are entitled to the benefit of such statutory rights through the trustee, as the holder of record of the special voting share. The prescribed statutory rights set out in the voting trust agreement include rights provided for in sections 21, 103(5), 137, 138(4), 143, 144, 175, 211, 214, 229, 239 and 241 of the CBCA. Upon the written request of a holder of Partnership exchangeable units delivered to the trustee, provided that certain conditions are satisfied, RBI and the trustee will cooperate to facilitate the exercise of such statutory rights on behalf of such holder so entitled to instruct the trustee as to the exercise thereof, such exercise of the statutory right to be treated, to the maximum extent possible, on the basis that such holder was the registered owner of the RBI common shares receivable upon the exchange of the Partnership exchangeable units owned of record by such holder.

Offers for Units or Shares

The partnership agreement contains provisions to the effect that if a take-over bid is made for all of the outstanding Partnership exchangeable units and not less than 90% of the Partnership exchangeable units (other than units of Partnership held at the date of the take-over bid by or on behalf of the offeror or its associates or associates) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Partnership exchangeable units held by unitholders who did not accept the offer on the terms offered by the offeror. The partnership agreement further provides that for so long as Partnership exchangeable units remain outstanding, (i) RBI will not propose or recommend a formal bid for RBI’s common shares, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of Partnership exchangeable units are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of RBI’s common shares, and (ii) RBI will not propose or recommend a formal bid for Partnership exchangeable units, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of RBI’s common shares are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of Partnership exchangeable units. Canadian securities regulatory authorities may intervene in the public interest (either on application by an interested party or by staff of a Canadian securities regulatory authority) to prevent an offer to holders of common shares of RBI or Partnership exchangeable units being made or completed where such offer is abusive of the holders of one of those security classes that are not subject to that offer.

Description of RBI Share Capital

The authorized share capital of RBI consists of (i) an unlimited number of RBI common shares, (ii) one special voting share, and (iii) 68,530,939 RBI preferred shares, each of which was redeemed for cancellation and may not be reissued. The following is a summary of the material rights, privileges, restrictions, and conditions that attach to RBI’s common shares and special voting share.

RBI Common Shares

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the holders of RBI common shares are entitled to receive notice of and to attend all meetings of the shareholders of RBI and will vote together as a single class with the RBI preferred shares and the special voting share. The holders of RBI common shares are entitled to one vote per RBI common share.

Dividend and Liquidation Entitlements

The holders of RBI common shares are entitled to receive dividends, as and when declared by the board of directors of RBI, in such amounts and in such form as the board of directors of RBI may from time to time determine, subject to the preferential rights of the RBI preferred shares and any other shares ranking prior to the RBI common shares. All dividends declared on the RBI common shares will be declared and paid in equal amounts per share. No dividends will be declared or paid on the RBI common shares except as permitted by the terms of the RBI preferred shares.

B-4

Appendix B

In the event of the dissolution, liquidation or winding-up of RBI, the holders of RBI common shares shall be entitled to receive the remaining property and assets of RBI after satisfaction of all liabilities and obligations to creditors of RBI, after satisfaction of the RBI preferred share liquidation preference and subject to the preferential rights of any other shares ranking prior to the RBI common shares.

Special Voting Share

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the special voting share shall entitle the holder thereof to vote on all matters submitted to a vote of the holders of RBI common shares at any shareholders meeting of RBI and to exercise the right to consent to any matter for which the written consent of the holders of RBI common shares is sought, and will, with respect to any shareholders meeting or written consent, vote together as a single class with the RBI common shares. The holder of the special voting share shall not be entitled to vote separately as a class on a proposal to amend the articles of amendment of RBI to: (i) increase or decrease the maximum number of special voting shares that RBI is authorized to issue, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the special voting share; or (ii) create a new class of shares equal or superior to the special voting share. The holder of the special voting share shall be entitled to attend all shareholder meetings of RBI which the holders of RBI common shares are entitled to attend, and shall be entitled to receive copies of all notices and other materials sent by RBI to its holders of RBI common shares relating to such meetings and any consents sought from the holders of common shares.

The holder of the special voting share is entitled to that number of votes equal to the number of votes which would attach to the RBI common shares receivable by the holders of Partnership exchangeable units upon the exchange of all Partnership exchangeable units outstanding from time to time (other than the Partnership exchangeable units held by RBI and its subsidiaries), determined as of the record date for the determination of shareholders entitled to vote on the applicable matter or, if no record date is established, the date such vote is taken. See “The Partnership Exchangeable Units—Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights With Respect to RBI” above.

Dividend and Liquidation Entitlements

The holder of the special voting share is not entitled to receive dividends and has no entitlements with respect to the property or assets of RBI in the event of the dissolution, liquidation or winding-up of RBI.

Redemption Right

At such time as there are no Partnership exchangeable units outstanding, the special voting share shall automatically be redeemed and cancelled for $1 to be paid to the holder thereof.

B-5

Appendix C

APPENDIX C

GAAP TO NON-GAAP RECONCILIATIONS

Below, we define the non-GAAP financial measures used in this proxy statement, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry.

Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before interest expense, net, (gain) loss on early extinguishment of debt, income tax (benefit) expense, and depreciation and amortization and is used by management to measure operating performance of the business.

Adjusted EBITDA is defined as EBITDA excluding (i) the non-cash impact of share-based compensation and non-cash incentive compensation expense, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net, and (iv) income or expense from non-recurring projects and non-operating activities. For the periods referenced, this included non-recurring fees and expenses incurred in connection with the Firehouse Subs acquisition consisting of professional fees and compensation related expenses as well as costs from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including services related to significant tax reform legislation, regulations and related restructuring initiatives. Management believes that these types of expenses are either not related to our underlying profitability drivers or not likely to re-occur in the foreseeable future and the varied timing, size and nature of these projects may cause volatility in our results unrelated to the performance of our core business that does not reflect trends of our core operations. Adjusted EBITDA is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items that management believes are not relevant to management’s assessment of our operating performance. Adjusted EBITDA, as defined above, also represents our measure of segment income for each of our four operating segments.

C-1

Appendix C

	Twelve Months Ended December 31
(in US$ millions)	2022	2021
Net Income	1,482	1,253
Income tax (benefit) expense(5)	(117)	110
Loss on early extinguishment of debt	—	11
Interest expense, net	533	505

Income from operations	1,898	1,879
Depreciation and amortization	190	201

EBITDA	2,088	2,080
Share-based compensation and non-cash incentive compensation expense(1)	136	102
FHS Transaction costs(2)	24	18
Corporate restructuring and tax advisory fees(3)	46	16
Impact of equity method investments(4)	59	25
Other operating expenses (income), net	25	7

Adjusted EBITDA	$2,378	$2,248

Segment income:
TH	$1,073	$997
BK	1,007	1,021
PLK	242	228
FHS	56	2

Adjusted EBITDA	$2,378	$2,248

Organic Growth in Combined Adjusted EBITDA

Revenue growth and Adjusted EBITDA growth, on an organic basis, are non-GAAP measures that exclude the impact of foreign currency exchange rate (“FX”) movements. Management believes that organic growth is an important metric for measuring the operating performance of the business as it helps identify underlying business trends, without distortion from the effects of FX movements. We calculate the impact of FX movements by translating prior year results at current year monthly average exchange rates.

	Actual		2022 vs. 2021		FHS Impact	Impact of FX Movements	Organic Growth
(in US$ millions)	2022	2021	$	%	$	$	$	%
Revenue
TH	$3,823	$3,342	$481	14.4%	$—	$(117)	$598	18.5%
BK	$1,897	$1,813	$84	4.7%	$—	$(55)	$139	8.0%
PLK	$647	$579	$68	11.6%	$—	$(2)	$70	12.1%
FHS	$138	$5	$133	NM	$133	$—	$—	—%

Total Revenues	$6,505	$5,739	$766	13.3%	$133	$(174)	$807	14.5%

Adjusted EBITDA
TH	$1,073	$997	$76	7.7%	$—	$(35)	$111	11.7%
BK	$1,007	$1,021	$(14)	(1.4)%	$—	$(48)	$34	3.4%
PLK	$242	$228	$14	6.4%	$—	$(2)	$16	7.5%
FHS	$56	$2	$54	NM %	$54	$—	$—	—%

Adjusted EBITDA	$2,378	$2,248	$130	5.8%	$54	$(85)	$161	7.5%

Note: Percentage changes may not recalculate due to rounding.

NM – not meaningful

C-2

Appendix C

Footnotes to Reconciliation Tables

(1)

Represents share-based compensation expense associated with equity awards for the periods indicated; also includes the portion of annual non-cash incentive compensation expense that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2021 and 2022 cash bonus, respectively.

(2)

In connection with the acquisition and integration of Firehouse Subs, we incurred certain non-recurring general and administrative expenses during 2022 and 2021 primarily consisting of professional fees and compensation related expenses.

(3)

Non-operating costs arising primarily from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including services related to significant tax reform legislation, regulations and related restructuring initiatives.

(4)

Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in segment income.

(5)

The effective tax rate for 2022 included a net decrease in tax reserves of $364 million related primarily to expiring statute of limitations for certain prior tax years which decreased the effective tax rate by 26.7%. The effective tax rate for 2021 included a net decrease in tax reserves of $101 million related primarily to expiring statute of limitations for certain prior tax years which decreased the effective tax rate by 7.4%.

C-3

Appendix D

APPENDIX D

DESCRIPTION OF INCENTIVE PLANS

Equity Compensation Plan Information

The following table presents information regarding equity awards outstanding under our compensation plans as of December 31, 2022 (amounts in thousands):

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	17,484	$58.00	3,714
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	17,484	58.00	3,714

(1)	The weighted average exercise price does not take into account the common shares issuable upon outstanding RSUs vesting, which have no exercise price.

Burn Rate

	2020	2021	2022
Number of Securities Issued under the 2014 Omnibus Plan (amounts in millions)	3.3	2.0	6.4
Burn Rate	0.7%	0.4%	1.4%

The total number of RBI common shares that can be issued from treasury under our equity compensation plans is as follows:

•

the 2011 Omnibus Plan pursuant to which 94,464 common shares are issuable, representing 0.03% of the issued and outstanding shares of RBI as of March 15, 2023 (0.02% on a fully exchanged basis, assuming that 100% of the outstanding Partnership exchangeable units are exchanged for RBI common shares);

•	the 2012 Omnibus Plan pursuant to which 117,053 common shares are issuable, representing 0.04% of the issued and outstanding shares of RBI as of March 15, 2023 (0.03% on a fully exchanged basis); and

•

the 2014 Omnibus Plan pursuant to which 18,330,757 common shares are issuable pursuant to awards currently outstanding and an additional 1,188,273 are issuable, together representing 6.3% of the issued and outstanding shares of RBI as of March 15, 2023 (4.3% on a fully exchanged basis).

Accordingly, as of March 15, 2023 an aggregate of 19,730,547 common shares are issuable under all security based compensation arrangements, representing 6.4% of the issued and outstanding shares of RBI as of the Record Date (4.4% on a fully exchanged basis).

The total number of equity awards outstanding which will result in common shares being issued and the percentage such common shares represent of RBI’s currently outstanding capital for our prior plans and the 2014 Omnibus Plan are as follows:

•

the 2011 Omnibus Plan pursuant to which 2 restricted stock unit awards (with 94,464 RSUs under grant) are outstanding, representing 0.03% of the issued and outstanding common shares of RBI as of March 15, 2023 (0.02% on a fully exchanged basis);

D-1

Appendix D

•

the 2012 Omnibus Plan pursuant to which 10 option awards (with 79,042 options under grant) and 4 restricted stock unit awards (with 38,011 RSUs under grant) are outstanding, representing 0.03% and 0.01% of the issued and outstanding common shares of RBI as of March 15, 2023 (0.02% and 0.01% on a fully exchanged basis); and

•

the 2014 Omnibus Plan pursuant to which 358 option awards (with 7,296,970 options under grant) and 2,404 restricted stock unit awards (with 3,441,103 RSUs under grant) and 313 performance shares awards (with 7,592,684 performance share units under grant) are outstanding, representing 2.4%, 1.1% and 2.5% of the issued and outstanding common shares of RBI as of March 15, 2023 (1.6%, 0.8% and 1.7% on a fully exchanged basis).

About the 2014 Omnibus Plan

A summary of the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) is set out below. The purpose of the 2014 Omnibus Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our shareholders and, in general, to further the best interests of RBI and our shareholders.

As of March 15, 2023, 19,519,030 common shares are authorized and issuable under the 2014 Omnibus Plan. This maximum number of common shares can be increased to include any common shares not used to settle awards issued under our prior plans.

Awards Granted

Participants	• Any director, employee or consultant of RBI, its subsidiaries or any of its affiliates is eligible to participate in the 2014 Omnibus Plan

Plan administration	• The Compensation Committee of RBI (the “Committee”) administers the 2014 Omnibus Plan

Stock options

•  The holder receives common shares when options are exercised upon payment of the exercise price

•  Except under certain circumstances described in the 2014 Omnibus Plan, the term of each option will not exceed 10 years

•  The Committee fixes the vesting conditions it deems appropriate when granting options

•  The exercise price per share under an option is determined by the Committee at the time of original grant, however the exercise price will not be less than fair market value of a common share on the date the option is granted

•  To the extent vested and exercisable, options may be exercised in whole or in part at any time during the term, by providing notice and payment in full of the purchase price, which can be paid as follows: (i) in cash or by check, bank draft or money order payable to RBI; (ii) as permitted by law and the Committee, through a payment by the participant’s broker; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having RBI withhold common shares issuable upon exercise of the option, or by payment in full or in part in the form of common shares owned by the participant, based on the Fair market value of the common shares on the payment date as determined by the Committee).

D-2

Appendix D

Awards Granted

Stock appreciation rights (SARs)

•  The Committee may grant stock appreciation rights (“SARs”) under the 2014 Omnibus Plan

•  SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2014 Omnibus Plan (“tandem”)

•  Except under certain circumstances described in the 2014 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years

•  Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value of the share on the date of grant

•  In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option.

Restricted Stock/Restricted Stock Units (RSUs)

•  Shares of restricted stock and restricted stock units (“RSUs”) will be subject to any restrictions that the Committee may impose, including any limitation on the right to vote a share of restricted stock, the right to receive any dividend or dividend equivalent, or the Committee may choose to settle RSUs in cash

Deferred Stock

•  Deferred stock will be settled upon expiration of the deferral period specified for an award by the Committee

•  In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Committee may impose and, the Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock

Performance awards	• The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals

Other awards

•  The Committee may grant other awards that may be that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares

•  The Committee is also permitted to grant cash-based awards to participants and determine any conditions or terms of such awards

•  The Committee is also permitted to grant equity interests in any entity with respect to which RBI holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership, or other entity. a performance award to a participant payable upon the attainment of specific performance goals

Issue limits

•  The number of shares that may be issued under all of RBI’s security-based compensation plans to directors and senior officers of RBI or its subsidiaries, 10% shareholders of RBI, and affiliates of such persons may not exceed 10% of RBI’s issued and outstanding common shares at any time or within a one-year period

D-3

Appendix D

Awards Granted

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or SAR, the number of common shares available for issue under the 2014 Omnibus Plan will be reduced by the same number of shares issued in settlement

Value of awards

•  Fair market value of common shares on any relevant grant date means the closing price of our common shares on the TSX (for Canadian participants) or the NYSE (for non-Canadian participants) on the trading day immediately prior to the relevant grant date

Clawback and forfeiture

•  Any award granted after January 1, 2017 is subject to mandatory repayment or forfeiture by the participant to RBI, as applicable, if required pursuant to the terms of the RBI clawback policy or any law rule or regulation which imposes mandatory recoupment under the circumstances

•  The Committee also reserves the right in an award agreement to cause the forfeiture of the gain realized by a participant with respect to an award on account of actions taken, or failed to be taken, by such participant in breach of their obligations under applicable company agreements, obligations or policies

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the 2014 Omnibus Plan

Termination of employment

•  The 2014 Omnibus Plan provides the Committee with discretion to provide in any award agreement, or in an individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement or the end of a performance period

Change in control

•  Unless otherwise provided in an award agreement, in the event of a change in control a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Committee:

•  awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Committee;

•  the Committee, in its sole discretion, may provide for the purchase of any awards by RBI or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

•  if and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercise, vesting or settlement of an award, the Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines

Financial Assistance	• The 2014 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the exercise of options

D-4

Appendix D

Awards Granted

Making changes to the 2014 Omnibus Plan

•  The board of directors of RBI may amend, suspend, or terminate the 2014 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2014 Omnibus Plan require the prior approval of the shareholders and must comply with the rules of the TSX

•  The following changes require approval by our Board and our shareholders:

•  an increase in the maximum number of common shares that may be made the subject of awards under the 2014 Omnibus Plan

•  making a change or adjustment (other than for a stock dividend, recapitalization, or other transaction where an adjustment is permitted or required under the terms of the plan) that reduces or would have the effect of reducing the exercise price of an option or SAR granted under the plan, whether through amendment, cancellation or replacement grants, or other means

•  increasing the limits on awards that can be made to participants

•  extending the term of an outstanding option or SAR beyond its expiration date, except as specified for awards that expire outside of an established trading window

•  making a change that would permit options granted under the plan to be transferred or assigned other than to settle an estate

•  changing the plan’s amendment provisions that is not either for “housekeeping” purposes or to maintain compliance with applicable laws or regulations

•  Examples of changes the Committee can make without shareholder approval:

•  ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations

•  minor changes of a “housekeeping” nature

•  changing the vesting provision of the 2014 Omnibus Plan or any Award, subject to certain limitations

•  waiving any conditions or rights under any award, subject to certain limitations

•  changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof

•  adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying shares from the Plan reserve, and any amendment to a cashless exercise provision

•  adding a form of financial assistance and any amendment to a financial assistance provision which is adopted

•  changing the process by which a participant who wishes to exercise his or her award can do so

•  delegating any and all of the powers of the Committee to administer the 2014 Omnibus Plan to officers of RBI

D-5

Appendix D

Awards Granted

Transferability

•  Awards are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee or, in limited circumstances, by the holder’s legal representative

•  No awards under the 2014 Omnibus Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner other than by will or the law of descent

About the 2012 Omnibus Incentive Plan

The Restaurant Brands International Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) is based on the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2012 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2012 Omnibus Plan and no employee, director or other individual are permitted to commence participation in the 2012 Omnibus Plan. As of March 15, 2023, a maximum of 117,053 common shares are authorized and issuable under the 2012 Omnibus Plan. The terms of the 2012 Omnibus Plan are substantially equivalent to the 2014 Omnibus Plan described above.

About the 2011 Omnibus Incentive Plan

The Restaurant Brands International Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) is based on the Burger King Worldwide Holdings, Inc. 2011 Omnibus Plan. All stock options and restricted stock units under the 2011 Omnibus Plan outstanding on June 20, 2012 were assumed by Burger King Worldwide, Inc. and converted into stock options to acquire common stock and restricted stock units of Burger King Worldwide, Inc., and Burger King Worldwide, Inc. assumed all of the obligations of Burger King Worldwide Holdings, Inc. under the 2011 Omnibus Plan. The 2011 Omnibus Plan was amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2011 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2011 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2011 Omnibus Plan and no employee, director or other individual is permitted to commence participation in the 2011 Omnibus Plan. As of March 15, 2023, a maximum of 94,464 common shares are authorized and issuable under the 2011 Omnibus Plan.

Awards Granted

Participants	• Employees, directors, and consultants were eligible to participate in the 2011 Omnibus Plan

Stock options

•  The holder receives common shares when the options are exercised upon payment of the purchase price

•  The exercise times, vesting and term of the options (which did not exceed 10 years at time of issue) remain unchanged

•  The purchase price per share under an option was determined by the Committee at the time of original grant and was not less than the fair market value of a share on the date of grant.

Restricted Share Units	• The holder has a contractual right to receive one share or the value of one share pursuant to the terms and conditions in the applicable award agreement.

D-6

Appendix D

Awards Granted

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or restricted share unit, the number of common shares available for issue under the 2011 Omnibus Plan will be reduced by the same number of shares issued in settlement

Value of awards

•  Fair market value of common shares on any relevant date means the closing price of our common shares on the NYSE on the date in question (or the preceding date trading day just before the relevant date if there was no trading on the date in question). Prior to the predecessor of BKW becoming public, fair market value was determined by the Committee at the time, acting in good faith

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the plan but no new awards will be made under the 2011 Omnibus Plan

Plan administration	• The Committee administers the 2011 Omnibus Plan

Termination of employment

•  The 2011 Omnibus Plan provided the Committee with discretion to provide in any award agreement the circumstances in which a stock option or restricted share unit shall be exercised, vested, paid, or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement

Financial Assistance	• The 2011 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the purchase of securities or exercise of awards

Making changes to the 2011 Omnibus Incentive Plan

•  The 2011 Omnibus Plan provides the board of directors of RBI with broad powers to amend the Plan without shareholder approval unless such shareholder approval is required pursuant to TSX or NYSE rules or applicable law

•  The 2011 Omnibus Plan provides the Committee with certain powers, including:

•  make amendments to achieve the stated purposes of the 2011 Omnibus Plan in a tax-efficient manner and to comply with foreign law

•  amend outstanding awards provided that the rights of a participant are not adversely affected (unless changes are made to continue to comply with applicable laws or exchange requirements) and the amendment does not have the effect of reducing the exercise price of the award

•  adjust awards in recognition of certain corporate events where appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2011 Omnibus Plan

Transferability	• Options and restricted share units are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee

D-7